   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1994


                                                       REGISTRATION NO. 33-72554

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1



                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                        VERMONT FINANCIAL SERVICES CORP.
             (exact name of registrant as specified in its charter)

                   DELAWARE                                     03-0284445
           (State of Incorporation)                 (IRS Employer Identification No.)

                  100 MAIN STREET, BRATTLEBORO, VERMONT 05301
                                 (802) 257-7151
         (Address and telephone number of principal executive offices)

          JOHN D. HASHAGEN, JR., PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        VERMONT FINANCIAL SERVICES CORP.
                                100 MAIN STREET
                           BRATTLEBORO, VERMONT 05301
                                 (802) 257-7151
           (Name, address and telephone number for agent for service)
                      ------------------------------------

                                   Copies to:


          CHRISTOPHER CABOT, ESQUIRE                     JOHN J. GORMAN, ESQUIRE
             SULLIVAN & WORCESTER                         LUSE, LEHMAN, GORMAN,
            ONE POST OFFICE SQUARE                          POMERENK & SCHICK
         BOSTON, MASSACHUSETTS 02109                       1300 I STREET, N.W.
                (617) 338-2800                            WASHINGTON, D.C. 20005


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        VERMONT FINANCIAL SERVICES CORP.

                                    FORM S-4

                     CROSS REFERENCE SHEET SHOWING LOCATION
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-4


           ITEM OF PART I OF FORM S-4                        LOCATION IN PROSPECTUS
- ------------------------------------------------- --------------------------------------------
  1. Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus.... Forepart and Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages of
       Prospectus................................ Inside Front Cover Page; Available
                                                    Information; Incorporation of Documents by
                                                    Reference
  3. Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............. Summary
  4. Terms of the Transaction.................... Summary; The Merger; Description of VFSC
                                                    Common Stock
  5. Pro Forma Financial Information............. Selected Historical and Pro Forma
                                                    Consolidated Financial Information; Pro
                                                    Forma Condensed Consolidated Financial
                                                    Statements
  6. Material Contracts with the Company Being
       Acquired.................................. Not Applicable
  7. Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters........................ Not Applicable
  8. Interests of named Experts and Counsel...... Experts; Legal Opinions
  9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities............................... Further Information
 10. Information with Respect to S-3
       Registrants............................... Not Applicable
 11. Incorporation of Certain Information by
       Reference................................. Not Applicable
 12. Information with Respect to S-2 or S-3
       Registrants............................... Incorporation of Documents By Reference
 13. Incorporation of Certain Information by
       Reference................................. Not Applicable
 14. Information With Respect to Registrants
       Other than S-2 or S-3 Registrants......... Not Applicable
 15. Information With Respect to S-3 Companies... Not Applicable
 16. Information With Respect to S-2 or S-3
       Companies................................. The Companies; Selected Consolidated
                                                    Financial Data; Pro Forma Financial
                                                    Statements; The Merger; Certain Federal
                                                    Income Tax Consequences; Description of
                                                    Business; Management; Market Prices of
                                                    Securities; Risk Factors; Financial
                                                    Statements Not Applicable
 17. Information with Companies Other Than S-2 or
       S-3 Companies............................. Not Applicable
 18. Information if Proxies, Consents or
       Authorizations Are to be Solicited........ Cover Page; Summary; The Merger
 19. Information if Proxies, Consent or
       Authorizations Are Not to be Solicited.... Not Applicable

                        VERMONT FINANCIAL SERVICES CORP.

                                100 Main Street
                           Brattleboro, Vermont 05301


                                                               February   , 1994


Dear Fellow Stockholder:

     I am pleased to invite you to attend a Special Meeting of Stockholders of Vermont Financial Services Corp. ("VFSC") for the purpose of voting on the proposed merger of West Mass Bankshares, Inc. into VFSC. The proposed merger, which was announced last August, would result in VFSC's becoming the owner of United Savings Bank of Greenfield, Massachusetts, which conducts its business through six banking offices in Western Massachusetts.

     The Board of Directors of VFSC, after carefully evaluating the proposed merger, believes that it is in the best interests of VFSC and its stockholders. The Board has unanimously approved the merger and recommends that you vote FOR its approval at the Special Meeting.

     The enclosed Joint Proxy Statement and Prospectus contains a description of the merger as well as background of the proposed transaction and the businesses of the two merging companies and their subsidiaries. I encourage you to read this document closely. Should you have any questions concerning the Special Meeting, you may call us at (802) 257-7151. Additionally, Regan and Associates, Inc., which has been retained by VFSC to assist in the solicitation of proxies, is available to answer questions at (212) 587-3005.

     Accompanying this letter are a Notice of the Special Meeting, a proxy card and the Joint Proxy Statement and Prospectus. To assure that your shares are properly represented at the meeting, please sign, date and return your proxy as soon as possible in the envelope provided. If you attend the meeting in person, you may vote your shares even if you have previously returned a proxy card. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Special Meeting.

     YOUR VOTE IS IMPORTANT.  WE URGE YOU TO VOTE FOR THE PROPOSED MERGER.

                                          Sincerely,

                                          JOHN D. HASHAGEN, JR.
                                          President and Chief Executive Officer

                        VERMONT FINANCIAL SERVICES CORP.

                                100 Main Street
                           Brattleboro, Vermont 05301

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of
VERMONT FINANCIAL SERVICES CORP.

     Notice is hereby given that a Special Meeting of the Stockholders of Vermont Financial Services Corp. ("VFSC") will be held at the Woodstock Inn,
Woodstock, Vermont on           , 1994 at 10:00 a.m. local time (the "Special
Meeting"), for the purpose of considering and voting upon the following matters:

          1. A proposal to approve and adopt the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of August 24, 1993, as amended on September 21 and October 7, 1993, by and between VFSC and West Mass Bankshares, Inc. ("West Mass"), and to authorize VFSC to enter into a Plan of Merger (the "Plan of Merger") with West Mass. Pursuant to the Merger Agreement and Plan of Merger, West Mass would be merged with and into VFSC (the "Merger"), upon and subject to the terms and conditions set forth therein, all as more fully described in the attached Joint Proxy Statement and Prospectus. If the Merger is approved, shares of Common Stock of VFSC will be issued to stockholders of West Mass in exchange for their shares of West Mass Common Stock, as more fully described in the attached Joint Proxy Statement and Prospectus. Copies of the Merger Agreement and the Plan of Merger are contained in Appendix A to the attached Joint Proxy Statement and Prospectus.

          2. Such other matters as may properly be brought before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on January   , 1994
(the "Record Date") are entitled to notice of, and to vote at the Special Meeting and any and all adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the shares of Common Stock, $1.00 par value, outstanding on the Record Date is required for approval of the Merger Agreement and related Plan of Merger.

     A complete list of the stockholders entitled to vote at the Special Meeting, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder will be filed at the Vermont National Bank branch at 2 The Green, Woodstock, Vermont, at least ten days before the Special Meeting and shall be at all times during ordinary business hours, and during the whole time of the Special Meeting, open to examination by any stockholder for any purpose germane to the Special Meeting.

     Stockholders of VFSC do not have appraisal rights under Delaware law in connection with the Merger.

                                          By Order of the Board of Directors

                                          RICHARD O. MADDEN
                                          Secretary

February   , 1994

                           WEST MASS BANKSHARES, INC.

                               45 Federal Street
                        Greenfield, Massachusetts 01301


                                           , 1994


Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of
West Mass Bankshares, Inc. ("West Mass") to be held on             , 1994, at
Howard Johnson's Motor Lodge, Route 2A, Greenfield, Massachusetts, at       a.m.
(the "Special Meeting").

     At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of August 24, 1993, by and between Vermont Financial Services Corp. ("VFSC") and West Mass, and to authorize West Mass to enter into a Plan of Merger with VFSC. VFSC, a Delaware corporation, is a registered bank holding company with its principal place of business in Brattleboro, Vermont. VFSC's sole banking subsidiary, Vermont National Bank, is the second largest bank in the State of Vermont with total deposits of $782 million and total assets of $928 million at September 30, 1993. Vermont National Bank conducts business through a network of 32 offices located in 7 of Vermont's 14 counties.

     If the Merger Agreement is approved and the merger between VFSC and West Mass consummated (the "Merger"), each outstanding share of West Mass Common Stock, other than shares as to which dissenters' rights have been perfected and shares held by West Mass as treasury stock, will be converted into the right to receive that number of shares of VFSC Common Stock as shall equal the quotient of $17.75 divided by the Market Value of VFSC Common Stock, as determined in the manner specified in the accompanying Joint Proxy Statement and Prospectus (the "Exchange Ratio"). However, in no event shall the Exchange Ratio be less than
0.8875 nor more than 0.9861 (except as a consequence of certain adjustments provided for in the Merger Agreement).

     West Mass may terminate the Merger Agreement (subject to certain limitations) if, after the Special Meeting, the Market Value of the VFSC Common Stock (as determined under the Merger Agreement) during a period commencing five days before the Merger is to become effective, falls below $14.875 per share. The Merger Agreement provides, however, that West Mass may not terminate the agreement if the decline in the Market Value of VFSC Common Stock below $14.875 per share is matched by a parallel decline in an agreed-upon index of the stock prices consisting of no less than three publicly-traded financial institutions.

     West Mass stock certificates should not be returned to West Mass with the proxy and should not be forwarded until you receive a letter of transmittal that will be provided shortly after the Merger is consummated.

     The Merger Agreement and Merger is described in the accompanying Joint Proxy Statement and Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction. Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by West Mass stockholders. We urge you to read the Joint Proxy Statement and Prospectus carefully.

     The West Mass Board of Directors has received the opinion of its financial advisor, M.A. Schapiro & Co., Inc. ("M.A. Schapiro"), that the Exchange Ratio (as defined in the Joint Proxy Statement and Prospectus) is fair to the shareholders of West Mass from a financial point of view, and has determined that the Merger Agreement is in the best interest of West Mass shareholders.

     ACCORDINGLY, THE BOARD UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND RELATED TRANSACTIONS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     M.A. Schapiro's opinion is summarized in the Joint Proxy Statement and Prospectus, and the complete opinion is included as Appendix B to the Joint Proxy Statement and Prospectus. We urge you to read these items carefully.

     YOUR VOTE IS IMPORTANT. THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. You are urged to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

     On behalf of the Board of Directors, I thank you for your continued support. We appreciate your interest.

                                          Sincerely yours,

                                          Francis L. Lemay
                                          President and Chief Executive Officer

                           WEST MASS BANKSHARES, INC.

                               45 Federal Street
                        Greenfield, Massachusetts 01301

                                           , 1994

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of West Mass Bankshares, Inc.:

     Notice is hereby given that a Special Meeting of the Stockholders of West Mass Bankshares, Inc. ("West Mass") will be held at Howard Johnson's Motor Lodge, Route 2A, Greenfield, Massachusetts on [date and time of meeting]
commencing at       a.m. for the purpose of considering and voting upon the
following matters:

     1. A proposal to approve and adopt the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of August 24, 1993, by and between Vermont Financial Services Corp. ("VFSC") and West Mass, and to authorize West Mass to enter into a Plan of Merger with VFSC, pursuant to which Merger Agreement and Plan of Merger, West Mass would be merged with and into VFSC, and shareholders of West Mass would receive shares of VFSC Common Stock, all as more fully described in the attached Joint Proxy Statement and Prospectus. A copy of the Merger Agreement is attached as Appendix A to the attached Joint Proxy Statement and Prospectus. A copy of the Plan of Merger is attached as Exhibit A to the Merger Agreement.

     2. Such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on January   , 1994
(the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any and all adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the shares of Common Stock of West Mass outstanding on the Record Date is required for approval of the Merger Agreement and related Plan of Merger.

     If the proposal described in Item 1 above is approved by the stockholders at the Special Meeting, and effected by West Mass, any stockholder of West Mass
(i) who files with West Mass before the taking of the vote on the approval of such action, written objection to the proposed action stating that he or she intends to demand payment for his or her shares if the action is taken, and (ii) whose shares are not voted in favor of such action, has or may have the right to demand in writing from West Mass within twenty (20) days after the date of the mailing to him or her of notice in writing that the corporate action has become effective, payment of his or her shares and an appraisal of the value thereof. West Mass, VFSC and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

     A JOINT PROXY STATEMENT AND PROSPECTUS IS SET FORTH ON THE FOLLOWING PAGES AND A PROXY CARD IS ENCLOSED HEREWITH. TO ENSURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED, POSTAGE-PAID RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. HOWEVER, ATTENDANCE AT THE MEETING WILL NOT OF ITSELF CONSTITUTE REVOCATION OF A PROXY. IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORDHOLDER IN ORDER TO VOTE PERSONALLY AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          James A. Neill
                                          Secretary
Greenfield, Massachusetts
            , 1994

                           WEST MASS BANKSHARES, INC.

                        VERMONT FINANCIAL SERVICES CORP.

                             JOINT PROXY STATEMENT
                            ------------------------

                        VERMONT FINANCIAL SERVICES CORP.

                                 PROSPECTUS FOR
                         1,350,375 SHARES COMMON STOCK
                               ($1.00 PAR VALUE)

     This Joint Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies from the holders of the common stock of West Mass Bankshares, Inc. ("West Mass"), par value $0.10 per share ("West Mass Common Stock"), for use at the Special Meeting of Stockholders of West Mass to be held
on           , 1994 and any adjournments or postponements thereof (the "West
Mass Special Meeting") and from the holders of the common stock of Vermont Financial Services Corp. ("VFSC"), $1.00 par value per share ("VFSC Common Stock"), at the Special Meeting of stockholders of VFSC, to be held on
          , 1994 and any adjournments or postponements thereof (the "VFSC Special Meeting" and, collectively with the West Mass Special Meeting, the "Special Meetings"). The solicitation of proxies from West Mass Stockholders is made by West Mass' Board of Directors. The solicitation of proxies from VFSC stockholders is made by VFSC's Board of Directors.

     At the Special Meetings, the West Mass and the VFSC stockholders will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Reorganization between VFSC and West Mass dated August 24, 1993 and amended on September 21 and October 7, 1993 and a related Plan of Merger (together, the "Merger Agreement"), pursuant to which West Mass would be merged with and into VFSC, with VFSC being the surviving corporation (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

     This Joint Proxy Statement and Prospectus also constitutes a prospectus of VFSC in respect of up to 1,350,375 shares of VFSC Common Stock to be issued to West Mass stockholders in connection with the Merger. Such shares of VFSC Common Stock are to be issued on the conversion of the outstanding shares of West Mass Common Stock, as described in this Joint Proxy Statement and Prospectus. See "THE MERGER -- Terms of the Merger."

     Upon consummation of the Merger, each outstanding share of West Mass Common Stock, other than shares as to which dissenters' rights have been perfected and shares held by West Mass as treasury stock, will be converted into that number of shares of VFSC Common Stock as shall equal the quotient of $17.75 divided by the value of VFSC Common Stock as determined below (rounded to the nearest thousandth) (the "Exchange Ratio") during the determination period expressed in dollars; provided, however, that in no event shall the Exchange Ratio be less than 0.8875 nor more than 0.9861 (except as a consequence of certain adjustments provided for in the Merger Agreement). The value of VFSC Common Stock to be issued in the Merger is to be determined as the average of the mid-point of the daily inter-dealer or "inside" closing bid and asked per-share prices (in thousandths) of VFSC Common Stock as reported by the National Association of Securities Dealers Automated Quotation -- National Market System ("NASDAQ-NMS") for the thirty (30) trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time (as defined in the Merger Agreement) of the Merger (the "Valuation Formula"). West Mass stockholders will receive cash in lieu of fractional shares. See "THE MERGER -- Terms of the Merger."

     The outstanding shares of VFSC Common Stock are, and the shares of VFSC Common Stock offered hereby are expected to be, listed on NASDAQ-NMS. The last reported sale price of VFSC Common Stock
on NASDAQ-NMS on           , 1993 was $          per share. If the Effective
Time were to have occurred on this date, then the value of VFSC Common Stock, determined according to the Valuation Formula described above, would be
          and the resulting Exchange Ratio would be           . The Exchange
Ratio determined according to this hypothetical example would have resulted in
West Mass stockholders receiving an aggregate of           shares of VFSC Common
Stock in the Merger. Inasmuch as the Merger is not expected to be consummated for some months and the Valuation Formula is based on future prices of VFSC Common Stock to be ascertained during the determination period, no assurances can be given as to whether the value of VFSC Common Stock determined according to the Valuation Formula and to be received by West Mass stockholders in the Merger will equal, exceed or be less than the value stated in the above example.

     The Exchange Ratio will be adjusted in the event that the outstanding shares of VFSC Common Stock or West Mass Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in VFSC's or West Mass' capitalization other than pursuant to the Merger Agreement.

     Consummation of the Merger is conditioned upon, among other things, receipt of all required stockholder and regulatory approvals. If there are not sufficient votes at the time of their Special Meetings to approve and adopt the Merger Agreement, the stockholders of West Mass and/or VFSC may be asked to approve adjournment of the Special Meeting to permit further solicitation of proxies.

     THE BOARD OF DIRECTORS OF WEST MASS UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO THE STOCKHOLDERS OF WEST MASS.

     THE BOARD OF DIRECTORS OF VFSC UNANIMOUSLY RECOMMENDS THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO THE STOCKHOLDERS OF VFSC.

     This Joint Proxy Statement and Prospectus does not cover any resales of VFSC Common Stock received by West Mass stockholders in connection with the Merger, and no person is authorized to make use of this Joint Proxy Statement and Prospectus in connection with any such resale.

     This Joint Proxy Statement and Prospectus and the form of proxy for the Special Meetings are first being mailed to stockholders of West Mass and VFSC on
or about           , 1993.
                         ------------------------------

THE SHARES OF VFSC COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED
   OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY STATE
       SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF
         THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

THE SHARES OF VFSC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE
     NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                                  OTHER GOVERNMENT AGENCY.
                         ------------------------------

            The date of this Joint Proxy Statement and Prospectus is


                               February   , 1994

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                       ------
AVAILABLE INFORMATION..................................................................      6
INCORPORATION OF DOCUMENTS BY REFERENCE................................................      6
SUMMARY................................................................................      8
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.......................................     16
THE SPECIAL MEETINGS...................................................................     22
  General..............................................................................     22
  Quorum and Voting for West Mass Special Meeting......................................     22
  Vote Required at West Mass Special Meeting...........................................     23
  Quorum and Voting for VFSC Special Meeting...........................................     23
  Vote Required at VFSC Special Meeting................................................     23
  Beneficial Ownership of West Mass Common Stock.......................................     24
  Beneficial Ownership of VFSC Common Stock............................................     25

THE MERGER.............................................................................     28
  Background of the Merger; Reasons for the Merger; Opinions of Financial Advisors.....     28
     Background of the Merger..........................................................     28
     Reasons of West Mass for the Merger...............................................     28
     Opinion of Financial Advisor to West Mass.........................................     29
     Reasons of VFSC for the Merger....................................................     34
     Opinion of Financial Advisor to VFSC..............................................     35
  Terms of the Merger; Consideration to be Received by West Mass Stockholders..........     38
  Effective Time of the Merger.........................................................     38
  Surrender of West Mass Common Stock Certificates.....................................     39
  Conditions to Consummation of the Merger.............................................     39
  Regulatory Approvals Required........................................................     40
  Waiver and Amendment.................................................................     41
  Termination..........................................................................     41
  Limitation on Solicitation...........................................................     42
  Stock Option Agreement...............................................................     42
  Business Pending the Merger..........................................................     43
  Interests of Certain Persons in the Merger...........................................     43
  Employee Matters.....................................................................     44
  Management and Operations After the Merger...........................................     45
  Rights of West Mass Dissenting Stockholders..........................................     45
  Certain Federal Income Tax Consequences..............................................     47
  Accounting Treatment.................................................................     48
  Resale of VFSC Common Stock Received by West Mass Stockholders.......................     48
  Expenses.............................................................................     49
  Certain Differences in Rights of Stockholders........................................     49
  Significant Differences Between the Corporation Laws of Massachusetts and Delaware...     49
  Significant Differences Between the Charters and By-Laws of West Mass and VFSC.......     51

                                                                                         PAGE
                                                                                       ------
BUSINESS OF VFSC.......................................................................     53
  General..............................................................................     53
  Properties...........................................................................     54
  Legal Proceedings....................................................................     54
  Description of VFSC Capital Stock....................................................     55
  Market Price of and Dividends on VFSC Common Stock...................................     56
  Directors and Executive Officers of VFSC.............................................     57
  Change of Control Agreements.........................................................     58
  Certain Transactions.................................................................     58
BUSINESS OF WEST MASS..................................................................     59
  General..............................................................................     59
  Market Price of and Dividends on West Mass Common Stock..............................     60
SUPERVISION AND REGULATION.............................................................     61
  Regulation of VFSC and West Mass.....................................................     61
     General...........................................................................     61
     Interstate Acquisitions...........................................................     61
     Dividends.........................................................................     61
     Certain Transactions by Bank Holding Companies with their Affiliates..............     61
     Holding Company Support of Subsidiary Banks.......................................     62
  Regulation of VNB and USB............................................................     62
     General...........................................................................     62
     Examinations and Supervision......................................................     62
     Dividends.........................................................................     63
     Affiliate Transactions............................................................     63
     Deposit Insurance.................................................................     63
     Federal Reserve Board Policies....................................................     63
     Consumer Protection Regulations; Bank Secrecy Act.................................     63
  Capital Requirements.................................................................     64
     General...........................................................................     64
     Leverage Capital Ratio............................................................     64
     Risk-Based Capital Requirements...................................................     64
     Regulatory Agreements.............................................................     65
  Recent Banking Legislation...........................................................     65
     General...........................................................................     65
     Prompt Corrective Action..........................................................     65
     Risk-Based Deposit Insurance Assessments..........................................     66
     Brokered Deposits and Pass-Through Deposit Insurance Limitations..................     67
     Conservatorship and Receivership Amendments.......................................     67
     Real Estate Lending Standards.....................................................     67
     Standards for Safety and Soundness................................................     67
     Activities and Investments of Insured State Banks.................................     67
     Consumer Protection Provisions....................................................     68
PRO FORMA COMBINED FINANCIAL DATA......................................................     68
EXPERTS................................................................................     75

                                                                                         PAGE
                                                                                       ------


VALIDITY OF VFSC COMMON STOCK..........................................................     75
APPENDICES
  Appendix A -- Agreement and Plan of Reorganization (as amended, with Exhibits,
     including Plan of Merger).........................................................    A-1
  Appendix B -- Opinion of M.A. Schapiro & Co., Inc....................................    B-1
  Appendix C -- Opinion of McConnell, Budd & Downes, Inc...............................    C-1
  Appendix D -- Massachusetts General Law, Chapter 156B, Sections 85 through 98........    D-1
  Appendix E -- Stock Option Agreement.................................................    E-1


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IN CONNECTION WITH THE MERGER AND OFFERING COVERED BY THIS JOINT PROXY STATEMENT AND PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VFSC OR WEST MASS. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE VFSC COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY ISSUANCE OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS OR IN THE AFFAIRS OF VFSC OR WEST MASS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     VFSC and West Mass are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the Commission in New York -- 7 World Trade Center, Suite 1300, New York, New York, 10048; and Chicago -- Northwest Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois, 60611-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. VFSC Common Stock and West Mass Common Stock are listed on NASDAQ-NMS and such reports, proxy statements and other information concerning VFSC and West Mass may be inspected at the offices of the National Association of Security Dealers, 33 Whitehall, New York, NY 10004.

     VFSC has also filed a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of VFSC Common Stock to be issued in connection with the Merger. This Joint Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Joint Proxy Statement and Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference. The Registration Statement (and exhibits thereto) may be inspected at the Office of the Commissioner at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Incorporated by reference into this Joint Proxy Statement and Prospectus are the following documents and information heretofore filed with the Commission. Except as noted below, these documents are not presented herein or delivered herewith:


     For VFSC (File No. 0-11012):


          (i) Annual Report on Form 10-K for the year ended December 31, 1992;


          (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1993 and June 30, 1993 and the Quarterly Report on Form 10-Q, as amended by a Form 10-Q/A, for the quarter ended September 30, 1993; and


          (iii) The following portions of VFSC's Annual Report to Stockholders for the year ended December 31, 1992: Selected Consolidated Financial Data (page 7); Management's Discussion and Analysis of Financial Condition and Results of Operations (pages 8 to 17); and consolidated financial statements and notes thereto (pages 18 to 27).

     Accompanying this Joint Proxy Statement and Prospectus are VFSC's Annual Report to Stockholders for the year ended December 31, 1992, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

     For West Mass (File No. 0-15122):

          (i) Annual Report on Form 10-K for the year ended December 31, 1992;

          (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; and

          (iii) Current Report on Form 8-K, dated August 24, 1993.

          (iv) The following portions of West Mass' Annual Report to Stockholders for the year ended December 31, 1992: Selected Consolidated Financial Data of West Mass (page 2); Management's Discussion and Analysis (page 2); and consolidated financial statements and notes thereto (pages 9 to 27).

     Accompanying this Joint Proxy Statement and Prospectus are West Mass' Annual Report to Stockholders for the year ended December 31, 1992, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

     THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR VFSC DOCUMENTS SHOULD BE MAILED TO VERMONT FINANCIAL SERVICES CORP., 100 MAIN STREET, BRATTLEBORO, VERMONT 05301, ATTENTION: TREASURER; AND TELEPHONE REQUESTS SHOULD BE DIRECTED TO THE TREASURER, RICHARD O. MADDEN, AT (802) 257-7151. WRITTEN REQUESTS FOR WEST MASS DOCUMENTS SHOULD BE MAILED TO WEST MASS BANKSHARES, INC., 45 FEDERAL STREET, GREENFIELD, MASSACHUSETTS 01301, ATTENTION: TREASURER; AND TELEPHONE REQUESTS SHOULD BE DIRECTED TO THE TREASURER, KENNETH R. COLE, AT
(413) 774-3713. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE
SPECIAL MEETINGS, REQUESTS SHOULD BE RECEIVED BY           , 1994.

     ALL INFORMATION IN THIS JOINT PROXY STATEMENT AND PROSPECTUS REGARDING WEST MASS AND ITS AFFILIATES HAS BEEN FURNISHED BY WEST MASS, AND ALL INFORMATION HEREIN REGARDING VFSC AND ITS AFFILIATES HAS BEEN FURNISHED BY VFSC. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES AND OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VFSC OR WEST MASS. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES MAY NOT BE LAWFULLY MADE. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT COVER ANY RESALES OF THE VFSC COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY STOCKHOLDERS OF WEST MASS DEEMED TO BE "AFFILIATES" OF WEST MASS OR VFSC UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS IN CONNECTION WITH SUCH RESALES. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF VFSC OR WEST MASS SINCE THE DATE HEREOF.

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information in this Joint Proxy Statement and Prospectus, the appendices hereto and the documents incorporated herein by reference.

THE COMPANIES

     VFSC. VFSC was organized in 1990 as the successor of Vermont Financial Services Corp., a Vermont corporation ("VFSC Vermont"), pursuant to a merger of VFSC Vermont into VFSC, effected for the purpose of changing the company's state of incorporation from Vermont to Delaware. VFSC is a bank holding company and has one wholly-owned subsidiary, Vermont National Bank, a national banking association ("VNB"). At September 30, 1993, VFSC had total consolidated assets of approximately $927.6 million and total consolidated stockholders' equity of approximately $66.3 million. VNB engages in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, and the performance of corporate, pension and personal trust services. VNB operates 32 branches throughout the State of Vermont.

     The principal offices of VFSC and VNB are located at 100 Main Street, Brattleboro, Vermont 05301. VFSC's telephone number is (802) 257-7151.

     VFSC and VNB are subject to federal, state and local laws applicable to savings banks, banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

     For further information concerning VFSC, see "BUSINESS OF VFSC" and the VFSC documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     WEST MASS. West Mass is a bank holding company, the principal subsidiary of which is United Savings Bank ("USB"), which has six branch locations in western Massachusetts. USB is principally engaged in the business of attracting retail deposits from its banking offices and investing these funds primarily in mortgage loans. At September 30, 1993, West Mass had total consolidated assets of approximately $220.0 million and total consolidated stockholders' equity of approximately $22.1 million.

     The principal executive offices of West Mass are located at 45 Federal Street, Greenfield, Massachusetts 01301. West Mass' telephone number is (413) 774-3713.

     West Mass and USB are subject to federal, state and local laws applicable to savings banks, banks, and bank holding companies and to the regulations of the Federal Deposit Insurance Corporation and the Banking Commissioner of the Commonwealth of Massachusetts.

     For further information concerning West Mass, see "-- Selected Financial Data of West Mass" and "BUSINESS OF WEST MASS."

THE MERGER

     The Merger Agreement provides for the merger of West Mass with and into VFSC, with VFSC to be the surviving corporation. Upon consummation of the Merger, each outstanding share of West Mass Common Stock, other than shares held by West Mass as treasury stock and as to which dissenters' rights have been perfected, will be converted into that number of shares of VFSC Common Stock as shall equal the quotient (rounded to the nearest thousandth) (the "Exchange Ratio") of $17.75 divided by the per-share market value of VFSC Common Stock during the determination period (the "value of VFSC Common Stock") but in no event shall the Exchange Ratio be less than 0.8875 nor more than 0.9861. For purposes of the Merger Agreement, the value of VFSC Common Stock means the average of the mid-point of the daily inter-dealer or "inside" closing bid and asked per-share prices (in thousandths) of VFSC Common Stock as reported by NASDAQ-NMS for the 30 trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time (as defined in the Merger Agreement) of the Merger (the "Valuation

Formula"). West Mass stockholders will receive a cash payment in lieu of fractional shares based on the same Exchange Ratio and market value determination.

     The Exchange Ratio will be adjusted in the event that the outstanding shares of VFSC Common Stock or West Mass Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in VFSC's or West Mass' capitalization other than pursuant to the Merger Agreement. Each outstanding share of VFSC Common Stock will remain outstanding and unchanged following the Merger.

     Although the Exchange Ratio will be determined by dividing the number of shares of VFSC Common Stock equal to $17.75 by the value of VFSC Common Stock determined according to the Valuation Formula (provided that the Exchange Ratio shall not be less than 0.8875 nor greater than 0.9861), because (i) the value of VFSC Common Stock determined according to the Valuation Formula will be based on the average of the mid-point of the daily inter-dealer closing bid and asked per share prices as reported by NASDAQ -- NMS for 30 consecutive trading days; and
(ii) the market prices of VFSC Common Stock are likely to fluctuate prior to the receipt of VFSC Common Stock by exchanging West Mass stockholders, the actual market value of the Merger consideration may be less than or greater than $17.75 at the time it is received by West Mass stockholders. Accordingly, there can be no assurance that West Mass stockholders will be able to obtain $17.75 for the shares of VFSC Common Stock received as a result of the Merger. See "THE MERGER
- -- Terms of the Merger; Consideration to be Received by West Mass Stockholders."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of Articles of Merger relating thereto with, and the issuance of a Certificate of Merger with respect thereto by, the Secretary of State of the Commonwealth of Massachusetts and a Certificate of Merger with, and the issuance of a Certificate of Merger by, the Secretary of State of the State of Delaware. The Merger cannot become effective until the West Mass and VFSC stockholders have approved the Merger Agreement and all regulatory approvals and actions have been taken.

SPECIAL MEETINGS OF WEST MASS STOCKHOLDERS AND VFSC STOCKHOLDERS


     The Special Meeting of West Mass stockholders to consider and vote upon the Merger Agreement will be held at the Howard Johnson's Motor Lodge, Route 2A,
Greenfield, Massachusetts on [day of week],           , 1994 at      a.m. local
time. Only holders of record of West Mass Common Stock at the close of business
on           , 1994 (the "West Mass Record Date"), will be entitled to notice of and to vote at the West Mass Special Meeting. At the close of business on the West Mass Record Date, there were outstanding and entitled to vote shares of West Mass Common Stock. Each share of West Mass Common Stock is entitled to one vote on the Merger Agreement.



     The Special Meeting of VFSC Stockholders to consider and vote upon the Merger Agreement and the issuance of VFSC Common Stock pursuant to the Merger Agreement will be held at the Woodstock Inn, Woodstock, Vermont on [day of
week],           , 1994 at 10:00 a.m. Only holders of record of VFSC Common
Stock at the close of business on           , 1994 (the "VFSC Record Date"),
will be entitled to notice of and to vote at the VFSC Special Meeting. At the close of business on the VFSC Record Date there were outstanding and entitled to
vote           shares of VFSC Common Stock. Each share of VFSC Common Stock is entitled to one vote on the Merger Agreement.


VOTES REQUIRED TO APPROVE THE MERGER

     Approval of the Merger Agreement by West Mass stockholders requires the affirmative vote of at least two-thirds of all shares of West Mass Common Stock outstanding and entitled to vote at the West Mass Special Meeting.

     It is expected that all of the shares of West Mass Common Stock beneficially owned by directors and executive officers of West Mass and their affiliates at the West Mass Record Date for the West Mass Special

Meeting (   % of the total number of outstanding shares of West Mass Common
Stock at such date) will be voted for approval and adoption of the Merger Agreement. As of the West Mass Record Date, neither VFSC nor its directors and executive officers and their affiliates beneficially owned any shares of West Mass Common Stock. See "THE SPECIAL MEETINGS -- Quorum and Voting for West Mass Special Meeting."


     If sufficient votes in favor of the Merger are not received before the West Mass Special Meeting, the West Mass Special Meeting may be adjourned to a future date in order to permit further solicitation of proxies in respect of the Merger. In connection therewith, however, proxies voting against the Merger may not be used by the proxyholders to vote in favor of adjournment pursuant to such proxyholders' discretionary authority.


     Approval of the Merger Agreement by VFSC Stockholders requires the affirmative vote of at least two-thirds of all shares of VFSC Common Stock outstanding and entitled to vote at the VFSC Special Meeting.

     It is expected that all of the shares of VFSC Common Stock beneficially owned by directors and executive officers of VFSC and their affiliates at the
VFSC Record Date for the VFSC Special Meeting (          shares or    % of the
total number of outstanding shares of VFSC Common Stock at such date) will be voted for approval and adoption of the Merger Agreement. As of the VFSC Record Date, neither West Mass nor its directors and executive officers and their affiliates beneficially owned any shares of VFSC Common Stock. See "THE SPECIAL MEETINGS -- Quorum and Voting for VFSC Special Meeting" and "THE MERGER -- Rights of West Mass Dissenting Stockholders."


     If sufficient votes in favor of the Merger are not received before the VFSC Special Meeting, the VFSC Special Meeting may be adjourned to a future date in order to permit further solicitation of proxies in respect of the Merger. In connection therewith, however, proxies voting against the Merger may not be used by the proxyholders to vote in favor of adjournment pursuant to such proxyholders' discretionary authority.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF WEST MASS

     THE BOARD OF DIRECTORS OF WEST MASS RECOMMENDS THAT WEST MASS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The Board of Directors of West Mass believes that the Merger Agreement, including the Exchange Ratio, and each of the transactions contemplated therein are in the best interests of West Mass and are fair to and in the best interests of its stockholders. The Board unanimously recommends that the stockholders of West Mass vote for approval and adoption of the Merger Agreement.

     In reaching its determination, the Board of Directors of West Mass consulted with management of West Mass and with West Mass' financial and legal advisors, and considered a number of factors, including the following: West Mass' business, results of operations, prospects and financial condition; the risks to West Mass of continuing to operate independently as a relatively small banking institution in a consolidating market and the possible values to West Mass' shares by remaining independent; the oral presentation of West Mass' financial advisor, M.A. Schapiro & Co., Inc. ("M.A. Schapiro"), which was subsequently confirmed in writing, that as of August 24, 1993 (the date the Board approved the Merger Agreement), the Exchange Ratio was fair to West Mass stockholders from a financial point of view; certain information concerning VFSC's financial condition; results of operations and prospects; recent market prices for shares of West Mass Common Stock and VFSC Common Stock and the maximum and minimum Exchange Ratio; and the possible impact of the Merger on West Mass' business, prospects, employees, customers and community. See "THE MERGER -- Reasons of West Mass for the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF VFSC

     THE BOARD OF DIRECTORS OF VFSC RECOMMENDS THAT VFSC STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The Board of Directors of VFSC believes that the Merger Agreement is in the best interests of VFSC and is fair to and in the best interests of its stockholders. The Board unanimously recommends that the stockholders of VFSC vote for approval and adoption of the Merger Agreement.

     In reaching its determination to approve the Merger Agreement, the VFSC Board of Directors consulted extensively with management and with VFSC's financial and legal advisors. The Board reviewed and considered a number of factors, including: West Mass' business, results of operations, prospects and financial condition (including the condition of its loan portfolio); the likely effect of the Merger on VFSC's financial condition and earnings, including its capital ratios, return on assets and earnings per share; the oral presentation of VFSC's financial advisor, McConnell, Budd & Downes, Inc. ("MB&D"), which has since been confirmed in writing, that as of August 24, 1993 (the date the Board approved the Merger Agreement) the Exchange Ratio was fair to VFSC stockholders from a financial point of view; the proximity of the Franklin County (Massachusetts) market to the main office and major markets of VFSC and VNB and the concentration and competition in said Franklin County market; the conditions to the Merger; certain information concerning VFSC's financial condition; results of operations and prospects; recent market prices for shares of West Mass Common Stock and VFSC Common Stock and the maximum and minimum Exchange Ratio; and the terms of the Stock Option Agreement. See "THE MERGER -- Reasons of VFSC for the Merger."

OPINION OF WEST MASS' FINANCIAL ADVISOR

     M. A. Schapiro, the financial advisor to West Mass in connection with the Merger, has delivered its written opinion to the Board of Directors of West Mass to the effect that, as of August 24, 1993 and as of the date of this Joint Proxy Statement and Prospectus, the Exchange Ratio provided in the Merger Agreement is fair to West Mass stockholders from a financial point of view. The full text of the opinion of M. A. Schapiro, which sets forth assumptions made, matters considered and the limits on the review undertaken in connection with such opinion, is attached hereto as Appendix B. West Mass stockholders are encouraged to read this opinion in its entirety. M.A. Schapiro's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any West Mass stockholder as to how such stockholder should vote at the West Mass Special Meeting. See "THE MERGER -- Background of the Merger, -- Reasons of West Mass for the Merger, and -- Opinion of Financial Advisor to West Mass."

OPINION OF VFSC'S FINANCIAL ADVISOR

     MB&D, the financial advisor to VFSC in connection with the Merger, has
delivered its written opinion, dated             , 1993, to the Board of
Directors of VFSC that as of the date hereof, the Exchange Ratio provided in the Merger Agreement was fair to the holders of VFSC Common Stock from a financial point of view. The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and the limits on the review undertaken in connection with such opinion, is attached hereto as Appendix C. VFSC stockholders are encouraged to read this opinion in its entirety. MB&D's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any VFSC stockholder as to how such stockholder should vote at the VFSC Special Meeting. See "THE MERGER -- Background of the Merger, -- Reasons of VFSC for the Merger, and -- Opinion of Financial Advisor to VFSC."

NO SOLICITATION

     Pursuant to the Merger Agreement, West Mass has agreed that neither it, any of its subsidiaries, nor any of its directors, officers, employees, representatives or agents or other persons controlled by it or any of its subsidiaries shall, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or, except to the extent required by applicable law after consultation with counsel, provide any information to, any person, entity or group (other than the other party to the Merger Agreement and its subsidiaries) concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transaction involving it or any of its subsidiaries. See "THE MERGER -- Limitation on Solicitation."

REGULATORY APPROVALS REQUIRED

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System and the Massachusetts Board of Bank Incorporation. VFSC has filed applications seeking these required regulatory approvals. As of the date of this Joint Proxy Statement and Prospectus, such approvals had not been received. There can be no assurance that such approvals will be received, or as to the timing of such approvals or as to the conditions on which they will be given if they are received. However, neither VFSC nor West Mass is aware of any reason as to why the regulatory applications would not be approved.

CONDITIONS, WAIVER AND AMENDMENT, AND TERMINATION

     The respective obligations of VFSC and West Mass to consummate the Merger are subject to the satisfaction of a number of conditions, including the receipt of all required regulatory approvals, and the approval of the Merger by the requisite vote of VFSC's and West Mass' stockholders, and certain other conditions customary in transactions of this kind. See "THE MERGER -- Conditions to Consummation of the Merger."

     The Merger Agreement may be amended by West Mass and VFSC at any time prior to the Effective Time of the Merger, provided, however, that after any approval of the Merger Agreement by the stockholders of either West Mass or VFSC, any amendment of the Merger Agreement, or waiver of any condition contained therein, which reduces the amount or changes the form of consideration to be delivered to West Mass stockholders, or which makes any other change that is prohibited by applicable law, requires the further approval of such stockholders. See "THE MERGER -- Waiver and Amendment."

     The Merger Agreement may be terminated at any time before the Merger becomes effective under special circumstances specified in the Merger Agreement, including, without limitation, (i) by mutual consent of VFSC and West Mass; (ii) by VFSC or West Mass if the Effective Time shall not have occurred on or prior to September 30, 1994; (iii) by VFSC or West Mass if the Merger Agreement and the transactions contemplated thereby are not approved by the legally required vote of the stockholders of VFSC or West Mass; (iv) by VFSC, if there shall have been any material breach of any obligation of West Mass under the Merger Agreement; or (v) by West Mass, if there shall have been any material breach of any obligation of VFSC under the Merger Agreement. West Mass may also terminate the Merger Agreement, subject to certain limitations, after approval of the Merger by its stockholders, if the value of the VFSC Common Stock (as determined under the Merger Agreement) during a thirty-day period commencing five days before the Merger is to become effective, falls below $14.875 per share or as adjusted for any stock split or stock dividend. The Merger Agreement provides, however, that West Mass may not terminate the Merger Agreement if any decline in the value of VFSC Common Stock (as determined under the Merger Agreement) below $14.875 per share during the specific time period set forth in the Merger Agreement is matched by a parallel decline in an agreed-upon index of the stock prices of no less than three publicly-traded financial institutions. See "THE MERGER -- Terms of the Merger; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain members of West Mass' management and Board of Directors have certain interests in the Merger in addition to their interests as stockholders of West Mass. These include provisions in the Merger Agreement relating to VFSC's agreement to continue the rights of West Mass officers and directors to be indemnified against certain liabilities arising before and including consummation of the Merger to the extent such persons would be entitled to indemnification under Massachusetts law and West Mass' charter and by-laws. Additionally, VFSC has entered into agreements with the following officers of West Mass and/or its subsidiary, USB, as to their continued employment after the
Merger: (i) Francis L. Lemay, (ii) Kenneth R. Cole, (iii) James Neill, (iv) Robert W. Phillips and (v) Matthew W. Noska. These agreements provide for the continued employment of these individuals after the Merger at their current salary levels. These agreements also contain provisions, effective after the Merger, entitling each of these officers to certain severance and other benefits if his employment terminates under certain circumstances after a "change of control" of VFSC. See "THE MERGER -- Interest of Certain Persons in the Merger."

BUSINESS PENDING THE MERGER

     The Merger Agreement provides that, pending completion of the Merger, West Mass will limit the manner in which it operates, including conducting its business only in the ordinary, regular and usual course consistent with past practice; using its best efforts to keep intact its business organization and those of its subsidiaries; and generally maintaining the status quo of its and its subsidiaries business and operations. See "THE MERGER -- Business Pending the Merger."

STOCK OPTION AGREEMENT

     At the same time as VFSC and West Mass entered into the Merger Agreement, and as consideration therefor, VFSC and West Mass entered into a stock option agreement (the "Stock Option Agreement") whereby West Mass granted VFSC an option (the "Option") to purchase up to 306,960 fully-paid and nonassessable shares of West Mass Common Stock at a price of $17.75 per share. The Option is exercisable on the occurrence of certain events which create the potential for a third party to acquire control of West Mass. To the best knowledge of VFSC and West Mass, no such event as would permit exercise of the Option has occurred to date.

     The Stock Option Agreement and the West Mass' agreement that neither it nor its directors, officers, employees or their affiliates will solicit or hold discussions with potential acquirors (with an exception for actions required by applicable law) may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant portion of shares of West Mass Common Stock from considering such an acquisition, even if such persons were to pay a higher price per share than under the Merger Agreement. See "THE MERGER -- Stock Option Agreement."

EXCHANGE OF WEST MASS COMMON STOCK CERTIFICATES

     The conversion of West Mass Common Stock into VFSC Common Stock will occur automatically on the Effective Time of the Merger. Promptly following the Merger, a bank to be selected by VFSC and West Mass (the "Exchange Agent") will send a notice, and transmittal form, with instructions, to each holder of West Mass Common Stock of record at the time the Merger becomes effective advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent their certificates formerly evidencing West Mass Common Stock in exchange for new certificates evidencing newly issued VFSC Common Stock.

     WEST MASS STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT. See "THE MERGER -- Surrender of West Mass Common Stock Certificates."

     Although the Exchange Ratio will be determined by dividing the number of shares of VFSC Common Stock equal to $17.75 by the value of VFSC Common Stock determined according to the Valuation Formula (provided that the Exchange Ratio shall not be less than 0.8875 nor greater than 0.9861), because (i) the value of VFSC Common Stock determined according to the Valuation Formula will be based on the average of the mid-point of the daily inter-dealer closing bid and asked per share prices as reported by NASDAQ-NMS for 30 consecutive trading days preceding the Effective Time; and (ii) the market prices of VFSC Common Stock are likely to fluctuate prior to the receipt of VFSC Common Stock by exchanging West Mass stockholders, the actual market value of the Merger consideration may be less than or greater than $17.75 at the time it is received by West Mass stockholders. Accordingly, there can be no assurance that West Mass stockholders will be able to obtain $17.75 for the shares of VFSC Common Stock received as a result of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and, therefore, that holders of West Mass Common Stock who receive VFSC Common Stock in the Merger will not recognize gain or loss for federal income tax purposes as a result of the Merger. THE FOREGOING TAX TREATMENT WILL NOT APPLY TO WEST MASS STOCKHOLDERS' RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES OF VFSC COMMON STOCK OR PURSUANT TO DISSENTER'S RIGHTS OF APPRAISAL. Consummation of the Merger is conditioned upon, among other things, the receipt by each of VFSC and West Mass of an opinion of counsel dated as of the Effective Time, substantially to the foregoing effect. See "THE MERGER -- Certain Federal Income Tax Consequences."

RESALES OF VFSC COMMON STOCK

     The shares of VFSC Common Stock issuable to stockholders of West Mass upon consummation of the Merger may be traded freely by those stockholders who are not "affiliates" of VFSC or West Mass. See "THE MERGER -- Resale of VFSC Common Stock received by West Mass Stockholders."

ACCOUNTING TREATMENT

     VFSC expects to account for the Merger using the pooling-of-interests method under generally accepted accounting principles. See "-- Selected Historical and Pro Forma Financial Data -- Pro Forma Combined Selected Financial Data" and "THE MERGER -- Accounting Treatment."

DISSENTERS' RIGHTS OF APPRAISAL

     Under Massachusetts law, holders of West Mass Common Stock who do not vote to approve the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with Massachusetts law) judicially appraised and paid to them, if the Merger is consummated and if they strictly comply with the provisions of Massachusetts General Laws Annotated Ch. 156B Sections 85 through 98, inclusive, a copy of which is attached hereto as Appendix D. Any deviation from such requirements may result in the loss of dissenters' rights. See "THE MERGER -- Rights of West Mass Dissenting Stockholders" and Appendix D. CASH RECEIVED ON THE EXERCISE OF APPRAISAL RIGHTS WILL NOT BE SUBJECT TO THE TAX TREATMENT AFFORDED UNDER SECTION 368(A) OF THE INTERNAL REVENUE CODE. See "THE MERGER -- Certain Federal Income Tax Consequences."

     Stockholders of VFSC do not have appraisal rights under Delaware law in connection with the Merger.

MARKETS AND MARKET PRICES


     VFSC Common Stock and West Mass Common Stock are listed on NASDAQ-NMS. The following table sets forth the last reported sales price per share of VFSC Common Stock as reported on NASDAQ-NMS and the "equivalent per share price" of West Mass Common Stock, each as of (i) August 23, 1993, the last trading day before VFSC and West Mass announced plans for the Merger, and (ii) February , 1994. The "equivalent per share price" of the West Mass Common Stock as of such dates is calculated by multiplying the last reported sales price of VFSC Common Stock by the Exchange Ratio determined as if the Effective Time of the Merger had occurred on such date.



                                                                     HISTORICAL
                          HISTORICAL           HISTORICAL             WEST MASS
                          VFSC COMMON          WEST MASS             EQUIVALENT
                             STOCK            COMMON STOCK         PER SHARE PRICE
                          -----------         ------------         ---------------
 August 23, 1993            $ 19.00              $11.75                $ 18.74
February   , 1994           $                                          $


     The Exchange Ratio will be adjusted in the event that the outstanding shares of VFSC Common Stock or West Mass Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in VFSC's or West Mass' capitalization other than pursuant to the Merger Agreement.

     No assurance can be given as to what the market price of VFSC Common Stock will be if and when the Merger is consummated or when such shares are actually issued in the Merger.

CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

     The rights of West Mass stockholders are currently governed by Massachusetts corporate law, West Mass' Articles of Organization and Bylaws. On completion of the Merger, West Mass' stockholders will become stockholders of VFSC, and their rights will be governed by the Delaware General Corporation Law, VFSC's Certificate of Incorporation and Bylaws. See "THE MERGER -- Certain Differences in Rights of Stockholders" for a discussion of the material differences in the rights of the holders of VFSC Common Stock and West Mass Common Stock.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time of the Merger, the separate corporate existence of West Mass will cease to exist and VFSC will be the surviving corporation. USB and its non-banking subsidiary will become direct subsidiaries of VFSC. It is anticipated that the management of USB immediately after the Effective Time will continue largely as before. Further, certain senior members of USB's management have entered into employment and management continuity agreements with USB and VFSC. Although the Merger Agreement provides that Mr. Francis L. Lemay will continue as a member of the USB Board of Directors following the Merger, it contains no other agreement as to the makeup of USB's Board of Directors after the Merger. The Merger Agreement also provides that at the Effective Time Mr. Lemay and another current director of West Mass, to be designated by West Mass prior to the Effective Time, will be appointed to fill the two existing vacancies on VFSC's Board of Directors. See "THE MERGER -- Interests of Certain Persons in the Merger; Management and Operations After the Merger."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables set forth certain comparative per share and pro forma equivalent per share data for VFSC and West Mass, certain selected historical financial information for VFSC and West Mass, and certain unaudited pro forma combined financial information giving effect to the Merger (for the nine months ended September 30, 1993 and for the years ended December 31, 1990, 1991 and
1992) using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of West Mass, see "THE MERGER -- Accounting Treatment." The historical income statement data included in the selected financial data for the five years ended December 31, 1992 are derived from audited consolidated financial statements included in Annual Reports on Form 10-K by VFSC and West Mass, respectively. The unaudited historical financial data for the nine months ended September 30, 1993 has been derived from amounts reported on Quarterly Reports on Form 10-Q by VFSC and West Mass, respectively. This information should be read in conjunction with the consolidated financial statements of each of VFSC and West Mass, and the related notes thereto, delivered herewith and incorporated herein by reference, and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE", "PRO FORMA COMBINED FINANCIAL DATA."

     The pro forma combined financial information included within is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                           COMPARATIVE PER SHARE DATA

                          (AT MAXIMUM EXCHANGE RATIO)



     The following table sets forth for VFSC Common Stock and West Mass Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share information for the nine months ended September 30, 1993 and for each of the three years in the period ended December 31, 1992. The information herein should be read in conjunction with the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and Prospectus. See "PRO FORMA COMBINED FINANCIAL DATA."



                                                       NINE MONTHS ENDED   YEARS ENDED DECEMBER 31,
                                                         SEPTEMBER 30,     ------------------------
                                                             1993           1992     1991     1990
                                                       -----------------   ------   ------   ------
INCOME PER SHARE(1)
  VFSC...............................................       $  1.00        $ 1.10   $ 0.05   $ 0.09
  West Mass..........................................       $  1.48        $ 1.07   $ 0.57   $ 0.70
  VFSC Pro Forma.....................................       $  1.14        $ 1.10   $ 0.19   $ 0.25
  West Mass Pro Forma Equivalent.....................       $  1.12        $ 1.08   $ 0.19   $ 0.25
FULLY DILUTED INCOME PER SHARE(1)
  VFSC...............................................       $  1.00        $ 1.10   $ 0.05   $ 0.09
  West Mass..........................................       $  1.48        $ 1.07   $ 0.57   $ 0.70
  VFSC Pro Forma.....................................       $  1.14        $ 1.10   $ 0.19   $ 0.25
  West Mass Pro Forma Equivalent.....................       $  1.12        $ 1.08   $ 0.19   $ 0.25
DIVIDENDS DECLARED PER SHARE(2)
  VFSC...............................................       $  0.16        $ 0.08   $ 0.15   $ 0.90
  West Mass..........................................       $  0.21        $ 0.28   $ 0.28   $ 0.28
  VFSC Pro Forma.....................................       $  0.16        $ 0.08   $ 0.15   $ 0.90
  West Mass Pro Forma Equivalent.....................       $  0.16        $ 0.08   $ 0.15   $ 0.89
BOOK VALUE PER SHARE AT PERIOD END(3)
  VFSC...............................................       $ 19.43        $18.54   $17.50   $17.50
  West Mass..........................................       $ 17.76        $16.51   $15.67   $14.74
  VFSC Pro Forma.....................................       $ 19.05        $18.09   $17.07   $16.83
  West Mass Pro Forma Equivalent.....................       $ 18.79        $17.84   $16.83   $16.60


- ---------------
(1) Pro forma income per share data is calculated using historical income information for VFSC and West Mass divided by the average pro forma shares of the combined entity. The average pro forma shares of the combined entity have been calculated by combining VFSC's historical average shares with the historical average shares of West Mass as adjusted by an assumed Exchange Ratio of 0.9861 (the maximum Exchange Ratio). The Exchange Ratio is subject to change based on the determination of a value of VFSC Common Stock according to the Valuation Formula prior to the Effective Time and there can be no assurance as to whether the actual Exchange Ratio will be equal to or smaller than the assumed ratio used in this table or elsewhere in this Joint Proxy Statement and Prospectus. See "THE MERGER -- Terms of the Merger; Consideration to be Received by West Mass Shareholders." The West Mass pro forma equivalent income per share amounts are computed by multiplying the VFSC pro forma amounts by the above-assumed Exchange Ratio.

(2) VFSC's pro forma dividends per share represent historical dividends paid by VFSC. West Mass pro forma equivalent dividends per share represent such amounts multiplied by the assumed Exchange Ratio of 0.9861 (the maximum Exchange Ratio). See "THE MERGER -- Terms of the Merger; Consideration to be Received by West Mass Shareholders."

(3) VFSC pro forma book value per share is based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity assuming an Exchange Ratio of 0.9861 (the maximum Exchange Ratio). See "THE MERGER -- Terms of the Merger; Consideration to be Received by West Mass Shareholders."

                           COMPARATIVE PER SHARE DATA

                          (AT MINIMUM EXCHANGE RATIO)



     The following table sets forth for VFSC Common Stock and West Mass Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share information for the nine months ended September 30, 1993 and for each of the three years in the period ended December 31, 1992. The information herein should be read in conjunction with the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and Prospectus. See "PRO FORMA COMBINED FINANCIAL DATA."



                                                       NINE MONTHS ENDED   YEARS ENDED DECEMBER 31,
                                                         SEPTEMBER 30,     ------------------------
                                                             1993           1992     1991     1990
                                                       -----------------   ------   ------   ------
INCOME PER SHARE(1)
  VFSC...............................................       $  1.00        $ 1.10   $ 0.05   $ 0.09
  West Mass..........................................       $  1.48        $ 1.07   $ 0.57   $ 0.70
  VFSC Pro Forma.....................................       $  1.14        $ 1.10   $ 0.19   $ 0.25
  West Mass Pro Forma Equivalent.....................       $  1.01        $ 0.98   $ 0.17   $ 0.22
FULLY DILUTED INCOME PER SHARE(1)
  VFSC...............................................       $  1.00        $ 1.10   $ 0.05   $ 0.09
  West Mass..........................................       $  1.48        $ 1.07   $ 0.57   $ 0.70
  VFSC Pro Forma.....................................       $  1.14        $ 1.10   $ 0.19   $ 0.25
  West Mass Pro Forma Equivalent.....................       $  1.01        $ 0.98   $ 0.17   $ 0.22
DIVIDENDS DECLARED PER SHARE(2)
  VFSC...............................................       $  0.16        $ 0.08   $ 0.15   $ 0.90
  West Mass..........................................       $  0.21        $ 0.28   $ 0.28   $ 0.28
  VFSC Pro Forma.....................................       $  0.16        $ 0.08   $ 0.15   $ 0.90
  West Mass Pro Forma Equivalent.....................       $  0.14        $ 0.07   $ 0.13   $ 0.80
BOOK VALUE PER SHARE AT PERIOD END(3)
  VFSC...............................................       $ 19.43        $18.54   $17.50   $17.50
  West Mass..........................................       $ 17.76        $16.51   $15.67   $14.74
  VFSC Pro Forma.....................................       $ 19.57        $18.56   $17.53   $17.28
  West Mass Pro Forma Equivalent.....................       $ 17.37        $16.47   $15.50   $15.34


- ---------------

(1) Pro forma income per share data is calculated using historical income information for VFSC and West Mass divided by the average pro forma shares of the combined entity. The average pro forma shares of the combined entity have been calculated by combining VFSC's historical average shares with the historical average shares of West Mass as adjusted by an assumed Exchange Ratio of 0.8875 (the minimum Exchange Ratio). The Exchange Ratio is subject to change based on the determination of a value of VFSC Common Stock according to the Valuation Formula prior to the Effective Time and there can be no assurance as to whether the actual Exchange Ratio will be equal to or smaller than the assumed ratio used in this table or elsewhere in this Joint Proxy Statement and Prospectus. See "THE MERGER -- Terms of the Merger; Consideration to be Received by West Mass Shareholders." The West Mass pro forma equivalent income per share amounts are computed by multiplying the VFSC pro forma amounts by the above-assumed Exchange Ratio.



(2) VFSC's pro forma dividends per share represent historical dividends paid by VFSC. West Mass pro forma equivalent dividends per share represent such amounts multiplied by the assumed Exchange Ratio of 0.8875 (the minimum Exchange Ratio). See "THE MERGER -- Terms of the Merger; Consideration to be Received by West Mass Shareholders."



(3) VFSC pro forma book value per share is based on the historical total stockholders' equity of the combined entity divided by the total pro forma common shares of the combined entity assuming an Exchange Ratio of 0.8875 (the minimum Exchange Ratio). See "THE MERGER -- Terms of the Merger; Consideration to be Received by West Mass Shareholders."

                        VERMONT FINANCIAL SERVICES CORP.

                            SELECTED FINANCIAL DATA



     The following table sets forth selected historical data regarding VFSC's operating results and financial position for and at the periods indicated. Results of operations, per share data, and the total cash dividends, allowance for loan losses and nonperforming assets ratios for, and as of the end of, the five fiscal years ended December 31, 1992 are derived from VFSC's consolidated financial statements and the notes thereto which have been audited by Coopers & Lybrand, VFSC's independent certified public accountants. The consolidated financial statements as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, and reported thereon, are incorporated by reference elsewhere herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE." The data as of and for the nine-month periods ended September 30 are derived from unaudited financial statements and reflect, in the opinion of management of VFSC, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results of operations for the nine months ended September 30, 1993 are not necessarily indicative of results which may be expected for the year as a whole.


                                               AT OR FOR THE
                                             NINE MONTHS ENDED                           AT OR FOR THE
                                               SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                           ---------------------   ---------------------------------------------------------
                                             1993        1992        1992        1991        1990        1989        1988
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                             (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
Interest income..........................  $ 50,416    $ 53,899    $ 71,646    $ 82,867    $ 88,079    $ 86,657    $ 65,803
Interest expense.........................    18,894      25,930      33,116      46,558      53,292      50,749      35,508
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income......................    31,522      27,969      38,530      36,309      34,787      35,908      30,295
Provision for loan losses................     3,900       5,750       7,500      14,400      13,565       2,800       2,700
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after provision for
  loan losses............................    27,622      22,219      31,030      21,909      21,222      33,108      27,595
Other operating income...................    12,336      10,709      13,912      13,317      10,105       8,301       7,498
Other operating expense..................    35,249      29,808      39,882      35,652      32,264      29,321      24,649
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before income taxes........     4,709       3,120       5,060        (426)       (937)     12,088      10,444
Applicable income tax expense (benefit)..     1,286         791       1,304        (610)     (1,235)      3,395       2,871
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income...............................  $  3,423    $  2,329    $  3,756    $     184    $    298    $ 8,693    $  7,573
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
AVERAGE BALANCE SHEET DATA:
Total assets.............................  $898,670    $883,967    $889,818    $871,082    $861,727    $800,881    $672,820
Loans, net of unearned income............   682,119     662,276     668,197     667,677     671,465     629,945     523,671
Securities available for sale............   136,051     146,927     145,243     125,255     110,063      95,980      84,265
Total deposits...........................   743,993     769,041     765,428     770,392     742,972     688,317     592,016
Total long term debt (1).................     --          --          --          --          --          1,334       3,841
Stockholders' equity.....................    64,342      59,969      60,589      57,783      62,562      57,064      50,643
PER SHARE DATA (2):
Net Income:
  Primary................................  $   1.00    $   0.69    $   1.10    $   0.05    $   0.09    $   2.70    $   2.48
  Fully diluted..........................      1.00        0.69        1.10        0.05        0.09        2.60        2.33
Total cash dividends declared............      0.16        0.00        0.08        0.15        0.90        1.00        0.86
Book value at period end:
  Primary................................     19.43       18.20       18.54       17.50       17.50       18.33       17.33
  Fully diluted..........................     19.43       18.20       18.54       17.50       17.50       18.33       16.74
Average primary shares outstanding....... 3,410,232   3,398,567   3,399,343   3,388,072   3,372,413   3,215,657   3,048,207
SELECTED FINANCIAL RATIOS(3):
Return on average total assets...........      0.51%       0.35%       0.42%       0.02%       0.03%       1.09%       1.13%
Return on average stockholders' equity...      7.11        5.19        6.20        0.32        0.48       15.22       14.95
Net interest margin (4)..................      5.23        4.68        4.79        4.63        4.50        5.01        5.09
Total cash dividends as a percentage of
  net income.............................     15.92        0.00        7.25      276.21    1,019.58       37.55       34.52
Average stockholders' equity to average
  assets.................................      7.16        6.78        6.81        6.63        7.26        7.13        7.53
Core (leverage) capital ratio at period
  end (5)................................      7.13        6.89        6.94        6.62        6.69        7.22        7.07
Total risk-based capital ratio at period
  end (6)................................     11.25       10.56       10.77       10.37        9.72          NA          NA
Allowance for loan losses to period end
  loans, net of unearned income..........      2.23        2.74        2.65        2.66        1.92        0.95        0.85
Nonperforming assets to period-end net
  loans, plus other real estate owed and
  in-substance foreclosure (7)...........      4.58        6.09        5.80        6.08        3.20        1.57        0.79
Net charge-offs to average net loans.....      1.23        0.93        1.05        1.55        1.02        0.25        0.31

- ---------------

(1) Represents convertible subordinated capital debentures, which were fully converted into common stock in 1989.
(2) All share and per share data have been adjusted to reflect the 5% stock dividend paid in 1989.
(3) Ratios for the periods ended September 30, 1993 and 1992 are on an annualized basis.
(4) Net interest margin represents net interest income, stated on a fully taxable equivalent basis, divided by average earning assets.
(5) Equal to stockholders' equity less intangibles divided by total assets less intangibles.
(6) Equal to stockholders' equity less intangibles plus the allowable portion of the allowance for loan losses divided by total risk weighted assets.
(7) Nonperforming assets include nonaccrual loans, restructured loans, other real estate owned and in-substance foreclosure.

                           WEST MASS BANKSHARES, INC.

                            SELECTED FINANCIAL DATA


     The following table sets forth selected historical data regarding West Mass' operating results and financial position for and at the end of the periods presented. The selected data presented below under the captions "Results of Operations" and "Per Share Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1992, are derived from the consolidated financial statements of West Mass and subsidiaries, which financial statements have been audited by KPMG Peat Marwick, independent certified public accountants. The consolidated financial statements as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, and report thereon, are incorporated by reference elsewhere herein. See "INCORPORATION OF DOCUMENTS BY REFERENCE." The data as of and for the nine-month periods ended September 30, 1993 and 1992 are derived from unaudited consolidated financial statements and reflect, in the opinion of management of West Mass, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results of operations for the nine-months ended September 30, 1993, are not necessarily indicative of results which may be expected for the year as a whole.


                                                   AT OR FOR THE
                                                 NINE MONTHS ENDED
                                                                                         AT OR FOR THE
                                                   SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                  1993       1992       1992       1991       1990       1989       1988
                                                --------   --------   --------   --------   --------   --------   --------
                                                                             (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
Interest income...............................  $ 11,581   $ 12,646   $ 16,648   $ 19,145   $ 18,620   $ 16,880   $ 13,922
Interest expense..............................     4,757      6,248      8,049     11,311     12,040     11,343      9,010
Provision for loan losses.....................       153      1,499      1,930      1,348        455        158         91
                                                --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for loan
  losses......................................     6,671      4,899      6,669      6,486      6,125      5,379      4,821
Total non-interest income.....................     1,021        870      1,580      1,048        629      1,005      1,015
Total non-interest expense....................     4,504      4,350      5,799      5,679      4,918      4,742      4,383
                                                --------   --------   --------   --------   --------   --------   --------
Income before income taxes....................     3,188      1,419      2,450      1,855      1,836      1,642      1,453
Income taxes..................................     1,394        647      1,132      1,149        967        793        638
Cumulative effect of change in accounting for
  income taxes................................      (100)
                                                --------   --------   --------   --------   --------   --------   --------
Net income....................................  $  1,894   $    772   $  1,318   $    706   $    869   $    849   $    815
                                                --------   --------   --------   --------   --------   --------   --------
                                                --------   --------   --------   --------   --------   --------   --------
AVERAGE BALANCE SHEET DATA:
Total assets..................................  $215,380   $206,020   $207,897   $206,706   $193,283   $178,214   $161,735
Loans, net of unearned income(1)..............   176,205    157,308    158,864    165,641    163,455    151,574    123,314
Investment securities.........................    17,444     23,384     27,696     18,899     13,162     13,446     10,704
Total deposits................................   188,262    184,655    185,419    186,531    173,395    155,757    135,892
Stockholders' equity..........................    21,338     19,680     19,808     18,831     18,027     17,959     17,458
PER SHARE DATA:
Net income:
  Primary.....................................  $   1.48   $   0.62   $   1.07   $   0.57   $   0.70   $   0.67   $   0.62
  Fully diluted...............................      1.48       0.62       1.07       0.57       0.70       0.67       0.62
Cash dividends declared.......................      0.21       0.21       0.28       0.28       0.28       0.28       0.20
Book value at period end, primary and fully
  diluted.....................................     16.86      16.08      16.51      15.67      14.74      14.40      13.81
Book value, tangible..........................     14.33      13.12      13.62      12.49      11.28      10.67       9.85
Average primary shares outstanding............  1,277,515  1,235,550  1,235,550  1,235,550  1,235,550  1,265,918  1,315,545
SELECTED FINANCIAL RATIOS(2):
Return on average total assets................      1.18%      0.50%      0.63%      0.34%      0.45%      0.48%      0.50%
Return on average stockholders' equity........     11.87       5.24       6.66       3.75       4.82       4.73       4.67
Net interest margin(3)........................      4.51       4.55       4.43       4.03       3.64       3.31       3.37
Total cash dividends as a percentage of net
  income......................................     13.73      33.55      26.25      49.01      39.82      41.58      31.90
Average stockholders' equity to average
  assets......................................      9.91       9.55       9.53       9.11       9.33      10.08      10.79
Core (leverage) capital ratio at period
  end(4)......................................      8.67       7.84       7.84       7.55       7.21       7.20       6.94
Total risk-based capital ratio at period
  end(5)......................................     15.43      13.21      12.62      12.88      10.89         NA         NA
Allowance for loan losses to period end loans,
  net of unearned income......................      1.83       1.75       1.83       1.13       0.50       0.39       0.36
Nonperforming assets to period end net loans
  plus other real estate owned and in
  substance foreclosure(6)....................      4.51       5.86       5.89       6.01       3.38       1.52       1.53
Net charge-offs to average net loans..........     (0.03)      0.17       0.30       0.30       0.12       0.03       0.01

- ---------------

(1) Amount at September 30, 1993 does not include 101 loans totalling $4,034,000 previously sold to the Federal Home Loan Mortgage Corporation under a recourse agreement.
(2) Ratios for the periods ended September 30, 1993 and 1992 are on an annualized basis.
(3) Net interest margin represents net interest income, stated on a fully taxable equivalent basis, divided by average earning assets.
(4) Equal to stockholders' equity less intangibles divided by total assets less intangibles.
(5) Equal to stockholders' equity less intangibles plus the allowable portion of the allowance for loan losses divided by total risk weighted assets.
(6) Nonperforming assets include nonaccrual loans, restructured loans, other real estate owned and in-substance foreclosure.

                   PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following table sets forth certain unaudited pro forma combined financial data for VFSC and West Mass after giving effect to the Merger, as if it had occurred as of the beginning of each of the periods indicated below, after giving effect to certain pro forma adjustments. This information should be read in conjunction with the historical consolidated financial statements of VFSC and West Mass, including the notes thereto, which are contained, respectively, in VFSC's Annual Report to Stockholders for 1992 and West Mass' Annual Report to Stockholders for 1992, which reports are delivered with this Joint Proxy Statement and Prospectus. See "PRO FORMA COMBINED FINANCIAL DATA." The pro forma combined selected financial data may not be indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated, or which may be attained in the future.

                                                                                               AT OR FOR THE
                                                              AT OR FOR THE NINE         YEARS ENDED DECEMBER 31,
                                                                 MONTHS ENDED       -----------------------------------
                                                              SEPTEMBER 30, 1993      1992         1991         1990
                                                              ------------------    ---------    ---------    ---------
                                                                   (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS:
Interest income............................................       $   61,997        $  88,294    $ 102,012    $ 106,699
Interest expense...........................................           23,651           41,165       57,869       65,332
                                                              ------------------    ---------    ---------    ---------
Net interest income........................................           38,346           47,129       44,143       41,367
Provision for loan losses..................................            4,053            9,430       15,748       14,020
                                                              ------------------    ---------    ---------    ---------
Net interest income after provision for loan losses........           34,293           37,699       28,395       27,347
Other operating income.....................................           13,357           15,492       14,365       10,734
Other operating expense....................................           39,753           45,681       41,331       37,182
                                                              ------------------    ---------    ---------    ---------
Income before income taxes.................................            7,897            7,510        1,429          899
Applicable income tax expense (benefit), net of cumulative
  effect of change in accounting for income taxes..........            2,580            2,436          539         (268)
                                                              ------------------    ---------    ---------    ---------
Net income.................................................       $    5,317        $   5,074    $     890    $   1,167
                                                              ------------------    ---------    ---------    ---------
                                                              ------------------    ---------    ---------    ---------
AVERAGE BALANCE SHEET DATA:
Total assets...............................................       $1,114,050        $1,097,715   $1,077,788   $1,055,010
Loans, net of unearned income(1)...........................          858,324          827,061      833,318      834,920
Securities available for sale..............................          153,495          166,733      138,612      123,225
Total deposits.............................................          932,255          950,847      956,923      916,367
Stockholders' Equity.......................................           85,680           80,397       76,614       80,589

PER SHARE DATA(2):
Net income, primary and fully diluted......................       $     1.14        $    1.10    $    0.19    $    0.25
Total cash dividends declared..............................             0.17             0.13         0.19         0.74
Book value at period end, primary and fully diluted........            19.05            18.09        17.07        16.83
Average shares outstanding, primary and fully diluted......        4,669,990        4,617,719    4,606,448    4,590,789

SELECTED FINANCIAL RATIOS(3):
Return on average total assets.............................             0.64%            0.46%        0.08%        0.11%
Return on average stockholders' equity.....................             8.27             6.31         1.16         1.45
Net interest margin(4).....................................             5.09             4.72         4.54         4.32
Total cash dividends as a percentage of net income.........            15.14            12.18        95.96       289.80
Average stockholders' equity to average assets.............             7.69             7.32         7.11         7.64
Core (leverage) capital ratio at period end(5).............             7.42             7.11         6.79         6.73
Total risk-based capital ratio at period end(6)............            11.94            11.11        10.80         9.89
Allowance for loan losses to period end loans, net of
  unearned income..........................................             2.14             2.49         2.37         1.64
Nonperforming assets to period end net loans plus other
  real estate owned and in-substance foreclosure(7)........             4.54             5.70         5.97         3.08
Net charge-offs to average net loans.......................             0.97             0.91         1.30         0.84

- ---------------

(1) Amount at September 30, 1993 does not include 101 loans totalling $4,034,000 previously sold to the Federal Home Loan Mortgage Corporation under a recourse agreement.
(2) Equivalent pro forma net income, book value and dividends declared per share have been determined after giving effect to the Exchange Ratio of 0.9861 on average shares outstanding.
(3) Ratios for the nine month period ended September 30, 1993 are on an annualized basis.
(4) Net interest margin represents net interest income stated on a fully taxable equivalent basis, divided by average earning assets.
(5) Equal to stockholders' equity less intangibles divided by total assets less intangibles.
(6) Equal to stockholders' equity less intangibles plus the allowable portion of the allowance for loan losses divided by total risk weighted assets.
(7) Nonperforming assets include nonaccrual loans, restructured loans, other real estate owned and in-substance foreclosure.

                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement and Prospectus is being furnished to the holders of West Mass Common Stock and VFSC Common Stock in connection with the solicitation of proxies for use at the Special Meetings. The solicitation of proxies from West Mass stockholders is being made by the Board of Directors of West Mass, and the solicitation of proxies from VFSC stockholders is being made by the Board of Directors of VFSC.

     The Special Meetings will be held for the purpose of considering and voting on a proposal to approve the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, which is being submitted to both the VFSC and the West Mass stockholders.

QUORUM AND VOTING FOR WEST MASS SPECIAL MEETING


     Only stockholders of West Mass of record at the close of business on
          (the "West Mass Record Date") are entitled to notice of and to vote at the West Mass Special Meeting. As of the West Mass Record Date, there were
issued and outstanding           shares of West Mass Common Stock entitled to
vote, of which           shares, representing   % of the shares issued and
outstanding, were beneficially owned by directors and officers of West Mass and their respective affiliates. Each such director, officer and affiliate has indicated his or her intention to vote the shares of West Mass Common Stock beneficially owned by him or her in favor of approval of the Merger Agreement. See "-- Beneficial Ownership of West Mass Common Stock." As of the West Mass Record Date, 70,145 shares, representing 5.70% of the shares issued and outstanding as of such date, were held by the Employee Stock Ownership Plan (the "ESOP") of United Savings Bank ("USB"), West Mass' sole direct subsidiary. Under the terms of the ESOP, each participant in the ESOP is entitled to exercise voting rights with respect to all shares of West Mass Common Stock allocated to such participant's account pursuant to the ESOP. All unallocated shares of West Mass Common Stock under the ESOP are voted by the Trustee of the ESOP at the direction of the Administrative Committee of USB's Board of Directors. As of December 31, 1993, all shares of West Mass Common Stock held by the ESOP had been fully allocated.


     The presence in person or by proxy of a majority of the aggregate number of shares of West Mass Common Stock issued and outstanding on the West Mass Record Date is necessary to constitute a quorum for the transaction of business at the West Mass Special Meeting.

     Each West Mass stockholder is entitled to one vote, in person or by proxy, for each share of West Mass Common Stock held of record in such stockholder's name at the close of business on the West Mass Record Date.

VOTE REQUIRED AT WEST MASS SPECIAL MEETING

     The approval and adoption of the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, requires the affirmative vote of the holders of two-thirds of the outstanding shares of the West Mass Common Stock. For purposes of determining the votes cast with respect to any matter presented for consideration at the West Mass Special Meeting, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Assuming that each director and officer and affiliate of West Mass votes in favor of the Merger Agreement, the affirmative vote of the holders of an
additional           shares of West Mass Common Stock, representing   % of the
total number of shares issued and outstanding on the West Mass Record Date, will be required to carry the proposal. If the requisite vote to carry the Merger proposal is not obtained at the West Mass Special Meeting, each of West Mass and VFSC has the right to terminate the Merger Agreement, subject to certain limitations. See "THE MERGER -- Termination."

     The enclosed proxy is being solicited by the Board of Directors of West Mass. Each proxy will be voted as directed; however, if no direction is indicated, each properly executed proxy will be voted FOR the approval and adoption of the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, and in such a manner as management's proxyholders shall decide on such other matters, if any, as may properly come before the West Mass Special Meeting. Any stockholder who returns a proxy before the West Mass Special Meeting has the right to revoke it prior to its exercise by delivering written notice to the Clerk of West Mass, or by returning a duly executed proxy bearing a later date, or by attending the West Mass Special Meeting and voting in person. However, if shares are held in street name, a stockholder will need additional documentation to vote in person at the West Mass Special Meeting.

     In addition to soliciting proxies by mail, proxies may also be solicited by telephone or personal interview by employees of West Mass or USB, who will not receive additional compensation for such solicitation activity. West Mass has also retained Regan and Associates, Inc. to assist in the solicitation of proxies, at a fee of approximately $3,250, plus reasonable out-of-pocket expenses.


     If sufficient votes in favor of the Merger are not received before the West Mass Special Meeting, the West Mass Special Meeting may be adjourned to a future date in order to permit further solicitation of proxies in respect of the Merger. In connection therewith, however, proxies voting against the Merger may not be used by the proxyholders to vote in favor of adjournment pursuant to such proxyholders' discretionary authority.


QUORUM AND VOTING FOR VFSC SPECIAL MEETING

     Only stockholders of VFSC of record at the close of business on
(the "VFSC Record Date") are entitled to notice of and to vote at the VFSC Special Meeting. As of the VFSC Record Date, there were issued and outstanding shares of VFSC Common Stock entitled to vote, of which
shares, representing   % of the shares issued and outstanding, were beneficially
owned by directors and officers of VFSC and their respective affiliates. Each such director, officer and affiliate has indicated his or her intention to vote the shares of VFSC Common Stock beneficially owned by him or her in favor of approval of the Merger Agreement. See "-- Beneficial Ownership of VFSC Common Stock."

     The presence in person or by proxy of a majority of the aggregate number of shares of VFSC Common Stock issued and outstanding on the VFSC Record Date is necessary to constitute a quorum for the transaction of business at the VFSC Special Meeting.

     Each VFSC stockholder is entitled to one vote, in person or by proxy, for each share of VFSC Common Stock held of record in such stockholder's name at the close of business on the VFSC Record Date. A list of all stockholders entitled to vote at the VFSC Special Meeting, including the address and number of shares registered in the name of each stockholder, will be available for inspection by any VFSC stockholder for ten business days prior to the VFSC Special Meeting at the office of the Secretary, 100 Main Street, Brattleboro, Vermont. Such list will also be available at the VFSC Special Meeting to any VFSC stockholder who is present.

VOTE REQUIRED AT VFSC SPECIAL MEETING

     The approval and adoption of the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, requires the affirmative vote of the holders of two-thirds of the outstanding shares of the VFSC Common Stock. For purposes of determining the votes cast with respect to any matter presented for consideration at the VFSC Special Meeting, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Assuming that each director and officer and affiliate of VFSC votes in favor of the Merger Agreement, the affirmative vote of the holders of an additional
          shares of VFSC Common Stock, representing   % of the total number of
shares issued and outstanding on the VFSC Record Date, will be required to carry the proposal. If the requisite vote to carry the Merger proposal is not obtained at the VFSC Special Meeting, each of VFSC and West Mass has the right to terminate the Merger Agreement, subject to certain limitations. See "THE MERGER
- -- Termination."

     The enclosed proxy is being solicited by the Board of Directors of VFSC. Each proxy will be voted as directed; however, if no direction is indicated, each properly executed proxy will be voted FOR the approval and adoption of the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, and in such a matter as management's proxyholders shall decide on such other matters, if any, as may properly come before the VFSC Special Meeting. Any stockholder who returns a proxy before the VFSC Special Meeting has the right to revoke it prior to its exercise by delivering written notice to the Secretary of VFSC, or by returning a duly executed proxy bearing a later date, or by attending the VFSC Special Meeting and voting in person. However, if shares are held in street name, a stockholder will need additional documentation to vote in person at the VFSC Special Meeting.

     In addition to soliciting proxies by mail, proxies may also be solicited by telephone or personal interview by employees of VFSC or VNB, who will not receive additional compensation for such solicitation activity. VFSC has also retained Regan and Associates, Inc. to assist in the solicitation of proxies, at a fee of approximately $4,250, plus reasonable out-of-pocket expenses.


     If sufficient votes in favor of the Merger are not received before the VFSC Special Meeting, the VFSC Special Meeting may be adjourned to a future date in order to permit further solicitation of proxies in respect of the Merger. In connection therewith, however, proxies voting against the Merger may not be used by the proxyholders to vote in favor of adjournment pursuant to such proxyholders' discretionary authority.


BENEFICIAL OWNERSHIP OF WEST MASS COMMON STOCK

     The following table sets forth information as of           , 1993, the West
Mass Record Date, with respect to the shares of West Mass Common Stock beneficially owned by each director of West Mass, by the chief executive officer of West Mass, and by all directors and executive officers as a group.

                                                                                        PERCENT OF
                                                              AMOUNT AND NATURE OF      WEST MASS
                           NAME                              BENEFICIAL OWNERSHIP(1)   COMMON STOCK
- -----------------------------------------------------------  -----------------------   ------------
Raymond E. Duda............................................            4,400                .35%
Francis L. Lemay...........................................          105,355(2)            8.08%(2)
J. Paul Cormier............................................              666                .05%
Rolland W. Gifford Jr. ....................................            1,333                .10%
Edward J. Duggan...........................................              666                .05%
Allyn W. Coombs............................................            6,933                .55%
All directors and officers as a group (9 persons)..........          176,890(3)           13.55%(3)

- ---------------

(1) Unless otherwise indicated, each person effectively exercises sole voting and dispositive power as to the shares reported.


(2) Includes 50,000 shares that may be purchased pursuant to the exercise of stock options.



(3) Includes 91,400 shares that may be purchased pursuant to the exercise of stock options.



     The directors and officers of West Mass who own options to acquire shares of West Mass Common Stock have indicated that they do not intend to exercise any such options at any time prior to the West Mass Special Meeting.

     Other than as indicated above, the following table sets forth information
as of           , 1994, the West Mass Record Date, as to persons who are
beneficial owners of more than 5% of the outstanding shares of West Mass Common Stock.



                                                       AMOUNT OF
                     NAME AND ADDRESS             BENEFICIAL OWNERSHIP     PERCENT OF CLASS
            ----------------------------------    --------------------     ----------------
            First Manhattan Co................           115,100                     9.25%
            437 Madison Avenue
            New York, NY 10022
            United Savings Bank Employee
              Stock Ownership Plan............            70,145                     5.70%
            45 Federal Street
            Greenfield, Massachusetts 01301


BENEFICIAL OWNERSHIP OF VFSC COMMON STOCK


     The following table sets forth information as of           , 1994, the VFSC
Record Date, with respect to the shares of VFSC Common Stock beneficially owned by each director of VFSC, by the chief executive officer of VFSC, and certain other executive officers of VFSC, and by all directors and executive officers as a group.


                                                            AMOUNT AND         PERCENT OF
                                                            NATURE OF             VFSC
          NAME                                         BENEFICIAL OWNERSHIP   COMMON STOCK
          -------------------------------------------  --------------------   ------------
          Anthony F. Abatiell........................          76,349(1)              2.24%
          Zane V. Akins..............................             368(2)              0.01%
          Charles A. Cairns..........................           3,459(3)              0.10%
          Robert C. Cody.............................          17,244(4)              0.51%
          Beverly G. Davidson........................           2,319(5)              0.07%
          James E. Griffin...........................           2,475(6)              0.07%
          John D. Hashagen, Jr.......................          10,668(7)              0.31%
          Daniel C. Lyons............................           9,825(8)              0.29%
          Kimball E. Mann............................          11,013(9)              0.32%
          Stephan A. Morse...........................           4,648(10)             0.14%
          Donald E. O'Brien..........................           4,401(11)             0.13%
          Roger M. Pike..............................           6,312(12)             0.19%
          Mark W. Richards...........................          23,164(13)             0.69%
          Directors and Executive Officers as a               198,033(14)             5.81%
            Group(18)

- ---------------

(1) Includes 813 shares held jointly with a family member in which Mr. Abatiell shares voting and investment power. Also includes 71,192 shares held in a custodial capacity in VNB's trust department in which Mr. Abatiell has sole voting and investment powers. Does not include options to acquire 1,000 additional shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock.

(2)  Does not include options to acquire 1,000 shares, exercisable within sixty
     (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(3)  Does not include options to acquire 1,000 shares, exercisable within sixty
     (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(4) Includes 12,554 shares held jointly with a family member in which Mr. Cody shares voting and investment powers. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(5) Ms. Davidson shares voting and investment powers on 2,308 shares. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(6)  Does not include options to acquire 1,000 shares, exercisable within sixty
     (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(7) Includes 224 shares held by a family member in which Mr. Hashagen has no voting or investment powers and as to which Mr. Hashagen disclaims beneficial ownership. Also includes 200 shares held in the name of Green Mountain Investment Club in which Mr. Hashagen shares voting and investment powers and 7,024 shares held in the VNB Profit Sharing Plan. Does not include options to acquire 5,000 shares, exercisable within sixty (60) days, pursuant to the Officers' Non-Qualified Stock Option Plan.

(8) Includes 2,625 shares held jointly with a family member in which Mr. Lyons shares voting and investment powers. Also includes 7,200 shares held by a family member in which Mr. Lyons has no voting or investment powers and as to which Mr. Lyons disclaims beneficial ownership. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(9) Includes 9,379 shares held jointly with a family member in which Mr. Mann shares voting and investment powers. Also includes 814 shares held by a family member in which Mr. Mann has no voting or investment powers and as to which Mr. Mann disclaims beneficial ownership. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(10) Includes 2,507 shares held jointly with a family member. Also includes 504 shares held by a family member in which Mr. Morse has no voting or investment powers and as to which Mr. Morse disclaims beneficial ownership. Does not include options to acquire 1,000 shares, exercisable within sixty
     (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(11) Does not include options to acquire 1,000 shares, exercisable within sixty
     (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(12) Includes 777 shares held jointly with family members and 1,110 shares held by Kinney, Pike Bell & Conner, Inc. in which Mr. Pike shares voting and investment powers. Also includes 869 shares held by a family member in which Mr. Pike has no voting or investment powers and as to which Mr. Pike disclaims beneficial ownership. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(13) Includes 23,364 shares held jointly with family members in which Mr. Richards shares voting and investment powers. Does not include options to acquire 1,000 shares, exercisable within sixty (60) days, pursuant to the Directors' Non-Qualified Stock Option Plan.

(14) Does not include options to acquire 48,000 shares, or    % of the
     outstanding shares, exercisable within sixty (60) days, pursuant to the Directors' and Officers' Non-Qualified Stock Option Plans.

     The following table sets forth information as of           , 1994, the VFSC
Record Date, as to persons who are beneficial owners of more than 5% of the outstanding shares of VFSC Common Stock.


                                                                       AMOUNT OF         PERCENT
    NAME AND ADDRESS                                              BENEFICIAL OWNERSHIP   OF CLASS
    ------------------------------------------------------------  --------------------   --------
    David L. Babson & Company, Inc..............................     231,700              6.80%
    One Memorial Drive
    Cambridge, MA 02142-1300
    UBS Asset Management (New York) Inc.........................     189,200              5.55%
    1211 Avenue of the Americas
    New York, NY 10036-8796
    Vermont National Bank.......................................     332,495              9.78%
    Trust Department
    100 Main Street
    Brattleboro, VT 05301

                                   THE MERGER

     This section of the Joint Proxy Statement and Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement or the Stock Option Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, copies of which are attached hereto, respectively, as Appendix A and Appendix E and are incorporated herein by reference. All stockholders are urged to read the Merger Agreement, the Stock Option Agreement and the other appendices hereto in their entirety.

BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; OPINIONS OF FINANCIAL ADVISORS

     BACKGROUND OF THE MERGER. During the fall and winter of 1992-93, John D. Hashagen, President and Chief Executive Officer of VFSC, and Francis L. Lemay, Chairman and Chief Executive Officer of West Mass, met and discussed on a few occasions on a preliminary basis the possibility of a combination or affiliation of West Mass and VFSC. Such discussions were preliminary and inconclusive, and no agreements or understandings concerning such a combination or affiliation were reached.

     In April of 1993, Mr. Lemay and Mr. Hashagen discussed the possibility of each company conducting a limited "due diligence" investigation of the other, with a view to evaluating the feasibility of a business combination or similar transaction. On April 22, 1993, VFSC and West Mass signed a Confidentiality Agreement concerning certain information as might be disclosed to VFSC by West Mass in connection with a due diligence investigation of West Mass. On several occasions in May, June and July of 1993, representatives of VFSC, including officers of MB&D, VFSC's financial advisor, conducted a limited due diligence review of West Mass. This review included analysis of West Mass' earnings, operations, markets, and financial condition, including its loan portfolio.

     On July 6, 1993, a similar Confidentiality Agreement was executed by West Mass and VFSC concerning information as might be disclosed to West Mass in connection with a due diligence investigation of VFSC. West Mass' officers and representatives of M.A. Schapiro conducted a due diligence investigation of VFSC's business, operations and financial condition in early July of 1993.

     At a meeting on August 3, 1993, the VFSC Board of Directors discussed the possible transaction with West Mass and authorized Mr. Hashagen to attempt to negotiate the terms of a merger with West Mass, subject to further Board review and approval.

     During the first half of August, 1993, West Mass senior management and a special committee of its Board of Directors, in consultation with its financial advisor, reviewed and evaluated in detail the business and other aspects of a potential merger with VFSC. At a meeting of the West Mass Board of Directors on August 12, 1993, management and the Board special committee reported to the full Board the results of its review and analysis. At this meeting, the full West Mass Board authorized management to attempt to negotiate the definitive terms of a merger with VFSC, subject to final Board review and approval.

     Separate special meetings of the West Mass Board and the VFSC Board were called for August 24, 1993 to consider drafts of the Merger Agreement and the Stock Option Agreement. The VFSC Board, after presentations by management, financial advisors and legal counsel, unanimously approved the agreements at that meeting and authorized Mr. Hashagen to execute them on behalf of VFSC. The West Mass Board, after presentations from its management, financial advisor and legal counsel, also approved the Merger Agreement and the Stock Option Agreement.

     Messrs. Hashagen and Lemay executed the Merger Agreement and the Stock Option Agreement on the afternoon of August 24, 1993.

     REASONS OF WEST MASS FOR THE MERGER. In reaching its determination to approve the Merger Agreement and to authorize management to proceed with the transactions contemplated thereby, including issuing the Option to VFSC pursuant to the Stock Option Agreement, the Board of Directors of West Mass concluded that the Merger Agreement was fair to, and in the best interests of, West Mass and its stockholders. In so doing, the West Mass Board consulted with West Mass' legal and financial advisors, as well as management, and considered a number of factors, among them the following:

          (a) The Board's familiarity with and review of VFSC's business, operations, earnings and financial condition.

          (b) The geographic proximity of VFSC's home office in Brattleboro, Vermont, to West Mass' main office in Greenfield, Massachusetts -- only about 20 miles on Interstate 91 -- and the effect such proximity would have on the combined enterprise's ability to prosper in the contiguous Franklin County, Massachusetts, and Southern Vermont banking markets.

          (c) The provisions of the Merger Agreement to the effect that West Mass' obligation to consummate the Merger would be conditioned on the receipt of a written opinion from M.A. Schapiro that the terms of the Merger Agreement are fair to West Mass' stockholders from a financial point of view.

          (d) The intent and expectation that the Merger would be a tax-free reorganization under applicable Federal income tax laws.

          (e) The belief of the West Mass Board that, upon analysis of the anticipated financial effects of the Merger, the resulting institution would be financially strong and capitalized well in excess of regulatory capital requirements.

          (f) The view of the West Mass Board that VFSC's approach to the banking business, with its emphasis on quality products and customer service, would compliment and enhance the business of USB.

          (g) The current and anticipated economic and regulatory environment and competitive constraints facing relatively small, independent financial institutions.

          (h) The fact that the Merger Agreement contained certain provisions, including the right of West Mass to terminate the agreement (i) if there shall have occurred circumstances which have had, or be reasonably likely to have, a material adverse effect on the business, results of operations, financial condition or prospects of VFSC, or (ii) if the market value of VFSC Common Stock shall have declined below $14.875 per share for a period of time prior to the consummation of the Merger (subject to certain limitations).

     The West Mass Board did not attempt to weight or prioritize the above factors in making its determination.

     THE BOARD OF DIRECTORS OF WEST MASS UNANIMOUSLY RECOMMENDS THAT WEST MASS' STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE WEST MASS SPECIAL MEETING.

     OPINION OF FINANCIAL ADVISOR TO WEST MASS. West Mass retained M.A. Schapiro to provide an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to West Mass and its stockholders. West Mass selected M.A. Schapiro as its financial advisor because of its reputation and because M.A. Schapiro has substantial experience in transactions such as the Merger. M.A. Schapiro has, from time to time, provided other financial advisory services to West Mass, including advising West Mass with respect to mergers and acquisitions. M.A. Schapiro is a nationally recognized investment banking firm specializing in the banking and financial services industry.

     M.A. Schapiro has delivered its written opinions to the West Mass Board that, as of August 24, 1993 and as of the date of this Joint Proxy Statement and Prospectus, the Exchange Ratio was fair, from a financial point of view, to the stockholders of West Mass. No limitations were imposed by the West Mass Board upon M.A. Schapiro with respect to the investigations made or procedures followed by M.A. Schapiro in rendering its opinions.

     THE FULL TEXT OF THE OPINION OF M.A. SCHAPIRO DATED THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY

M.A. SCHAPIRO, IS ATTACHED HERETO AS APPENDIX B. WEST MASS STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. M.A. SCHAPIRO'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY WEST MASS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE WEST MASS SPECIAL MEETING. THE SUMMARY OF THE OPINION OF M.A. SCHAPIRO SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE AUGUST 24, 1993 OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION ATTACHED HERETO.

     In connection with its opinion dated the date hereof, M.A. Schapiro reviewed, among other things: (a) the Merger Agreement and the Stock Option Agreement; (b) this Joint Proxy Statement and Prospectus; (c) publicly available reports filed with the Commission by West Mass and VFSC; (d) certain other publicly available financial and other information concerning West Mass and VFSC; (e) certain other internal information, including projections, relating to West Mass and VFSC, prepared by the managements of West Mass and VFSC and furnished to M.A. Schapiro for purposes of its analysis; and (f) publicly available information concerning certain other banks and bank holding companies, savings banks, savings and loans holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. M.A. Schapiro also met with certain officers and representatives of West Mass and VFSC to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition, current loan quality and trends at VFSC, and future prospects of West Mass and VFSC, both separately and on a combined basis. In addition, M.A. Schapiro reviewed the reported price and trading activity for West Mass and VFSC Common Stock, compared certain financial and stock market information for West Mass and VFSC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries specifically and other industries generally and performed such other studies and analysis as it considered appropriate. M.A. Schapiro also discussed with the independent auditors of each company their review of such company's financial and accounting affairs. M.A. Schapiro also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. M.A. Schapiro's opinions were necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to M.A. Schapiro through the dates thereof.

     In conducting its review and in arriving at its opinion, M.A. Schapiro relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. M.A. Schapiro also assumed, without independent verification, that the aggregate allowances for loan losses for West Mass and VFSC were adequate to cover such losses. M.A. Schapiro did not make or obtain any evaluations or appraisals of the property of West Mass or VFSC. M.A. Schapiro was retained by the West Mass Board to express an opinion as to the fairness, from a financial point of view, to the West Mass stockholders of the Exchange Ratio in the Merger. M.A. Schapiro did not address West Mass' underlying business decision to proceed with the Merger and did not make any recommendations to the West Mass Board with respect to any approval of the Merger.

     In connection with rendering its opinions to the West Mass Board, M.A. Schapiro performed a variety of financial analyses which are summarized below. M.A. Schapiro believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying M.A. Schapiro's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, M.A. Schapiro made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of West Mass and VFSC. Any estimates contained in M.A. Schapiro's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. None of the analyses performed by M.A. Schapiro was assigned a greater significance by M.A. Schapiro than any other.

     The projections reviewed by M.A. Schapiro were prepared by the managements of West Mass and VFSC. Neither West Mass nor VFSC publicly discloses internal management projections of the type provided to the West Mass Board and to M.A. Schapiro in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a brief summary of the analyses performed by M.A. Schapiro in connection with its opinion as described to the West Mass Board of Directors by M.A. Schapiro:


     (a) Summary. M.A. Schapiro summarized the terms of the Merger, including the conversion of each share of West Mass Common Stock into the right to receive $17.75 of VFSC Common Stock, subject to adjustment and provided that the Exchange Ratio will be no less than 0.8875 nor more than 0.9861 of VFSC Common Stock. M.A. Schapiro analyzed the Stock Option granted by West Mass to VFSC to purchase 19.9% of the outstanding West Mass Common Stock at $17.75 per share. M.A. Schapiro also analyzed the competitive and economic factors in Massachusetts and Vermont as they affect financial institutions, earnings sensitivity, pricing comparability and earnings per share estimates for the pro forma company in light of the continued rehabilitation of asset quality at VFSC.


     (b) Analysis of Other Merger Transactions. M.A. Schapiro analyzed certain other bank and thrift merger and acquisition transactions in New England in which the consideration was under $100 million for the period from January 1, 1991 to August 2, 1993. M.A. Schapiro similarly analyzed certain thrift acquisition transactions for the Northeastern region from January 1, 1991 to August 2, 1993. M.A. Schapiro then compared the multiples produced by the VFSC offer with the median deal multiples for all included transactions. This analysis compared price/earnings, price/fully diluted book value and price/fully diluted tangible book value multiples of the VFSC offer to the median multiples for the transactions analyzed. Set forth below are the median deal multiples presented to the West Mass Board:

                                                 SELECTED                SELECTED
                                                NEW ENGLAND            NORTHEASTERN         VFSC/
                                            THRIFT ACQUISITIONS     THRIFT ACQUISITIONS      WMBS
                                            -------------------     -------------------     ------
        Price/Earnings....................          14.29x                  16.72x          10.40 x
        Price/Book........................         108.93%                 105.76%          104.70%
        Price/Tangible Book...............         113.24                  106.55           124.30

     M.A. Schapiro's analysis also showed that the range of implied valuations of West Mass, applying the median deal multiples described above to West Mass' earnings, book value and tangible book value, was $15.22 to $23.08 per share. The results produced in this analysis do not purport to be indicative of actual values or expected values of West Mass or the shares of West Mass Common Stock.

     The thrift acquisition transactions for the Northeastern Region for the period from January 1, 1991, included in the above multiples are:

STATE OF     STATE OF
 BUYER        TARGET              BUYER                   TARGET
- --------     --------     ---------------------    --------------------
                          First Fidelity
NJ            CT          Bancorp                  Greenwich Financial
PA            PA          Keystone Financial       Elmwood Bancorp
PA            PA          Sovereign Bancorp        Valley Federal
RI            MA          Citizens Financial       Boston Five Bancorp
PA            PA          BT Financial Corp.       FirstSouth Bancorp
                          First Fidelity
NJ            NY          Bancorp                  Village Financial
MA            CT          Sun Life Assurance       Danielson Federal
NJ            NJ          Collective Bancorp       Montclair Bancorp
MA            MA          Haymarket Co-Op Bank     CapeBank
NY            NY          KeyCorp                  Nat'l SB of Albany
PA            NJ          Sovereign Bancorp        Harmonia Bancorp
PA            PA          Susquehanna Bcshrs.      Central Financial
PA            PA          PNC Bank Corp.           Flagship Financial
PA            PA          USBANCORP                Community Bancorp
PA            PA          Integra Financial        Landmark Savings
NY            NY          Independence Savings     LI City Financial
NY            NY          TrustCo Bank Corp        Home & City Savings

     The thrift acquisition transactions for New England for the period from January 1, 1991 to August 2, 1993 are:

STATE OF     STATE OF
 BUYER        TARGET              BUYER                   TARGET
- --------     --------     ---------------------    --------------------
                          First Fidelity
NJ            CT          Bancorp                  Greenwich Financial
RI            MA          Citizens Financial       Boston Five Bancorp
MA            CT          Sun Life Assurance       Danielson Federal
MA            MA          Haymarket Co-Op Bank     CapeBank

     (c) Discounted Cash Flow. M.A. Schapiro used two scenarios in performing a discounted cash flow analysis of West Mass. The first scenario assumed annual earnings appreciation of West Mass of 5.5%, discount rates of 10% to 14%, different terminal price multiples ranging from 10x to 14x to apply to 1997 estimated earnings and a 30% dividend payout. This first scenario showed a range of present values per share of West Mass Common Stock from $15.01 to $23.85. The second scenario used the same assumptions as the first scenario, with the exception that the earnings assumptions for West Mass remained stable at $2.5 million annually through 1997. This second scenario showed a range of present values per share of West Mass Common Stock from $12.24 to $19.34. The results produced in this analysis do not purport to be indicative of the actual values or expected values of West Mass or of the shares of West Mass Common Stock.

     (d) Analysis of the Combined Company. M.A. Schapiro analyzed certain balance sheet and income statement data for West Mass and VFSC on both an historical and pro-forma basis. Such analysis reviewed the profitability, capital, credit quality, market niches of VFSC, and the ranking and competitiveness within the Vermont/Western Massachusetts banking market. The analysis showed, among other things, that the pro forma company would be nearly $1.2 billion in assets with nearly $90 million in stockholder's equity. Profitability was analyzed from the impact of realizing no-expense savings due to VFSC's commitment to retain all West Mass employees. However, the expected earnings of the pro-forma company was assumed to be enhanced by the continued reduction in problem assets at VFSC and its related workout costs, gradual improvement in Vermont's economy, as well as with the introduction of greater commercial loan and trust services and products throughout West Mass' branch network.

     (e) Exchange Analysis. M.A. Schapiro considered the effect of the limitations on the Exchange Ratio contained in the Merger Agreement. The effect of such limitations is that stockholders of West Mass could receive VFSC Common Stock valued at less than $17.75 per share of West Mass Common Stock if VFSC Common Stock trades below $18.00 per share during the Determination Period set forth in the Merger Agreement. If the price per share of VFSC Common Stock during the Determination Period trades at $14.875 per share, then the value received by West Mass stockholders could be as low as $14.67 per share.

     (f) Analysis of Comparable Companies. M.A. Schapiro examined the operating and trading performance of West Mass in comparison to selected publicly traded thrifts located in Massachusetts with the total assets of between $100 million and $1.0 billion. The group of twenty-four companies included Abington Savings, Andover Bancorp, Bank of Braintree, Central Co-Operative, Co-Operative Bank of Concord, Family Bancorp, First Essex Bancorp, Framingham Savings, Grove Bank, Hibernia Savings, Hingham Institution for Savings, Home Port Bancorp, Lawrence Savings, Lexington Savings, MASSBANK Corp., Medford Savings, Peoples Savings of Brockton, Peoples Bancorp of Worcester, Quincy Savings, Sandwich Co-Operative, Somerset Savings, Sterling Bancshares, Warren Bancorp, and West Newton Savings.

     M.A. Schapiro analyzed the relative performance and outlook for West Mass by comparing certain financial and trading market information of West Mass with the group of comparable thrifts. M.A. Schapiro compared West Mass with the comparable thrifts based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or for the twelve months ended, June 30, 1993, and pricing data as of August 9, 1993, the median market price to latest twelve months earnings multiple was 9.4x for the comparable thrifts and 6.4x for West Mass. The median price to stated book value was 77.2% for the comparable thrifts and 64.9% for West Mass. The median price to tangible book value was 78.2% for the comparable thrifts and 77.0% for West Mass. The implied market trading values for West Mass derived from such comparable company analysis utilizing the resulting median valuation ratios ranged from approximately $11.16 to $16.11 per share.


     M.A. Schapiro examined the operating and trading performance of VFSC in comparison to selected publicly traded commercial banks and bank holding companies located in New England and upstate New York with total assets of between $500 million and $2.0 billion. The group of fourteen companies included Lafayette American Bancorp (CT), Putnam Trust Company (CT), UST Corp. (MA), Independent Bank Corp. (MA), Cape Cod Bank & Trust (MA), Bank of New Hampshire Corp. (NH), Arrow Financial Corp. (NY), Community Bank System (NY), Evergreen Bancorp (NY), NBT Bancorp (NY), TrustCo Bank Corp. (NY), BankNorth Group (VT), Chittenden Corp. (VT), and Merchants Bancshares (VT).


     M.A. Schapiro analyzed the relative performance and outlook for VFSC by comparing certain financial and trading market information of VFSC with the group of comparable commercial banks. M.A. Schapiro compared VFSC with the comparable commercial banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or for the twelve months ended June 30, 1993, and pricing data as of August 9, 1993, the median market price to latest twelve months earnings multiple was 12.7x for the comparable commercial banks and 12.3x for VFSC. The median price to stated book value was 109.7% for the comparable commercial banks and 98.6% for VFSC. The median price to tangible book value was 119.2% for the comparable commercial banks and 98.8% for VFSC. The median capitalization levels for the comparable commercial banks was 7.25% common equity to assets, 7.12% tangible common equity to assets, and 10.42% core capital ratio. VFSC ratios for these measures was 7.28%, 7.27% and 9.91%, respectively. The median return on average assets was 0.58% for the comparable commercial banks and 0.58% for VFSC. The median return on average common equity was 7.54% for the comparable commercial banks and 8.33% for VFSC. The median ratio of non-performing assets to loans and other real estate owned was 4.53% for the comparable commercial banks and 5.15% for VFSC. The median ratio of reserves to non-performing assets was 55.52% for the comparable commercial banks and 44.78% for VFSC, while reserves to loans was 2.67% for the comparable commercial banks and 2.36% for VFSC.

     In connection with its opinion dated the date of this Joint Proxy Statement and Prospectus, M.A. Schapiro also confirmed the appropriateness of its reliance on the analysis used to render its August 24, 1993 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     M.A. Schapiro is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes.


     West Mass and M.A. Schapiro have entered into a letter agreement, dated May 15, 1993 (the "M.A. Schapiro Engagement Letter"), relating to the services to be provided by M.A. Schapiro in connection with the Merger. West Mass has agreed to pay M.A. Schapiro a fee (the "Fee") for its services equal to 1.0% of the value of the consideration received by West Mass and its stockholders which, based upon a projected exchange value of $17.75, will equal $219,310. The Fee, which will be paid in cash, will be paid according to the following schedule: one-third of the Fee was paid upon the execution of the Merger Agreement; one-third will be paid upon receipt of West Mass' stockholder approval; with the remaining one-third to be paid at the Effective Time. All such payments shall be non-refundable. For purposes of the M.A. Schapiro Engagement Letter, the value of the consideration received by West Mass and its stockholders shall mean the fair market value of VFSC Common Stock based on the average closing price as reported on NASDAQ -- NMS for the ten trading days prior to the Effective Time. In the M.A. Schapiro Engagement Letter, West Mass also has agreed to indemnify M.A. Schapiro against certain liabilities, including liabilities under the federal securities laws.


     M.A. Schapiro's opinion does not constitute a recommendation to any West Mass stockholder as to how such stockholder should vote on the Merger proposal.

     REASONS OF VFSC FOR THE MERGER. In reviewing the terms of the proposed Merger and making its determination to approve the Merger Agreement, the Board of Directors of VFSC concluded that the Merger Agreement was fair to, and in the best interests of, VFSC and its stockholders. VFSC's Board consulted VFSC's financial and legal advisors, as well as management, and considered a number of factors, among them the following:

          (a) West Mass' strong share of the market in Franklin County, Massachusetts, and the size and makeup of its primary competitors.

          (b) VFSC's level of comfort with West Mass' business, operations, earnings and financial condition, including its loan portfolio.

          (c) The proximity of VFSC's home office in Brattleboro, Vermont, to the contiguous Franklin County (Massachusetts) market, and the effect this proximity would have on VFSC's ability to compete with success and prosper in the new market area.

          (d) The condition to VFSC's obligation to consummate the Merger that it receive a written opinion from MB&D that the Exchange Ratio is fair to VFSC's stockholders from a financial point of view, and the oral summary of such opinion delivered at the August 24 Board meeting.

          (e) The belief of the VFSC Board that, upon analysis of the anticipated financial effects of the Merger, the resulting institution would be financially strong and capitalized well in excess of regulatory capital requirements.

          (f) The view of the Board that VFSC's approach to the banking business, with its emphasis on quality products and customer service, would compliment and enhance the business of USB, enabling the combined enterprise to be a strong competitor in the Western Massachusetts marketplace.

          (g) The current and anticipated economic and regulatory environment and competitive constraints facing relatively small, independent financial institutions.

          (h) The fact that the Merger Agreement contains certain provisions, including the right of VFSC to terminate the agreement if there shall have occurred circumstances which have had, or be reasonably likely to have, a material adverse effect on the business, results of operations, financial condition or prospects of West Mass.

          (i) The Exchange Ratio, and the fact that the Merger Agreement provides that the Exchange Ratio will not exceed 0.9861 share of VFSC Common Stock for each share of West Mass Common Stock.

          (j) The potential long-term effect of the addition of West Mass' business to VFSC's earnings power.

     The VFSC Board did not attempt to weight or prioritize the above factors in making its determination.

THE BOARD OF DIRECTORS OF VFSC UNANIMOUSLY RECOMMENDS THAT VFSC'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE VFSC SPECIAL MEETING.

     OPINION OF FINANCIAL ADVISOR TO VFSC. VFSC retained MB&D to advise it in connection with the negotiations preceding the execution of the Merger Agreement and provide an opinion as to the fairness of the Exchange Ratio set forth in the Merger Agreement to VFSC and its stockholders from a financial point of view. VFSC and its Board of Directors selected MB&D based on prior experience of VFSC working with certain of the principals of MB&D in terms of capital markets transactions, branch acquisition analysis and merger and acquisition analysis. MB&D was selected based on its qualifications and experience in the financial analysis of financial institutions and merger and acquisition transactions involving financial institutions. VFSC retained MB&D to assist it in evaluating possible acquisition candidates both within Vermont and in the states immediately adjacent to Vermont. Among the entities considered by MB&D was West Mass. MB&D suggested to VFSC that contact be made by the President and Chief Executive Officer of VFSC to the Chairman and Chief Executive Officer of West Mass to determine whether or not the subject of a possible affiliation would be of any interest to West Mass. MB&D is a financial consulting and investment banking firm specializing in the banking and financial services industry. MB&D is also a NASDAQ broker-dealer and produces equity research for investors in the securities of financial institutions.

     MB&D has delivered its oral and written opinions to the Board of Directors of VFSC that, subject to the limitations set forth in the opinion, as of August 24, 1993 and as of the date of this Joint Proxy Statement and Prospectus, the Exchange Ratio (including the maximum and minimum ratios permitted) provided for in the Merger Agreement is fair to the holders of VFSC Common Stock from a financial point of view.

     THE FULL TEXT OF THE OPINION OF MB&D DATED THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IS ATTACHED HERETO AS APPENDIX C. VFSC'S STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. MB&D'S OPINION IS DIRECTED TO THE POSSIBLE RANGE OF EXCHANGE RATIOS WHICH MAY BE OBTAINED IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VFSC COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE VFSC SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MB&D SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ITSELF. THE CONCLUSION OF THE ORAL OPINION OF AUGUST 24, 1993 IS SUBSTANTIALLY THE SAME AS THE CONCLUSION OF THE OPINION WHICH APPEARS IN APPENDIX C.


     In arriving at its opinion, MB&D reviewed publicly available business and financial information relating to West Mass and its banking subsidiary, USB, and publicly available business and financial information relating to VFSC and its subsidiary, VNB. MB&D also reviewed the Merger Agreement and the related Stock Option Agreement as well as the Registration Statement on Form S-4 of VFSC which includes the Joint Proxy Statement and Prospectus. MB&D also reviewed certain other information including internal reports and documents of VFSC, West Mass and USB and other internal, management-prepared financial information. MB&D discussed projections for future periods for both VFSC and West Mass with VFSC and West Mass, respectively. MB&D also met with and had discussions with members of the senior management of each of VFSC and West Mass and their respective banking subsidiaries regarding their respective past and current business operations, financial condition, and future prospects. The discussions also encompassed the results of recently completed regulatory examinations at the subsidiary banks of both institutions, trends in asset quality and problem asset resolution at both institutions and the relative state of the local economies in which each institution conducts business. MB&D also held discussions with the respective independent auditors of VFSC and West Mass regarding the financial and accounting affairs of the two companies and reviewed with the senior management of VFSC the results of VFSC's conversations and discussion with the senior members of management of West Mass concerning the past and present business operations, financial condition and future prospects of both West Mass and USB.

     In addition to the foregoing, MB&D reviewed the annual reports to stockholders and annual reports on Form 10-K of each of West Mass and VFSC for the years ended December 31, 1990, 1991 and 1992 and certain interim reports to stockholders for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993 as well as the quarterly reports on Form 10-Q of VFSC and West Mass for the same periods. MB&D also studied the historical stock prices and trading volumes of the common stock of both VFSC and West Mass. MB&D reviewed and studied the publicly available financial data and stock market performance of a number of publicly traded bank holding companies and thrifts which MB&D believes to be reasonably comparable to VFSC and West Mass. In addition, MB&D reviewed the terms and conditions of recent acquisitions of publicly traded thrifts which it deemed to be comparable to the acquisition of West Mass by VFSC. MB&D also conducted such other studies, analyses and investigations as it deemed appropriate under the circumstances surrounding this transaction.

     In the course of its review and analysis, MB&D considered, among other things, such topics as relative capitalization, capital adequacy, relative asset quality, loan loss reserve adequacy, the composition of the loan portfolio, the respective asset and liability compositions of the parties to the transaction and the relations of each parent entity to its respective primary regulator and of each subsidiary bank to its primary regulator. MB&D's opinion also takes into account its assessment of general economic, market and financial conditions, its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally. In the process of its review and analysis, MB&D relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the management of both VFSC and West Mass. In reaching its opinion, MB&D did not perform or obtain from any other source any independent appraisals of the assets of VFSC or of West Mass. MB&D also relied on the management of each of VFSC and West Mass and their respective subsidiary banks as to the reasonableness of the financial and operating forecasts and of the assumptions on which they are based, which were provided to it.


     In connection with rendering its opinions to the Board of Directors of VFSC, MB&D informed VFSC that it performed a number of financial analyses which are summarized below. MB&D has indicated that the various analyses summarized should be considered as a whole and cautioned against a selective reliance on any single portion of the analyses. MB&D also stated that (i) the preparation of a fairness opinion is an involved process employing both objective and subjective judgments, the evaluation of many factors and varies as to the steps involved based on the form of the specific transaction and the identities and historical performances of the parties to the transaction; (ii) estimates which comprise a part of MB&D's analysis are not necessarily indicative of future results or values; and (iii) estimates of values referenced in any such analysis are not intended to be appraisals and may not reflect the price at which the companies or their securities may actually be sold.


     The following is a summary of the analyses completed by MB&D in connection with rendering and reaffirming its opinion:


          (a) Analysis of the Anticipated Transaction. MB&D analyzed the anticipated impact of the proposed Merger on the projected future results of VFSC and on its projected consolidated pro forma balance sheet. Specifically, MB&D stated that it would expect, based on a range of possible Exchange Ratios running from a minimum of 0.8875 share of VFSC Common Stock in exchange for each share of West Mass Common Stock to a maximum of 0.9861 share of VFSC Common Stock in exchange for each share of West Mass Common Stock, that, based on the assumptions employed, the dilutive effect on estimated future earnings (as estimated by MB&D) (before consideration of possible cost reductions as a result of the Merger) of VFSC resulting from a transaction completed in 1994 would not be significant. MB&D indicated that the elimination of the maximum expected amount of such earnings dilution would require an increase in after-tax income produced by West Mass of less than 5% over the estimate for West Mass as used in the analysis. Alternatively, MB&D indicated that the elimination of anticipated dilution to earnings per share could be achieved through a reduction in the annualized pre-tax non-interest expense levels at which West Mass has been operating, of less than 10%. MB&D also pointed out that the elimination of the maximum anticipated dilution could be accomplished through a combination of increased net income and decreased non-interest expense of West Mass. To the extent that the actual Exchange Ratio is less than the maximum of 0.9861, the dilutive impact to earnings resulting from the acquisition of West Mass will be reduced. MB&D indicated that it is not expected that there will be any permanent dilutive effect on earnings of VFSC as a result of the Merger based on anticipated increases in both net interest income and non-interest income at USB as a result of the planned introduction of new lending products and services. MB&D also considered the likely impact of the expected transaction (which is to be accounted for on a pooling-of-interests basis) on the balance sheet and capitalization ratios of VFSC. MB&D indicated that it anticipated that the transaction will increase the tangible capital ratio of VFSC by more than 20 basis points and the equity capital ratio of VFSC by more than 40 basis points.



          (b) Discounted Cash Flow Analysis. MB&D indicated that it examined two scenarios in projecting future cash flows of a free-standing West Mass (employing conservative assumptions) in order to facilitate a discounted cash flow analysis. The first scenario assumed an annual asset growth of 5% and a return on assets averaging 0.90% (a rate which, although less than the year-to-date for September 30, 1993 annualized performance of West Mass, is well above annual results recorded by West Mass in 1990, 1991 and
     1992). The scenario contemplated a range of possible terminal values based on price earnings multiples of from 10x to 14x applied to projected earnings for the twelve months ended December 31, 1998 and annual dividends based on a static dividend payout ratio of 30% applied to the growing income stream. The discount rates applied to the resulting cash flows ranged from 10% to 14% and incorporated both concepts of the time value of money and risk. The second scenario employed most of the same assumptions as the first scenario except that it incorporated an earnings annuity concept for West Mass with West Mass earning a constant $2.4 million for a five-year period. The first scenario showed a range of present discounted values for a free standing West Mass of from $12.05 per share to $19.14 per share and the second scenario showed a range of present discounted value for a free standing West Mass of from $11.83 per share to $18.67 per share. MB&D cautioned that the results produced in this analysis do not purport to be indicative of the actual values of the securities of West Mass.



          (c) Analysis of Other Comparable Transactions. MB&D indicated that it reviewed a selection of other publicly-announced transactions between financial institutions in New England and in the Northeast. MB&D stated that it does not place undue reliance on comparables analysis as a methodology due to what it perceives as the serious inherent limitations of the practice, adding that comparables analysis often fails to adequately take into consideration such factors as differences in the underlying capitalization of the acquiror and the acquired institution, differences in the historic earnings patterns recorded by the two institutions which can demonstrate a different picture than is obtained by examining only recent financial results, differences in the form or forms of consideration used to complete the transaction and differences between the planned methods of accounting for the completed transaction. Nevertheless, MB&D reviewed 14 transactions which were either pending or had been completed within the past twelve months in the Northeast. Based on publicly reported information, the median multiple of book value (unadjusted for intangibles) represented by the announced transaction price in the 14 examples considered was 1.39 times the most recent quarter end unadjusted book value of the acquired entity. MB&D stated that the announced transaction price of $17.75 represents approximately 1.05 times the unadjusted book value of West Mass as of September 30, 1993 and 1.24 times the adjusted book value of West Mass (adjusted to eliminate intangible assets as of September 30, 1993). Based on publicly reported information, the median multiple of the earnings reported for the last twelve months prior to the public announcements for the 14 example transactions reviewed was 17.62 times. MB&D believes that this figure is distorted by the fact that earnings of many financial institutions in the region covered have been negatively affected during the past year by poor asset quality and the effects of the regional economy which has been operating on less than a robust basis. Based on the assumed transaction price of $17.75, the multiple of the last twelve months earnings for West Mass as of the announcement date is 10.30 times.

     Pursuant to a letter agreement with VFSC dated August 16, 1993, MB&D is to receive a fee of $105,000 for its services in connection with the Merger and for rendering its opinion, such fee payable one-third at the time the Merger Agreement was signed by VFSC and West Mass, one-third on the date of VFSC's mailing of the Joint Proxy Statement and Prospectus, and one-third at the Effective Time. In addition, VFSC is to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the Merger. VFSC has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.


     MB&D's opinion does not constitute a recommendation to any VFSC stockholder as to how such stockholder should vote on the Merger proposal.

TERMS OF THE MERGER; CONSIDERATION TO BE RECEIVED BY WEST MASS STOCKHOLDERS

     At the time the Merger becomes effective, West Mass will merge with and into VFSC, and VFSC will be the surviving corporation. The Certificate of Incorporation and Bylaws of VFSC as in effect immediately prior to the Merger will be the Certificate of Incorporation and Bylaws of VFSC after the Merger as the surviving corporation.

     Upon consummation of the Merger, each outstanding share of West Mass Common Stock, other than shares held by West Mass as treasury shares or as to which dissenters' rights have been perfected, will be converted into that number of shares of VFSC Common Stock determined according to the Exchange Ratio, namely such number of VFSC shares as shall equal the quotient (rounded to the nearest thousandth) of $17.75 divided by the value of VFSC Common Stock (as defined below) during the determination period expressed in dollars; provided, however, that in no event shall the Exchange Ratio be less than 0.8875 nor more than
0.9861. For purposes of the Merger Agreement, the value of VFSC Common Stock during the determination period means the average of the mid-point of the daily inter-dealer or "inside" closing bid and asked per-share prices (in thousandths) of VFSC Common Stock as reported by NASDAQ-NMS for the 30 trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time of the Merger (the "Valuation Formula"). See "-- Rights of West Mass Dissenting Stockholders" and "BUSINESS OF VFSC -- Description of VFSC Capital Stock."

     No fractional shares of VFSC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that West Mass stockholders will receive cash in lieu of such fractional shares. The cash amount paid in lieu of fractional shares will be determined by multiplying such holder's fractional interest by the value of VFSC Common Stock during the determination period as defined above.

     Although the Exchange Ratio will be determined by dividing the number of shares of VFSC Common Stock equal to $17.75 by the value of VFSC Common Stock determined according to the Valuation Formula (provided that the Exchange Ratio shall not be less than 0.8875 nor greater than 0.9861), because (i) the value of VFSC Common Stock determined according to the Valuation Formula will be based on the average of the mid-point of the daily inter-dealer closing bid and asked per share prices as reported by NASDAQ-NMS for 30 consecutive trading days; and (ii) the market prices of VFSC Common Stock are likely to fluctuate prior to the receipt of VFSC Common Stock by exchanging West Mass stockholders, the actual market value of the Merger consideration may be less than or greater than $17.75 at the time it is received by West Mass stockholders. Accordingly, there can be no assurance that West Mass stockholders will be able to obtain $17.75 for the shares of VFSC Common Stock received as a result of the Merger.

     Shares of VFSC Common Stock issued and outstanding at the time the Merger becomes effective will remain issued and outstanding thereafter and will not be affected by the Merger.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of (i) Articles of Merger relating thereto with the Secretary of State of the Commonwealth of Massachusetts and the issuance by the Secretary of State of the Commonwealth of Massachusetts of a Certificate of Merger with respect thereto and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware and the issuance by the Secretary of State of the

State of Delaware of a Certificate of Merger with respect thereto. The parties to the Merger Agreement will promptly cause such Articles of Merger and Certificate of Merger to be so filed after each of the conditions to consummation of the Merger has been satisfied or waived and following approval by the stockholders of VFSC and West Mass. The Merger cannot become effective until West Mass and VFSC stockholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. See "-- Regulatory Approvals Required." Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective during the quarter ending March 31, 1994, although there can be no assurance as to whether or when the Merger will become effective. See "-- Conditions to Consummation of the Merger."

SURRENDER OF WEST MASS COMMON STOCK CERTIFICATES

     As soon as practicable after the Merger becomes effective, the Exchange Agent will send a notice and transmittal form to each holder of West Mass Common Stock of record at the time the Merger becomes effective (other than holders who have properly exercised dissenters' rights of appraisal, see "-- Rights of West Mass Dissenting Stockholders") advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent such holder's certificate or certificates formerly evidencing West Mass Common Stock in exchange for a new certificate(s) evidencing VFSC Common Stock.


     WEST MASS STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.



     Upon surrender to the Exchange Agent of certificates formerly evidencing West Mass Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of VFSC Common Stock to which such holder is entitled under the Merger Agreement and, where applicable, a check for the amount of cash payable in lieu of a fractional share of VFSC Common Stock. If the holder requests participation in the VFSC Dividend Reinvestment Plan, a notification of shares held on deposit by the Exchange Agent will be mailed to the holder in lieu of the stock certificate and/or check noted above. A certificate representing VFSC Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered West Mass stock certificate was registered only if the West Mass stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer.



     After the Merger becomes effective, each certificate formerly evidencing West Mass Common Stock (other than certificates as to which dissenters' rights of appraisal have been exercised) will, until it is surrendered to the Exchange Agent, be deemed for all corporate purposes to evidence ownership of that number of whole shares of VFSC Common Stock into which it was converted as a result of the Merger.



     If any certificate formerly evidencing West Mass Common Stock has been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of VFSC Common Stock and cash for fractional shares, if any, as may be required pursuant to the Merger Agreement; provided, however, that VFSC may, in its discretion and as a condition to the issuance of a certificate representing the VFSC Common Stock into which such West Mass Common Stock has been converted, require the owner thereof to deliver a bond in such sum as VFSC may direct as indemnity against any claim that may be made against West Mass, VFSC, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed. After the Merger becomes effective, no further registration of transfers on the records of West Mass will be made as to certificates formerly evidencing West Mass Common Stock and any certificates which are presented for such registration of transfer will be cancelled and exchanged for certificates representing shares of VFSC Common Stock as described above.


CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of both VFSC and West Mass to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by the stockholders of VFSC and West Mass; (ii) all regulatory approvals required for the consummation of the Merger shall have been obtained; (iii) the Registration Statement relating to the shares of VFSC Common Stock to be issued pursuant to the Merger Agreement shall have become effective; and (iv) neither VFSC nor West Mass shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Merger.

     The obligation of VFSC to consummate the Merger is further subject to additional conditions, including, without limitation, the following:

          (a) There shall not have occurred any change in the business, assets, financial condition, results of operations or prospects of West Mass or any of its subsidiaries which has, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition or prospects of West Mass.

          (b) West Mass shall have complied with and performed in all material respects its obligations under the Merger Agreement, and its representations and warranties in the Merger Agreement shall be true and correct in all material respects at the Effective Time.

          (c) VFSC shall have received a letter from its independent public accountants, Coopers & Lybrand, as to the accounting treatment of the Merger as a pooling of interests.

          (d) VFSC shall have received the opinion of Sullivan & Worcester, its legal counsel, as to the tax aspects of the Merger.

          (e) VFSC shall have received the opinion of MB&D as to the fairness of the Exchange Ratio to VFSC's stockholders from a financial point of view.

     The obligation of West Mass to consummate the Merger is subject to additional conditions, including, without limitation, the following:

          (a) There shall not have occurred any change in the business, assets, financial condition, results of operations or prospects of VFSC or any of its subsidiaries which has, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition or prospects of VFSC. In this regard, the Merger Agreement provides that if the average of VFSC s Nonperforming Assets (defined below) for the two months ending immediately prior to the fifth trading day before the Effective Time constitutes an increase of 22.5% or more above the amount of such Nonperforming Assets at June 30, 1993, such increase shall be deemed to have such a material adverse effect. "Nonperforming Assets" is defined in the Merger Agreement as the total of non-accrual loans, troubled debt, restructured loans, other real estate owned, and in-substance foreclosures, all determined according to generally accepted accounting principles.

          (b) VFSC shall have complied with and performed in all material respects its obligations under the Merger Agreement, and its representations and warranties in the Merger Agreement shall be true and correct in all material respects at the Effective Time.


          (c) West Mass shall have received the opinion of Luse, Lehman, Gorman, Pomerenk & Schick, its legal counsel, as to the tax aspects of the Merger.


          (d) West Mass shall have received the written opinion of M.A. Schapiro as to the fairness of the Exchange Ratio to West Mass' stockholders from a financial point of view.

REGULATORY APPROVALS REQUIRED

     Consummation of the Merger is subject to, among other things, prior receipt of all necessary regulatory approvals from state and federal authorities and expiration of all required waiting periods. VFSC has filed an application (the "FRB Application") for approval of the Board of Governors of the Federal Reserve under Section 3(a)(5) of the Bank Holding Company Act of 1956 (12 U.S.C. sec.1842), of the Merger of West Mass with and into VFSC.

     In addition to the FRB Application, VFSC has submitted an application to the Massachusetts Board of Bank Incorporation for approval under Massachusetts General Statutes Annotated, Chapter 167A, Section 4, to merge VFSC and West Mass.

     As of the date of this Joint Proxy and Prospectus Statement, such approvals had not been received. There can be no assurance that such approvals will be received, or as to the timing or conditions of such approvals, if any. However, neither VFSC nor West Mass is aware of any reason why the regulatory applications would not be approved.

WAIVER AND AMENDMENT

     Generally, before the Special Meetings, VFSC and West Mass can amend, extend the time for performance under, or waive compliance of the other party with, any of the terms or conditions of Merger Agreement. After approval of the Merger at the Special Meetings, West Mass and VFSC cannot amend the Merger Agreement in any manner which reduces or changes the form of consideration to be delivered to the West Mass stockholders in connection with the Merger without further stockholder approval. VFSC and West Mass cannot waive compliance with the mutual closing conditions that (a) the Merger must be approved by the legally required vote of each party's stockholders, (b) the Merger must have received all requisite regulatory approvals, (c) the Registration Statement shall have become effective, and (d) neither party be subject to a decree, order or injunction of a court of competent jurisdiction which enjoins or prohibits the Merger.

     Section 7.1(H) of the Merger Agreement has been twice amended after the Merger Agreement was signed on August 24, 1993. This section permitted VFSC to terminate the Merger Agreement if Francis L. Lemay, Kenneth R. Cole, James A. Neill, Matthew W. Noska and Robert W. Phillips did not enter into employment agreements (to be effective as of the Effective Time) satisfactory to VFSC within thirty days from August 24. The parties agreed to extend such 30-day deadline through October 18, 1993. See "-- Interests of Certain Persons in the Merger."

TERMINATION

     The Merger Agreement may be terminated at any time before the Merger becomes effective (i) by mutual written consent of VFSC and West Mass duly authorized by their respective Boards of Directors; (ii) by VFSC or West Mass if the Effective Time shall not have occurred on or prior to September 30, 1994 (unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements required to be performed or observed by such party at or before the Effective
Time); or (iii) by VFSC or West Mass if the Merger Agreement and the transactions contemplated thereby are not approved by the legally required affirmative vote of the stockholders of VFSC or West Mass at the Special Meetings or at any adjournments thereof. VFSC may terminate the Merger Agreement if there shall have been any material breach of any obligation of West Mass under the Merger Agreement and any such breach shall not have been remedied within 30 days after receipt by West Mass of notice in writing from VFSC specifying the nature of such breach and requesting that it be remedied. West Mass may terminate the Merger Agreement if there shall have been any material breach of any obligation of VFSC under the Merger Agreement and such breach shall not have been remedied within 30 days after receipt by VFSC of notice in writing from West Mass specifying the nature of such breach and requesting that it be remedied.

     West Mass may terminate the Merger Agreement by action of its Board of Directors after stockholder approval, by giving written notice of such election to VFSC, in the event that the value of the VFSC Common Stock during the determination period as defined in and calculated pursuant to Section 2.1 of the Plan of Merger is less than $14.875; provided, however, that West Mass shall have no such termination rights if the average of the Comparable Index Price (as defined below) for the thirty (30) trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time represents a decline from the Comparable Index Price as determined on the date on which West Mass' stockholders shall have voted to approve the Merger Agreement and such decline is equal to or greater than 90% of the percentage decline between (a) the mid-point of the daily closing inter-dealer or "inside" bid and asked per-share price (in thousandths and in dollars) of the VFSC Common Stock as reported on NASDAQ-NMS on the West Mass Special Meeting Date, and (b) $14.875. The "Comparable Index Price" means on any date the average of the mid-point of the closing inter-dealer or "inside" bid and asked prices per share as reported on NASDAQ-

NMS of the common stock of the following issuers: Chittenden Corporation, BankNorth Group, Inc., NBT Bancorp, Inc., and Community Bank Systems, Inc. If the common stock of any one or more of the above-mentioned issuers should cease to be traded on NASDAQ-NMS or listed on a national securities exchange during the applicable measuring period, VFSC and West Mass shall in good faith select a mutually acceptable replacement issuer from among banks or bank holding companies whose voting stock is publicly traded and reported on NASDAQ-NMS or listed on a national securities exchange, which are located in the Northeast, and whose most recent fiscal year-end total assets were not more than $1.5 billion.

LIMITATION ON SOLICITATION

     West Mass has agreed that during the term of the Merger Agreement it and each of its subsidiaries will not, directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations, or (subject to the fiduciary duties of the West Mass Board of Directors as advised in writing by outside counsel) provide any information to any third party concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or other similar transaction involving West Mass or any of its subsidiaries. West Mass further agreed that it and its subsidiaries will use their best efforts to cause their officers, directors, employees, representatives and agents (including investment bankers, attorneys and accountants) to comply with the above limitation on solicitation activity. Such limitation does not prohibit West Mass or its Board of Directors from making disclosures to West Mass' stockholders which, in the judgment of the Board on written advice from outside counsel, may be required under applicable law.

     The foregoing provisions may have the effect of discouraging competing offers from third parties to acquire or merge with West Mass, even if such offers were to be at a higher price.

STOCK OPTION AGREEMENT

     Simultaneously with the execution of the Merger Agreement, on August 24, 1993, VFSC and West Mass entered into a Stock Option Agreement (the "Stock Option Agreement"), a copy of which is attached hereto as Appendix E and incorporated herein by reference. Pursuant to the Stock Option Agreement, West Mass granted VFSC an option (the "Option") to purchase up to 306,960 (19.9% of the shares of West Mass Common Stock that would be outstanding after such issuance) authorized but unissued shares of West Mass Common Stock for $17.75 per share.

     The Option becomes exercisable in whole or in part, after the occurrence of the following events (each a "Triggering Event"):

          (a) any person or group (as such terms are defined in the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than VFSC or a wholly-owned subsidiary of VFSC, acquires after August 24, 1993 beneficial ownership of or the right to acquire such beneficial ownership or to vote at least 15 percent of the then outstanding West Mass Common Stock, other than any person acquiring such beneficial ownership by will or operation of law; or

          (b) there shall be publicly announced any proposal by such a person or group relating to (i) any merger, consolidation or acquisition of all or substantially all of the assets of West Mass or other business combination involving West Mass prior to the meeting of West Mass' stockholders contemplated by the Merger Agreement and West Mass' stockholders fail to adopt the Merger Agreement at such meeting, or (ii) a change in the composition of 20 percent or more of the West Mass Common Stock then outstanding.

     The Stock Option Agreement may have the effect of discouraging persons or companies which might now or prior to the Effective Time be interested in acquiring all or a significant portion of the outstanding shares of West Mass Common Stock from considering such a transaction, even if such persons were to pay a higher price per share than under the Merger Agreement.

     The Option will expire on the earliest to occur of (i) one year after one of the foregoing Triggering Events has occurred; (ii) immediately after the Effective Time of the Merger; (iii) the termination of the Merger

Agreement in accordance with its terms before the occurrence of a Triggering Event; or (iv) 180 days after VFSC shall have terminated the Merger Agreement on account of a material breach thereof by West Mass.

     In the event of a change in the number of outstanding shares of West Mass due to a stock dividend, merger, recapitalization, subdivision, conversion, exchange of shares or similar transaction, the type and number of shares of West Mass Common Stock subject to the Option will be adjusted appropriately so that VFSC shall receive on exercise of the Option the number and class of shares or other securities or property that it would have held if the Option had been exercised immediately before such event. Whenever the number of shares subject to the Option is so adjusted, the exercise price of the Option shall be adjusted by multiplying the original price by a fraction, the numerator of which shall equal the number of shares subject to the Option before adjustment and the denominator of which shall be the number of shares subject to the Option after adjustment.

     Upon the occurrence of a Triggering Event, VFSC may request West Mass to prepare, file and keep current with respect to the Option and the shares of West Mass Common Stock subject thereto a registration statement under the Securities Act of 1933 with the Commission. West Mass is required to use its best efforts to cause such registration statement to become effective and then remain effective for at least 90 days. VFSC has the right to demand two such registrations.

     After the occurrence of a Triggering Event, VFSC may sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement to any person or group of persons, subject only to compliance with applicable law.

BUSINESS PENDING THE MERGER

     West Mass agreed in the Merger Agreement that during the period of time from August 24, 1993 to the Effective Time, it would, and would cause its subsidiaries to, conduct its business and engage in transactions only in the ordinary and usual course of business, consistent with past practices. The Merger Agreement defines the permitted scope of West Mass' business under this provision as "conducting its banking and other business in the ordinary and usual course, not entering into any material transactions except in the ordinary and usual course of business consistent with past practices," and refraining from a series of activities listed in the Merger Agreement, which include, without limitation, the following:

          (a) engaging or participating in any material transaction or incurring any material liability out of the ordinary course of business.

          (b) disposing of any assets, except in the ordinary course of business and in an immaterial aggregate amount.

          (c) declaring or paying any dividend in respect of the West Mass Common Stock, except for West Mass' regular quarterly dividend not to exceed $0.07 per share.

          (d) issuing additional shares of capital stock or securities convertible into such shares or options, warrants or conversion rights to acquire such shares of capital stock.

          (e) incurring additional debt obligations or other obligations in respect of borrowed money except in the ordinary course of business consistent with past practice.

          (f) incurring or committing to capital expenditures except below certain thresholds.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     EMPLOYMENT AGREEMENTS. Five senior officers of West Mass and USB have entered into employment agreements at the request of VFSC which will extend beyond the Effective Time. The agreements will be rendered ineffective if the Merger is not consummated or the Merger Agreement is terminated in accordance with its terms.

     Francis L. Lemay, West Mass' current Chairman and Chief Executive Officer, executed an agreement with VFSC and USB under which it is agreed that he will be President and Chief Executive Officer of USB until December 31, 1994. Thereafter, VFSC has agreed that Mr. Lemay shall continue as Chairman and a Director of USB until December 31, 1997. Mr. Lemay's contract also provides that he will serve as a consultant to VFSC from December 31, 1994 through December 31, 1997. Mr. Lemay's base salary under the foregoing agreement until December 31, 1994 is $199,000, which is approximately his current salary, with an increase not to exceed 10% on April 1, 1994. His compensation for consulting services after December 31, 1994 is to be $25,000 per year. Mr. Lemay is also to be one of two West Mass directors to serve on VFSC's Board of Directors after the Effective Time. Currently, each director of VFSC who is not an officer of VFSC or a subsidiary receives an annual retainer of $4,800 and, in addition, a $400 fee for each regular monthly Board meeting attended as well as a $300 fee for each meeting of a committee of the Board attended. It is not anticipated that Mr. Lemay will receive any such director's fees while serving as an operating officer of USB.

     Additionally, VFSC and USB have entered into agreements to employ the following West Mass or USB officers after the consummation of the Merger:
Kenneth R. Cole as Senior Vice President and Treasurer of USB; James Neill as Senior Vice President of USB; and Robert W. Phillips and Matthew W. Noska as Vice Presidents of USB. Under these agreements, Mr. Cole is to receive a base salary of $82,500, Mr. Neill a base salary of $76,300, Mr. Phillips a base salary of $59,700 and Mr. Noska a base salary of $52,000. Each agreement is to expire three years from the Effective Time of the Merger, except that Mr. Noska's agreement is to expire one year from the Effective Time.

     In addition to and as a part of the foregoing agreements, Messrs. Cole, Neill, Phillips and Noska have entered management continuity agreements which are similar in form to agreements currently in force between VFSC and VNB and their senior officers. Each agreement's term ends on January 31, 1995 and is automatically renewable thereafter unless VFSC and USB elect not to renew it. Under the management continuity agreements, the above officers would be entitled to the following severance payments if terminated under certain circumstances after a change of control of VFSC or USB: Messrs. Cole, Phillips and Neill -- 200% of base salary at the time of termination; Mr. Noska -- 100% of base salary at the time of termination.

     The management continuity agreements define a "change of control" as (i) the acquisition by a person or group of 25% of the combined voting power of VFSC's or USB's then outstanding securities; (ii) during any two-year period those persons, who at the beginning of such period were members of VFSC's or USB's Board of Directors and any new director whose election was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved, cease to constitute a majority of such board; or (iii) the stockholders of VFSC or USB approve a merger or consolidation of VFSC or USB which would result in such stockholders holding less than 70% of the combined voting power of the surviving entity immediately thereafter, or if such stockholders approve the sale of all or substantially all of the assets of VFSC or USB.

     The management continuity agreements do not provide for severance benefits in instances where termination is due to death, disability or retirement. Further, no benefits are payable in instances of termination for cause, defined as (i) the willful and continued failure of the officer to perform his duties and (ii) willful conduct materially injurious to VFSC or USB.

     INDEMNIFICATION. The Merger Agreement requires VFSC to indemnify and hold harmless, to the extent permitted by law, each director and officer, and each former director and officer, of West Mass and USB with respect to actions or failures to act which occurred on or prior to the date on which the Merger is consummated, upon the same terms and conditions as each such person would be entitled to be indemnified by West Mass and/or USB as the case may be, at the Effective Time of the Merger pursuant to the charter or by-laws of West Mass or USB, as the case may be.

EMPLOYEE MATTERS

     VFSC has agreed in the Merger Agreement that the life insurance, vacation pay, sick leave, executive incentive, short-term disability, long-term disability, medical, pension, profit sharing, deferred compensation, supplemental executive retirement and other employee benefits of West Mass shall initially be unaffected by the Merger. The Merger Agreement further provides that as soon as practicable after the Effective Time the Board of Directors of VFSC (which shall then include two persons formerly on West Mass' Board) shall cause a study to be made of the employee benefit plans of the combined business and its subsidiaries with a view to a possible combination of such plans and unification of benefits thereunder. The agreement also provides that in implementing such a review of benefit plans, the Board of Directors of VFSC shall attempt to assure that the employees of West Mass and its subsidiaries receive, in the aggregate, benefits no less favorable than those received by the employees of VFSC and VNB, and, to the extent practicable, the Board of Directors of VFSC shall provide that West Mass employees will be credited for prior years' service with West Mass or USB to the extent that any plans of West Mass are combined with those of VFSC.

     In addition, all rights with respect to West Mass Common Stock pursuant to stock options granted by West Mass under any stock option plan prior to the date of the Merger Agreement shall be converted into corresponding rights to purchase shares of VFSC Common Stock. The number of shares of VFSC Common Stock subject to each converted option shall be determined on the same basis as in the Merger Agreement, except that options for fractional shares will be rounded to the nearest whole number. The exercise price for each converted option shall be determined by dividing the aggregate exercise price provided in the existing West Mass stock options by the number of shares of VFSC Common Stock subject to such converted option. See "THE MERGER -- terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time, the separate corporate existence of West Mass shall cease to exist, and the surviving corporation will be VFSC. USB and VNB will be direct subsidiaries of VFSC.

     It is anticipated that the management of USB immediately after the Effective Time will continue largely as before; senior members of USB management have entered into employment and management continuity agreements at the request of VFSC. The Merger Agreement, however, contains no agreements as to the make-up of USB's Board of Directors after the Merger, except with respect to Mr. Lemay's continuation thereon and as chairman thereof. See "-- Interests of Certain Persons in the Merger; Employment Agreements."

     The Merger Agreement also provides that Mr. Lemay will, at the Effective Time, be appointed to fill a currently existing vacancy in Class III of VFSC's Board of Directors and that another person from among those who are currently members of West Mass' Board of Directors to be designated by West Mass before the Effective Time will be appointed to fill a vacancy in Class II of VFSC's Board. The term of VFSC's Class II directors expires at the 1995 annual meeting of VFSC's stockholders; and the term of Class III expires at the 1996 annual meeting of VFSC's stockholders. Moreover, VFSC has agreed to appoint Mr. Lemay and the other West Mass designee to the Board of Directors of VNB. Such persons are to serve in such directorships in accordance with the respective charters and by-laws of VFSC and VNB.


     The Merger Agreement provides that, as soon as practicable after the Effective Time, the Board of Directors of VFSC will cause a study to be made of the employee benefit plans of VFSC and West Mass and their respective subsidiaries, including without limitation, the ESOP of USB, with a view towards the possible combination of such plans to the extent practicable and desirable. Subject to the results of such study, the Board of Directors of VFSC may discontinue or amend any particular plan after the Effective Time. In implementing the review of such plans, the Board of Directors of VFSC shall attempt to assure that the employees of West Mass and USB receive, in the aggregate, benefits no less favorable than those received by employees of VFSC and VNB and to the extent practicable, shall provide that West Mass' and/or USB's employees will be credited for prior years' services with West Mass and/or USB. After the Effective Time, but pending the completion of such study, it is anticipated that VFSC will not make any contributions to the ESOP.


RIGHTS OF WEST MASS DISSENTING STOCKHOLDERS

     Any West Mass stockholder who elects to exercise his or her rights of dissent and who complies with the procedures set forth in Sections 85 through 98, inclusive, of Chapter 156B of Massachusetts General Laws Annotated, attached hereto as Appendix D, shall be entitled to receive cash for the fair value of those shares for which such stockholder exercises his or her dissenter rights. Stockholders contemplating the exercise of dissenters' rights should carefully review Appendix D containing Massachusetts General Laws Annotated Chapter 156B, Sections 85 through 98, inclusive. The following, qualified in its entirety by the provisions set forth in Appendix D, is a summary of the steps which must be taken for the effective exercise of dissenters' rights:

          (a) Written Objection. Any stockholder electing to exercise the right of dissent shall file with West Mass, prior to or at the West Mass Special Meeting, a written objection to the proposed Merger stating said stockholder's intention to demand payment for his or her shares if the proposed Merger is approved.

          (b) Not Vote in Favor of the Merger. Shares for which dissenters' rights are sought must not be voted in favor of the Merger.

          (c) Notice of Effectiveness of Action. If the Merger is approved by the West Mass stockholders at the West Mass Special Meeting, VFSC is required, within ten (10) days of the Effective Time of the Merger, to send to each dissenting stockholder of West Mass who properly filed a written objection thereto and whose shares were not voted in favor of the approval of such Merger, a notice (the "Company Notice") that the Merger has become effective.

          (d) Written Demand.  Each dissenting stockholder must, within twenty
     (20) days after the date on which such stockholder receives the Company Notice, make written demand on VFSC that it pay such stockholder the fair value of his or her shares. Any stockholder failing to make demand within the twenty (20) day period shall be bound by the terms of the Merger Agreement. Any stockholder making such demand shall thereafter be entitled only to payment of such shares and shall not be entitled to vote or to exercise any other rights of a stockholder. No further notice will be given of the time periods within which a dissenting stockholder must give notice of his or her intention to exercise his or her dissenters' rights.

     UNLESS THE AFOREMENTIONED REQUIREMENTS ARE STRICTLY MET, SUCH SHARES WILL AUTOMATICALLY LOSE ANY DISSENTERS' RIGHTS.

          (e) Fair Value. The fair value of a dissenter's share is determined as of the day prior to the date on which the vote was taken approving the proposed Merger, excluding any appreciation or depreciation in anticipation of the Merger.

          (f) Payment. If within thirty (30) days after the Effective Time of the Merger, the fair value of such shares is agreed upon between any such dissenting stockholder and the Board of Directors of VFSC, payment therefor shall be made within thirty (30) days after the expiration of the period during which demand could be made. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in such shares. If VFSC and a dissenting stockholder do not agree on the fair value of the dissenting shares within thirty (30) days, the stockholder may, within four
     (4) months of the expiration of the thirty (30) day period, file a bill of equity in the Superior Court of Massachusetts to determine the fair value of such shares.

     Only a holder of record of shares of West Mass Common Stock is entitled to assert appraisal rights for the shares of West Mass Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly as his or her name appears on his or her stock certificates. If the shares of West Mass Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of West Mass Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of West Mass Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of West Mass Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of West Mass Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of West Mass Common Stock as to which appraisal is sought and where no number of shares of West Mass Common Stock is expressly mentioned, the demand will be presumed to cover all shares of West Mass Common Stock held in the name of the record owner. Stockholders who hold their shares of West Mass Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder and for surrendering the certificates for such shares to the transfer agent for West Mass Common Stock for notation of appraisal rights as set forth below.

     Any West Mass stockholder who desires to exercise his or her rights to dissent should carefully review Massachusetts General Laws Annotated, Chapter 156B, Sections 85 through 98, inclusive, set forth in Appendix D and is urged to consult such stockholder's legal advisor before exercising or attempting to exercise such rights.

     The foregoing summary of the applicable provisions of Massachusetts General Laws Annotated, Chapter 156B, Sections 85 through 98, inclusive, is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Sections, the full texts of which are attached as Appendix D to this Joint Proxy Statement and Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     Neither VFSC nor West Mass has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Consummation of the Merger is conditioned on there being delivered the opinions of Sullivan & Worcester, counsel to VFSC, and Muldoon, Murphy & Faucette, counsel to West Mass, that for Federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement and certain related instruments described therein (including the Plan of Merger), the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The Merger Agreement provides that this condition may be waived by either VFSC or West Mass. However, it is unlikely that the Merger will be consummated if this condition is not satisfied.


     If the Merger constitutes such a reorganization, the following would be the material Federal income tax consequences of the Merger:

          (a) No gain or loss will be recognized by West Mass or VFSC by reason of the Merger.

          (b) No gain or loss will be recognized by a West Mass stockholder upon the exchange of his or her West Mass Common Stock for VFSC Common Stock OTHER THAN AS A RESULT OF CASH PAYMENTS MADE IN LIEU OF FRACTIONAL SHARES OR PAYMENTS TO WEST MASS STOCKHOLDERS WHO EXERCISE DISSENTERS' RIGHTS.

          (c) The basis of the VFSC Common Stock received by a stockholder who exchanges his or her West Mass Common Stock for VFSC Common Stock will be the same as the basis of the West Mass Common Stock surrendered in exchange therefor (subject to any adjustments required by the receipt of cash in lieu of a fractional share interest of VFSC Common Stock).

          (d) The holding period for tax purposes of the VFSC Common Stock received by a West Mass stockholder will include the period during which the West Mass Common Stock surrendered in exchange therefor was held (provided that such West Mass Common Stock was held by such West Mass stockholder as a capital asset at the Effective Time of the Merger).

          (e) Cash, if any, received by a West Mass stockholder in lieu of a fractional share interest of VFSC Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of VFSC Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the West Mass Common Stock was a capital asset in such stockholder's hands at the Effective Time of the Merger).

          (f) Cash which a West Mass dissenting stockholder receives as payment for his or her shares of West Mass Common Stock will be capital gain or loss to the extent that the amount received varies from the dissenting stockholder's adjusted basis in the West Mass Common Stock (assuming the West Mass Common Stock was a capital asset in such stockholder's hands at the Effective Time of the Merger).

     THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OR THE TAX POSTURE OF EACH STOCKHOLDER OF WEST MASS. IT DOES NOT DISCUSS ALL OF THE CONSEQUENCES THAT MAY BE RELEVANT TO WEST MASS STOCKHOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, EXEMPT ORGANIZATIONS OR FOREIGN PERSONS). THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE MERGER ITSELF. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER STATE, LOCAL OR FOREIGN TAX LAWS. WEST MASS STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon it being accounted for as a pooling-of-interests and upon the receipt by VFSC of a letter to such effect from Coopers & Lybrand, VFSC's independent certified public accountants. Under the pooling-of-interests method of accounting, the historical recorded amounts of the assets and liabilities, revenues and expenses of VFSC and West Mass will be carried forward at their previously recorded amounts. Assets and liabilities, revenues and expenses will be retroactively presented as if VFSC and West Mass were combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at previously recorded amounts.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding West Mass Common Stock must be exchanged for VFSC Common Stock with substantially similar terms. VFSC and West Mass have agreed to use their best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment; provided, however, that VFSC is not precluded from exercising its rights under the Stock Option Agreement.

     For information concerning certain conditions to be imposed in the Merger on the exchange of West Mass Common Stock for VFSC Common Stock by "Affiliates" (defined below) of West Mass and certain restrictions to be imposed on the transferability of the VFSC Common Stock received by those Affiliates in order, among other things, to assure the availability of pooling-of-interests accounting treatment, see "-- Resale of VFSC Common Stock Received by West Mass Stockholders" below.

     The pro forma financial information presented in this Joint Proxy Statement and Prospectus has been prepared using the pooling-of-interests method of accounting to account for the Merger. See PRO FORMA COMBINED FINANCIAL DATA.

RESALE OF VFSC COMMON STOCK RECEIVED BY WEST MASS STOCKHOLDERS

     The shares of VFSC Common Stock issuable to stockholders of West Mass upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely without restriction by those stockholders who are not deemed to be "Affiliates" of VFSC or West Mass. An "Affiliate" is generally defined as a person (usually executive officers and directors) who controls, is controlled by, or is under common control with, VFSC or West Mass at the time of the Special Meetings or VFSC at or after the Effective Time of the Merger.

     West Mass has agreed to use all reasonable efforts to cause each person who may be deemed an Affiliate of West Mass to execute and deliver to VFSC a letter providing that such Affiliate will not sell, assign, transfer, or otherwise dispose of any VFSC Common Stock obtained as a result of the Merger, except in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, including Rule 145, and in any case (a) within the 30-day period immediately preceding the Effective Time of the Merger; (b) until such time as financial results covering at least 30 days of post-Merger operations of VFSC have been published by VFSC. The VFSC stock certificates issued to Affiliates in the Merger will bear a legend summarizing the foregoing restrictions.

EXPENSES

     The Merger Agreement provides that, generally, all legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party which incurred them. The costs and expenses of printing and mailing this Joint Proxy Statement and Prospectus are to be shared equally by West Mass and VFSC.

CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

     The rights of West Mass stockholders are governed by the Articles of Organization of West Mass (the "West Mass Articles"), the Bylaws of West Mass (the "West Mass Bylaws") and the laws of the Commonwealth of Massachusetts. The rights of VFSC stockholders are governed by the Certificate of Incorporation of VFSC, as amended (the "VFSC Certificate"), the Bylaws of VFSC (the "VFSC Bylaws") and the laws of the State of Delaware. After the Merger becomes effective, the rights of West Mass stockholders who become VFSC stockholders will be governed by the VFSC Certificate and the VFSC Bylaws. In most respects, the rights of West Mass stockholders and VFSC stockholders are similar. See "BUSINESS OF VFSC -- Description of VFSC Capital Stock." While it is not practical to describe all changes in the rights of West Mass stockholders that will result from the difference between the West Mass Articles and Bylaws and the VFSC Certificate and Bylaws, the following is a summary of the material differences.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF MASSACHUSETTS AND
DELAWARE

     STOCKHOLDER ACTION BY WRITTEN CONSENT. Unless the corporation's certificate of incorporation otherwise provides, Delaware law allows stockholder action by written consent of the majority of shares without prior notice to the other stockholders. Notice must be furnished to all stockholders after the effectiveness of the action. Conversely, Massachusetts requires the written consent of all of the stockholders to any action taken without a meeting. The VFSC Certificate specifically denies the right of the VFSC stockholders to consent in writing to any action taken without a meeting.

     APPRAISAL RIGHTS. Massachusetts grants appraisal rights in more circumstances than does Delaware. Unlike Delaware, Massachusetts grants appraisal rights to stockholders when the corporation sells all or substantially all of its assets or when the corporation adopts any amendments to its Articles of Organization which "adversely affects" the rights of a stockholder. Both Delaware and Massachusetts provide for appraisal rights in the event of a merger or consolidation, but Delaware denies appraisal rights in a merger or consolidation when the shares of the corporation are traded on a national exchange or held by more than 2,000 stockholders, unless the consideration to be received in the transaction is other than shares of stock of the surviving corporation. In addition, Delaware denies appraisal rights for stockholders of the surviving corporation in a merger if their approval is not required because no more than 20% of the stock of the surviving corporation is issued in the merger (as described below). Under Massachusetts law, dissenting stockholders are entitled under all of these circumstances to a cash appraisal remedy in any merger, consolidation or a sale of substantially all of the assets.

     CALLING STOCKHOLDERS' MEETINGS. Under Massachusetts law, a special meeting of stockholders may be called by the board of directors, the president or by the secretary upon the written request of the holders of at least 10% of the outstanding shares entitled to vote at such meeting. In the case of corporations with a class of stock registered under the Exchange Act, the holders of at least 40% of the outstanding shares entitled to vote at the meeting (or such other percentage, if any, as may be specified in the articles of organization or bylaws) may call a special meeting. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any person authorized to do so in the certificate of incorporation or the bylaws.

     CUMULATIVE VOTING FOR DIRECTORS. Unlike Massachusetts corporate law, Delaware law permits cumulative voting for directors, if provided in the certificate of incorporation. VFSC's Certificate and Bylaws do not provide for cumulative voting.

     STOCKHOLDER INSPECTION RIGHTS. Stockholder inspection rights are more extensive in Delaware, extending to books and records of the corporation, whereas in Massachusetts, statutory inspection rights only apply to the articles of organization, bylaws, stock transfer records and records of the meetings of incorporators and stockholders.

     STOCKHOLDER APPROVAL FOR CERTAIN MERGERS. Under Delaware law, the surviving corporation need not obtain stockholder approval of a merger if the certificate of incorporation of the surviving corporation is not changed and any stock issued by the surviving corporation in the merger does not exceed 20% of its total shares. Under Massachusetts law, such a merger would require approval by the stockholders of the surviving corporation.

     INDEMNIFICATION PROVISIONS. Under both Delaware and Massachusetts law, a corporation may indemnify officers and directors against certain liabilities and expenses. However, Delaware law, but not Massachusetts law, requires a corporation to indemnify directors and officers against expenses (including attorneys' fees) reasonably incurred in connection with litigation, to the extent that the director or officer has been successful on the merits or otherwise in defense of the litigation. Delaware law is also more specific than Massachusetts law as to the scope of permissible indemnification in a number of respects, including the propriety of making advances to reimburse litigation expenses (including attorneys' fees) incurred by an officer or director prior to final disposition of the litigation.


     REMOVAL OF DIRECTORS. Under Massachusetts law, except as otherwise provided in a corporation's articles of organization or bylaws, directors may be removed from office with or without cause by the holders of a majority of the shares entitled to vote in the election of directors or with cause by a majority of the directors then in office. Under Delaware law, although the stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The VFSC Certificate and the VFSC ByLaws provide that directors may be removed only for cause and only by the affirmative vote of a majority of the stockholders. Unlike Massachusetts law, Delaware law does not permit directors to remove other directors. Massachusetts law requires that a director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him. There is no comparable provision in the Delaware law.


     INTERESTED DIRECTOR TRANSACTIONS. Delaware law provides that a transaction between a corporation and one of its directors or an entity in which a director has an interest shall not be void or voidable because of such fact, and sets forth the criteria by which such a transaction will be upheld. Massachusetts law has no comparable provision.

     SALE OF ASSETS; MERGER. Massachusetts law requires a two-thirds (2/3) vote of the shares of each class of stock outstanding and entitled to vote thereon to authorize a sale, lease or exchange of all or substantially all of a corporation's assets or a merger or consolidation to which the corporation is a party, except that the articles of organization can provide for a greater or lesser (but not less than a majority) vote. Delaware law requires the vote of only the holders of a majority of the outstanding shares entitled to vote to approve such transactions, although the certificate of incorporation may require a higher vote, as does the VFSC Certificate. Delaware law also permits a reverse (i.e., parent into subsidiary) short form (i.e., no vote required by stockholders of the parent corporation if the parent owns 90% or more of the subsidiary) merger. Massachusetts law dispenses with the vote of the parent's stockholders only when the subsidiary merges into the parent.

     CHARTER AMENDMENTS. Under Massachusetts law, certain amendments to the articles of organization require a two-thirds vote of each class of stock outstanding and entitled to vote thereon, unless the articles of organization provide for a greater or lesser (but not less than a majority) vote. Under Delaware law, amendments to the certificate of incorporation require a majority vote unless the certificate of incorporation requires a higher vote, as does the VFSC Certificate, in certain cases.

     DIVIDENDS. Massachusetts does not specify the sources out of which dividends must be paid, nor does it forbid the impairment of capital. Rather, the law imposes liability on the directors if, at the time the Board of Directors authorizes any distribution, such distribution violates the articles of organization of the corporation or if the corporation is then or is thereby rendered insolvent. Delaware permits payment of dividends only out of surplus and out of profits for the current or preceding fiscal year.

SIGNIFICANT DIFFERENCES BETWEEN THE CHARTERS AND BYLAWS OF WEST MASS AND VFSC

     The provisions of the West Mass Articles and Bylaws differ from those of the VFSC Certificate and Bylaws in certain material respects, as described below:


          AUTHORIZED STOCK. The VFSC Certificate authorizes VFSC to issue up to 25,000,000 shares of capital stock, of which 20,000,000 are VFSC Common Stock and 5,000,000 are VFSC Preferred Stock. As of February , 1994, VFSC had not issued any shares of VFSC Preferred Stock. No holder of VFSC Common Stock has any preemptive rights to purchase or subscribe for any shares of capital stock or other securities which may be issued by VFSC.



          The West Mass Articles authorizes West Mass to issue up to 20,000,000 shares of capital stock, of which 12,500,000 are West Mass Common Stock and 7,500,000 are West Mass Preferred Stock. As of February , 1994, West Mass had not issued any shares of West Mass Preferred Stock. No holder of West Mass Common Stock has any preemptive rights to purchase or subscribe for any shares of capital stock or other securities which may be issued by West Mass.


          SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS. The VFSC Certificate and the West Mass Articles each provide for a classified Board of Directors consisting of three classes of directors, with directors of each class elected by the stockholders to serve for staggered three-year terms. Only one class of directors may be elected by the VFSC and the West Mass stockholders at each annual meeting, with the remaining directors (in the other classes) continuing with their respective three-year terms. The VFSC Certificate and the West Mass Bylaws both require that the respective classes of directors be as nearly equal in size as possible. Consequently, the Board of Directors of VFSC currently consists of two classes of 5 members and one class of 6 members, for a total number of directors equal to 16. The Board of Directors of West Mass currently consists of two classes of 2 members and one class of 3 members, for a total number of directors equal to 7. For information concerning the current directors of VFSC and West Mass, see "BUSINESS OF VFSC -- Directors and Executive Officers of VFSC."

          DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER MATTERS. The VFSC Bylaws provide that director nominations may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally; provided, however, that all stockholders intending to nominate director candidates for election must deliver written notice thereof to the Secretary of VFSC, which notice must be received not less than 60 nor more than 90 days prior to the annual meeting or, if less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to stockholders, within ten days after the date on which notice of such meeting is first given to stockholders or such public disclosure was made, whichever occurs first. Such notice must set forth certain information concerning such stockholder and his or her nominee(s), including their names, addresses, background, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of VFSC if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          The VFSC Bylaws also require that stockholders give advance notice and follow certain other procedures set forth therein with regard to business they wish to bring before an annual meeting of stockholders. The VFSC Bylaws provide that all stockholders intending to bring business before such meeting must deliver written notice thereof to the Secretary of VFSC in the same manner and within the same periods as required for stockholder nominees for seats on the Board of Directors, as described in the preceding paragraph. Such notice must set forth certain information concerning such stockholder and the proposed business, including any material interest of the stockholder in such business. The Chairman of the meeting may refuse to permit business to be brought before the meeting if notice is not given in compliance with the foregoing procedure.

          The West Mass Bylaws provide that director nominations may be made by the Board of Directors or any stockholder; provided, however, that such stockholder nominations must be delivered in writing to the

     Secretary of West Mass at least 90 days prior to the date of release of the West Mass proxy statement circulated to its stockholders in connection with the previous year's annual meeting, except that if no annual meeting was held in the previous year, any such nomination must be delivered in writing to the Secretary of West Mass at least 90 days prior to West Mass' fiscal year-end. Such notice must set forth certain information concerning such stockholder and his or her nominee(s), including their names, addresses, background and such other information as would be required to be included in a proxy statement soliciting proxies for the election of nominees for director. The Board of Directors of West Mass may reject any nomination not timely or properly made.

          The West Mass Bylaws also require that stockholders give advance notice and follow certain other procedures set forth therein with regard to new business they wish to be taken up at any annual meeting of West Mass stockholders. Specifically, the West Mass Bylaws provide that any stockholder wishing to bring new business before the meeting must file written notice with the Secretary of West Mass in the same manner and within the same periods as required for stockholder nominees for seats on the West Mass Board of Directors, as described in the preceding paragraph. Such notice must set forth certain information concerning such stockholder and the proposed business, including any financial interest of the stockholder, in such proposal. The West Mass Board of Directors may reject any stockholder proposal not timely made in accordance with the foregoing procedure.

          SUPERMAJORITY VOTING REQUIREMENT FOR CERTAIN TRANSACTIONS AND AMENDMENTS. Delaware permits corporations to institute "supermajority" voting requirements with respect to amendments of their corporate charters. A supermajority voting provision is one which requires the approval of more than a simple majority of the outstanding shares. The VFSC Certificate requires a two-thirds (2/3) vote to effect a merger, consolidation, or sale of all or substantially all of its assets and further provides that a supermajority vote of two-thirds (2/3) of the outstanding shares entitled to vote is required in order to amend certain Articles of the VFSC Certificate.

          The consequence of these supermajority provisions is that such transactions or any such amendment of the VFSC Certificate will require the approval of at least two-thirds (2/3) of the outstanding shares entitled to vote. Accordingly, a minority of stockholders holding a portion of VFSC stock which is greater than one-third (1/3) of the VFSC outstanding shares could block such transactions or such amendment of the specified Articles of the VFSC Certificate.

          Massachusetts law provides that a corporation's articles of organization may be amended by a vote of two-thirds (2/3) of each class of stock outstanding and entitled to vote thereon (except for amendments with respect to a corporation's name or the amount or par value of its authorized capital stock which require a majority vote) or a lesser proportion if so provided in the articles of organization. If any amendment adversely affects the rights of any class or series of stock, then the vote of such class or series also will be necessary to authorize such amendment. The West Mass Articles require a vote of 80% of the outstanding shares of West Mass Common Stock in order to amend, repeal, or adopt any provision inconsistent with, certain Articles of the West Mass Articles.

          REMOVAL OF DIRECTORS. Under Delaware law, a director of a classified board of directors may be removed by a vote of its stockholders for cause only, unless otherwise provided in the corporation's certificate of incorporation. The VFSC Bylaws provide for removal of a Director by a majority vote of the stockholders for cause only. These VFSC removal provisions do not affect the rights of stockholders to vote against, or abstain from voting in, the re-election of any particular director when his or her term expires.

          Under Massachusetts law, directors may be removed with or without cause by majority vote of the stockholders, unless otherwise provided by the articles of organization or bylaws. The West Mass Bylaws provide that the Directors of West Mass may be removed for cause only upon the affirmative vote of 80% of the outstanding shares of West Mass Common Stock.

          SPECIAL STOCKHOLDER MEETINGS. Under Delaware law, special meetings of stockholders may be called only by the board of directors or other persons authorized in the certificate of incorporation or bylaws. Under Massachusetts law, special meetings of the stockholders may be called by the board of directors or any stockholder(s) owning at least 10% of the outstanding voting stock of the corporation.

     The VFSC Bylaws provide that a special stockholder meeting may be called by the Board of Directors, the Chairman of the Board or the President of VFSC.

          INDEMNIFICATION AND LIMITATION OF LIABILITY. Under Delaware law, a corporation is permitted to adopt a provision in its certificate of incorporation reducing or eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty to the corporation or its stockholders). VFSC has adopted such a provision in the VFSC Certificate.

          Article Nine of the VFSC Certificate eliminates director liability to VFSC or its stockholders for monetary damages arising out of a director's breach of his duty of care. The duty of care refers to the fiduciary duty of a director to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. Without Article Nine, a breach of the duty of care by a director could give rise to personal liability for monetary damage caused to VFSC or its stockholders. Liability for a breach of the duty of care arises when directors have failed to exercise sufficient care in reaching decisions or otherwise attending to their responsibilities as directors. Article Nine does not eliminate the duty of care; it only eliminates monetary damage awards occasioned by a breach of that duty.

          Article Nine does not limit a director's liability for violation of the federal securities laws, nor would it limit or eliminate liability based on the following types of claims:

              (i) Liability based on a breach of the director's duty of loyalty to VFSC or its stockholders;

             (ii) Liability based on the payment of an improper dividend or an improper repurchase of VFSC stock under Section 174 of the Delaware General Corporation Law;

            (iii) Liability for actions or failures to act which the director knew were in violation of law;

             (iv) Liability arising out of intentional misconduct by the director;

              (v) Liability arising out of any transaction pursuant to which the director received some improper personal benefit; and

             (vi) Liability for actions taken or failures to act by the director not in good faith.

          The West Mass Bylaws provide indemnification for each director of West Mass to the fullest extent permitted by Massachusetts law for certain expenses and liabilities arising out of such individual's actions as a director, but provides no such indemnification for any director's willful misconduct in the performance of his or her duties as a director.

     The foregoing discussion of certain similarities and material differences between the laws of Massachusetts and Delaware generally and between rights of West Mass stockholders and the rights of VFSC stockholders under their respective charter documents and Bylaws is only a summary of certain laws and provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the full text of the Massachusetts and Delaware statutes and the charter documents and Bylaws of West Mass and VFSC.

                                BUSINESS OF VFSC

GENERAL

     VFSC, a Delaware corporation organized in 1990, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and its main office is located in Brattleboro, Vermont. Assets of VFSC were $928 million at September 30, 1993. VFSC owns 100 percent of the stock of VNB. VFSC has no other active subsidiaries and engages in no activities other than holding the stock of VNB.

     VNB, a national banking association, is the successor to the original Bank of Brattleborough, which was chartered in 1821. VNB is the second largest bank in the State of Vermont with total deposits of $782 million and total assets of $928 million at September 30, 1993. VNB conducts business through 32 offices located in seven of Vermont's 14 counties, including the cities of Brattleboro, Burlington, Rutland and Montpelier.


     VNB offers a wide range of personal and commercial banking services, including the acceptance of demand, savings, and time deposits; making secured and unsecured loans; issuing letters of credit; and offering fee based services. In addition, VNB offers a wide range of trust and trust related services, including services as executor, trustee, administrator, custodian and guardian. VNB lending services include making real estate, commercial, industrial, agricultural and consumer loans. VNB also offers data processing services consisting primarily of payroll and automated clearing house for several outside clients. VNB provides financial and investment counseling to municipalities and school districts within its service area and also provides central depository, lending, payroll and other banking services for such customers. VNB also provides safe deposit facilities, Master Card and Visa credit card services. Over ninety percent of VNB's loans are made to individuals and businesses which are located in or have properties in Vermont. VNB owns and operates 27 automated teller machines (ATMs) at its branch locations and 4 ATMs in other locations. In addition, VNB is a member of the Plus, Yankee 24, NYSE, and VISA networks and has access to the Honor, Cirrus, Discover, American Express and Master Card networks.



     According to the State of Vermont Department of Banking, Insurance and Securities, as of September 30, 1993, 5 state-chartered savings banks, 11 state-chartered commercial banks and 9 national banks are located and do business in the State of Vermont, the area in which VNB conducts its business. As of such date, VNB had 12.3%, 12.7% and 12.5% of the total assets, loans and deposits, respectively, of these 25 banking institutions.


     VNB competes on the local and the regional levels with other commercial banks and financial institutions for all types of deposits, loans and trust accounts. Competitors include metropolitan banks and financial institutions based in southern New England and New York City, many of which have greater financial resources.

     In the retail market for financial services, competitors include other banks, credit unions, finance companies, thrift institutions and, increasingly, brokerage firms, insurance companies, and mortgage loan companies.

     In the personal and commercial trust business, competitors include mutual funds, insurance companies, and investment advisory firms.

     VFSC and its subsidiary, on December 31, 1992, employed approximately 600 persons. VFSC enjoys good relations with its employees. A variety of employee benefits are available to officers and employees, including health, group life and disability income replacement insurance, a funded, non-contributory pension plan and an incentive savings and profit sharing plan.

PROPERTIES

     VNB operates banking facilities in 32 locations within Vermont.

     The offices of VNB are in good physical condition with modern equipment and facilities adequate to meeting the banking needs of customers in the communities served.

LEGAL PROCEEDINGS

     VFSC is a party to litigation arising in the ordinary course of its business.

     Management, after reviewing these claims with legal counsel, is of the opinion that these matters, when resolved, will not have a material effect on VFSC's consolidated financial statements.

DESCRIPTION OF VFSC CAPITAL STOCK

  COMMON STOCK


     GENERAL.  As of           , 1994, VFSC Common Stock consisted of 20,000,000
authorized shares, $1.00 par value per share, of which           were issued and
outstanding (exclusive of treasury shares). VFSC Common Stock is traded on NASDAQ-NMS. The transfer agent and registrar for VFSC Common Stock is VNB.


     Shares of VFSC Common Stock may be issued from time to time, in such amount and proportions and for such consideration as may be fixed by the Board of Directors of VFSC. No holder of VFSC Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by VFSC. VFSC Common Stock has no redemption or sinking fund provisions applicable thereto and has no conversion rights.

     The outstanding shares of VFSC Common Stock are fully paid and non-assessable.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of VFSC, whether voluntary or involuntary, the holders of VFSC Common Stock are entitled to receive, on a share-for-share basis, any assets or funds of VFSC which are distributable to the holders of VFSC Common Stock upon such events, subject to the prior rights of creditors of VFSC and the holders of outstanding shares of VFSC Preferred Stock, if any.

     VOTING. The holders of VFSC Common Stock are entitled to one vote for each share in all matters voted upon by the stockholders of VFSC. The shares of VFSC Common Stock have noncumulative voting rights; consequently, the holders of a majority in interest of VFSC Common Stock can conceivably elect all of the directors of VFSC and, in such event, the holders of the remaining shares voting for election of directors would not be able to elect any person or persons to the Board of Directors of VFSC.

     DIVIDENDS. When and if dividends, payable as cash, stock or other property, are declared by the Board of Directors of VFSC out of funds legally available therefor, the holders of VFSC Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on VFSC Common Stock is subject to applicable bank regulatory approval.

  PREFERRED STOCK

     GENERAL. Under the VFSC Certificate, the Board of Directors of VFSC is authorized, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of VFSC Preferred Stock, in one or more series, with such designations or titles; dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of VFSC; any sinking fund provisions; any redemption or purchase account provision; any conversion provisions; and any voting rights thereof, as shall be set forth as and when established by the Board of Directors of VFSC.


     As of           , 1994, VFSC had not issued any shares of VFSC Preferred
Stock.

MARKET PRICE OF AND DIVIDENDS ON VFSC COMMON STOCK

     The following table sets forth the market prices per share for the periods indicated, based on high and low sales prices as reported on NASDAQ-NMS.

                                QUARTER ENDED                       HIGH     LOW
            ------------------------------------------------------  -----   -----
            1991
              March 31, 1991......................................   $10     $ 4 1/4
              June 30, 1991.......................................    10 3/4   6 1/2
              September 30, 1991..................................    12       6 1/4
              December 31, 1991...................................    11       8 5/8
            1992
              March 31, 1992......................................   $19 1/2  $ 9
              June 30, 1992.......................................    17 7/8   14 1/2
              September 30, 1992..................................    16 1/4   13
              December 31, 1992...................................    16 3/8   13 1/2
            1993
              March 31, 1993......................................   $21     $14 1/2
              June 30, 1993.......................................    23      16 1/2
              September 30, 1993..................................    19 1/2  17

     On August 23, 1993, the last trading day before VFSC and West Mass announced plans for the Merger, the closing price per share of VFSC Common Stock was $19.00.

     The following table sets forth the dividends per share that have been declared by VFSC for each of the periods indicated.

                                                                         DIVIDENDS
                                   QUARTER ENDED                         PER SHARE
            -----------------------------------------------------------  ---------
            1991
              March 31, 1991...........................................    $.15
              June 30, 1991............................................    $0
              September 30, 1991.......................................    $0
              December 31, 1991........................................    $0
            1992
              March 31, 1992...........................................    $0
              June 30, 1992............................................    $0
              September 30, 1992.......................................    $0
              December 31, 1992........................................    $.08
            1993
              March 31, 1993...........................................    $0
              June 30, 1993............................................    $.08
              September 30, 1993.......................................    $.08

     The payment of dividends by VFSC is subject to the discretion of VFSC's Board of Directors and may be affected or limited by a variety of factors, including operating results and financial condition, regulatory limitations and notice requirements, capital adequacy, asset quality and other factors. Holding companies such as VFSC engage in no business other than acting as the holding company of their subsidiaries. The only funds available to VFSC for the payment of dividends are cash and cash equivalents held at the holding company level, dividends paid by VNB to VFSC, and borrowings. The principal source of VFSC's revenues is dividends paid by VNB. The payment of dividends by VNB is subject to regulatory requirements and limitations. VNB is prohibited from paying cash dividends to the extent that any such payment would reduce the institution's capital below required capital levels. See "SUPERVISION AND REGULATION -- Regulation of VFSC and West Mass -- Dividends -- Regulation of VNB and USB -- Dividends."

     Payment of dividends after the Merger will be subject to the discretion of the Board of Directors of VFSC and, in addition, will be subject to each of the factors described above with respect to VFSC and VNB, including such regulatory limitations and notice requirements.

DIRECTORS AND EXECUTIVE OFFICERS OF VFSC

     At December 31, 1992, the directors of VFSC and the executive officers of VFSC with their ages, occupation or employment, class and year of appointment, are as follows:

DIRECTORS

                                                                                 CLASS AND YEAR
NAME AND PRINCIPAL                                                                FIRST BECAME
OCCUPATION OR EMPLOYMENT(1)                                                         DIRECTOR
- -------------------------------------------------------------------------------  --------------
ANTHONY F. ABATIELL (53).......................................................       III
Attorney, Partner, Abatiell & Wysolmerkski Law Offices, Rutland, VT                   1982
ZANE V. AKINS (52).............................................................        I
President, Akins & Associates                                                         1987
President & Director, Anitech International, Inc., Brattleboro, VT
CHARLES A. CAIRNS (51).........................................................        I
President, Champlain Oil Co., Inc. and Coco Mart, Inc.,                               1986
South Burlington, VT


ROBERT C. CODY (68)............................................................        I
President, Cody Chevrolet, Inc.;                                                      1974
Chairman, Cody Management Associates (Real Estate Ownership & Management)
Montpelier, VT
BEVERLY G. DAVIDSON (61).......................................................        I
Secretary, Treasurer of RCAS (Vermont State Fair);                                    1980
Treasurer, N.M.&B. Ltd. (NutriSystem Weight Control)
Rutland, VT
JAMES E. GRIFFIN (65)..........................................................        II
President, J.R. Resources, Inc. (Business Consultants), Rutland, VT                   1972
JOHN D. HASHAGEN, JR. (51).....................................................        I
President and Chief Executive Officer, Vermont Financial Services Corp.               1987
President and Chief Executive Officer, Vermont National Bank
Brattleboro, VT
DANIEL C. LYONS (62)...........................................................        II
Lyons Pontiac-Cadillac GMC Trucks                                                     1974
Toyota, Inc., Berlin, VT
KIMBALL E. MANN (58)...........................................................        I
President, J. E. Mann, Inc., (Women's Department Store), Brattleboro, VT              1969
STEPHAN A. MORSE (46)..........................................................       III
President and CEO, The Windham Foundation, Inc.                                       1986
Grafton, VT
DONALD E. O'BRIEN (67).........................................................       III
Attorney, Burlington, VT                                                              1978
ROGER M. PIKE (52).............................................................       III
Vice President, Kinney, Pike, Bell & Conner, Inc. (Insurance), Rutland, VT            1980
MARK W. RICHARDS (47)..........................................................       III
President, Richards, Gates, Hoffman & Clay (Insurance), Brattleboro, VT               1988

- ---------------


(1) During the past five years, the principal occupation and employment of each director has been set forth above, except as follows: John D. Hashagen, Jr. previously served as Executive Vice President and Senior Vice President of Vermont Financial Services Corp.; and Zane V. Akins was Chief Executive Officer, Holstein-Friesian Association of America; Executive Vice President Holstein-Friesian Services, Inc. (Cattle Registration), until December 31, 1990.

EXECUTIVE OFFICERS

                                                                               YEAR FIRST
                                                                               ELECTED TO
             NAME AND AGE                            OFFICE                      OFFICE
     ----------------------------  ------------------------------------------- ----------
     John D. hashagen, Jr. (51)... President and Chief Executive Officer,         1990
                                     Vermont Financial Services Corp.
                                   President and Chief Executive Officer,         1987
                                     Vermont National Bank
     Richard O. Madden (44)......  Treasurer, Vermont Financial Services Corp.    1986
                                   Senior Vice President, Vermont National        1987
                                     Bank
                                   Chief Financial Officer, Vermont National      1986
                                     Bank
     W. Bruce Fenn (51)..........  Executive Vice President, Vermont National     1988
                                     Bank
                                   Senior Vice President, Vermont National        1987
                                     Bank
     Robert G. Soucy (47)........  Executive Vice President, Vermont National     1988
                                     Bank
                                   Senior Vice President, Vermont National        1984
                                     Bank

     In accordance with the provisions of VFSC's Bylaws, the officers hold office at the pleasure of the Board of Directors.

CHANGE OF CONTROL AGREEMENTS

     VFSC and USB have entered into severance agreements with Messrs. Neill, Phillips, Cole and Noska. These agreements are triggered by a change of control and a subsequent termination of employment under certain circumstances. Payments are equal to a multiple of annual salary. For Messrs. Cole, Phillips and Neill, such payments would equal 200% of base salary at the time of termination; for Mr. Noska, such payment would equal 100% of base salary at the time of termination.

     The severance agreements define a "change of control" as (i) the acquisition by a person or group of 25% of the combined voting power of VFSC's or USB's then outstanding securities; (ii) during any two-year period persons, who at the beginning of such period were members of VFSC's or USB's Board of Directors and any new director whose election was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved, cease to constitute a majority of such board; or (iii) the approval by the stockholders of VFSC or USB of a merger or consolidation of VFSC or USB which would result in such shareholders holding less than 70% of the combined voting power of the surviving entity immediately thereafter, or the approval of such shareholders of the sale of all or substantially all of the assets of VFSC or USB.

     The severance agreements do not provide for severance benefits in instances where termination is due to death, disability or retirement. Further, no benefits are payable in instances of termination for cause, defined as (i) the willful and continued failure of the officer to perform his duties, and (ii) willful conduct materially injurious to VFSC or USB. These management continuity agreements are similar in form to outstanding agreements between VFSC and VNB and certain of their executives.

CERTAIN TRANSACTIONS

     Some directors and officers of VFSC and VNB and their associates were customers of and had transactions with VFSC and VNB in the ordinary course of business during 1992. Additional transactions may be expected to take place in the ordinary course of business in the future. Some of VFSC's directors are directors, officers, trustees, or principal security holders of corporations or other organizations which were customers of or had transactions with VNB in the ordinary course of business during 1992. All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility nor present other unfavorable features. As of December 31, 1992, the aggregate of loans by VFSC outstanding to VFSC's officers, directors and their associates amounted to $2.1 million.

     In addition to banking and financial transactions, VFSC and VNB have had other transactions with, or used products or services of, various organizations of which directors of VFSC are directors or officers. The amounts involved have in no case been material in relation to the business of VFSC and VNB, and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that VFSC and VNB will continue to have similar transactions with, and use products or services of, such organizations in the future.

     Two directors of VFSC are attorneys who have been retained in the past to represent VFSC and VNB in appropriate circumstances.

                             BUSINESS OF WEST MASS


     GENERAL. West Mass is a Massachusetts business corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. West Mass' sole direct subsidiary is USB, an FDIC-insured, Massachusetts-chartered savings bank, headquartered in Greenfield, Massachusetts. West Mass was organized at the direction of USB in connection with USB's conversion from mutual to stock form of organization. The conversion was completed on November 6, 1986. The primary activity of West Mass at this time is its ownership of all of the outstanding capital stock of USB.


     USB is a Massachusetts chartered stock savings bank originally incorporated in 1855 as the Shelburne Falls Five Cent Savings Bank, which subsequently changed its name to the Shelburne Falls Savings Bank. In 1975, the Shelburne Falls Savings Bank merged with the Conway Savings Bank under the name of United Savings Bank. In 1978, USB merged with the Haydenville Savings Bank. USB centralized its operations in Greenfield in 1981. In April, 1988, USB purchased the deposits, real estate, furniture and equipment of four (4) branch offices of First National Bank of Boston located in Shelburne Falls, Greenfield (2) and South Deerfield, all in Franklin County, Massachusetts. The deposits of these four offices totalled $40.4 million. USB maintains full service banking offices in Greenfield (2), Conway, Haydenville, Shelburne Falls and South Deerfield. USB's market area is centered in Franklin County which abuts the southern borders of both Vermont and New Hampshire.

     USB is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first liens on residential real estate. USB also makes mortgage loans on commercial real estate and originates consumer loans, most of which are collateralized. USB maintains a portion of its assets in federal government and agency obligations, various types of corporate securities and other authorized investments. USB provides traditional deposit services as well as money market deposit instruments, demand deposits and NOW accounts. USB has installed a proprietary system of "Money Mover 24" automated teller machines (ATMs) in all its branch offices; the ATMs are part of the Cirrus system, which operates nationally, and the Yankee 24 network with members throughout New England in over 2000 locations.

     USB has a wholly-owned subsidiary, Hayburne, Inc., which is incorporated in the Commonwealth of Massachusetts. Hayburne, Inc., owns the "Hayburne Building", a 26,000 square foot office building located at 55 Federal Street, Greenfield, Massachusetts, in which office space is leased to various tenants.

MARKET PRICE OF AND DIVIDENDS ON WEST MASS COMMON STOCK

     The following table sets forth the market prices per share of West Mass Common Stock for the periods indicated, based on high and low sales prices as reported on NASDAQ-NMS.

                              QUARTER ENDED                       HIGH       LOW
            --------------------------------------------------   -------    ------
            1991
              March 31, 1991..................................   $ 6.00     $4.50
              June 30, 1991...................................     5.75      4.75
              September 30, 1991..............................     5.75      4.75
              December 31, 1991...............................     5.75      4.875
            1992
              March 31, 1992..................................   $ 7.75     $5.25
              June 30, 1992...................................     7.25      6.25
              September 30, 1992..............................     7.25      6.50
              December 31, 1992...............................     7.625     6.50
            1993
              March 31, 1993..................................   $10.25     $7.25
              June 30, 1993...................................    11.50      9.50
              September 30, 1993..............................    17.00      9.75

     There were approximately 560 stockholders of record of West Mass Common Stock as of the West Mass Record Date.

     The following table sets forth the dividends per share that have been declared by West Mass for each of the periods indicated.

                                                                         DIVIDENDS
            QUARTER ENDED                                                PER SHARE
            ----------------------------------------------------------   ---------
            1991
              March 31, 1991..........................................     $ .07
              June 30, 1991...........................................       .07
              September 30, 1991......................................       .07
              December 31, 1991.......................................       .07
            1992
              March 31, 1992..........................................     $ .07
              June 30, 1992...........................................       .07
              September 30, 1992......................................       .07
              December 31, 1992.......................................       .07
            1993
              March 31, 1993..........................................     $ .07
              June 30, 1993...........................................       .07
              September 30, 1993......................................       .07


     The payment of dividends by West Mass is subject to the discretion of West Mass' Board of Directors and may be affected or limited by a variety of factors, including its operating results and financial condition, regulatory limitations and requirements, capital adequacy, tax considerations and other factors. The only funds available to West Mass for the payment of dividends are cash and cash equivalents held at the holding company level, and dividends paid by USB to West Mass. The payment of dividends by USB is subject to regulatory requirements and limitations, including, without limitation, a certain Memorandum of Understand-ing between USB and the FDIC and the Massachusetts Commissioner of Banks which prohibits payment of dividends unless, after payment thereof, USB's Tier 1 Capital Ratio is not less than 6% and its reserve for loan losses is adequate. Since February 15, 1993, the effective date of the Memorandum of Understanding, USB has met each of the above requirements. Accordingly, the Memorandum of Understanding has not restricted the ability of USB to pay dividends. See "SUPERVISION AND REGULATION -- Regulation of VNB and USB Dividends."


                           SUPERVISION AND REGULATION

     VFSC, West Mass, VNB and USB are subject to extensive regulation under federal and state banking laws and regulations. The following discussion of certain of the material elements of the regulatory framework applicable to banks and bank holding companies is not intended to be complete and is qualified in its entirety by the text of the relevant state and federal statutes and regulations. A change in the applicable laws or regulations may have a material effect on the business of VFSC, West Mass, VNB and/or USB.

REGULATION OF VFSC AND WEST MASS

     GENERAL. As bank holding companies, VFSC and West Mass are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Under the BHC Act, bank holding companies generally may not acquire ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in non-banking activities, subject to certain exceptions. As bank holding companies, VFSC's and West Mass' activities and those of their non-bank subsidiaries are limited generally to the business of banking and activities determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The Federal Reserve Board has authority to issue cease and desist orders and assess civil money penalties against bank holding companies and their non-bank subsidiaries, officers, directors and other institution-affiliated parties and to remove officers, directors and other institution-affiliated parties to terminate or prevent unsafe or unsound banking practices or violations of laws or regulations.

     INTERSTATE ACQUISITIONS. Under the BHC Act, a bank holding company may acquire a bank in another state only if the law of the state in which the bank to be acquired is located specifically authorizes such acquisition of an in-state bank by an out-of-state bank holding company. State legislation enacted in recent years has substantially lessened prior legislative restrictions on geographic expansion by bank holding companies from and into Massachusetts and Vermont. For example, under nationwide interstate banking legislation which became effective in 1990, bank holding companies whose subsidiaries' banking operations are principally conducted in any state outside Massachusetts or Vermont are now authorized to acquire Massachusetts or Vermont banking organizations, provided that such companies' home states afford Massachusetts or Vermont banking organizations reciprocal rights to acquire banks in such states.

     DIVIDENDS. The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment would be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsound practice for bank holding companies to pay dividends unless the bank holding company's net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization's capital needs, asset quality, and overall financial condition. The payment of dividends by VFSC is also subject to the requirement that VFSC provide notification to the Federal Reserve Board at least 15 days prior to any proposed dividend action. This 15-day prior notice requirement imposed by the Federal Reserve Bank will continue until rescinded by the Federal Reserve Bank. VFSC's and West Mass' ability to pay dividends is dependent upon the flow of dividend income to them from VNB and USB, respectively, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies. See "-- Regulation of VNB and USB -- Dividends."

     CERTAIN TRANSACTIONS BY BANK HOLDING COMPANIES WITH THEIR
AFFILIATES. There are various legal restrictions on the extent to which bank holding companies, such as VFSC and West Mass, and their non-bank subsidiaries can borrow, obtain credit from or otherwise engage in "covered transactions" with their insured depository institution subsidiaries. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its non-depository institution affiliates are limited to the following amounts: (a) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. "Covered transactions" are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of or investment in securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

     HOLDING COMPANY SUPPORT OF SUBSIDIARY BANKS. Under Federal Reserve Board policy, VFSC and West Mass are each expected to act as a source of financial strength to each of their subsidiary banks and to commit resources to support each of such subsidiaries. This support of each of their subsidiary banks may be required at times when, absent such Federal Reserve Board policy, VFSC and West Mass might not otherwise be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the Federal Deposit Insurance Act, as amended ("FDI Act"), an FDIC-insured depository institution, such as VNB or USB, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the "default" of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled depository institution in "danger of default". For these purposes, the term "default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur without Federal regulatory assistance.

REGULATION OF VNB AND USB

     GENERAL. As an FDIC-insured state-chartered bank, USB is subject to supervision of and regulation by the Commissioner of Banking of the Commonwealth of Massachusetts (the "Commissioner") and the FDIC. This supervision and regulation is for the protection of depositors, the BIF (as hereinafter defined), and consumers and is not for the protection of the VFSC's and West Mass' stockholders. The prior approval of the FDIC and the Commissioner is required for USB to establish or relocate an additional branch office, assume deposits, or engage in any merger, consolidation or purchase of sale of all or substantially all of the assets of any bank or savings association.

     As a national bank, VNB is subject to supervision of and regulation by the Office of the Comptroller of the Currency (the "OCC").

     EXAMINATIONS AND SUPERVISION. The FDIC and the Commissioner regularly examine the operations of USB, and the OCC regularly examines the operations of VNB, including but not limited to their capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act and management practices. In addition, VNB and USB are required to furnish quarterly and annual reports of income and condition to the FDIC and periodic reports to the Commissioner or the OCC, as the case may be. The enforcement authority of the FDIC includes the power to impose civil money penalties, terminate insurance coverage, remove officers and directors and issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations governing its business. In addition, under recent federal banking legislation, the FDIC has authority to impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements. See "-- Recent Banking Legislation -- Prompt Corrective Action" below.

     DIVIDENDS. The principal source of VFSC's and West Mass' revenue is dividends from VNB and USB, their respective bank subsidiaries. Payment of dividends by USB is subject to certain Massachusetts banking law restrictions. In addition, USB entered into a Memorandum of Understanding with the FDIC and the Massachusetts Commissioner of Banks as of February 15, 1993 which, among other things, prohibits payment of dividends by USB unless, after payment of such dividends, USB's Tier 1 Leverage Capital Ratio is not less than 6% and its reserves for loan losses is adequate. At June 30, 1993, USB's Tier 1 Leverage Capital Ratio was 6.94%. See "-- Capital Requirements -- Regulatory Agreements." For a discussion of other restrictions on payment of dividends by USB and VNB, see "BUSINESS OF VFSC -- Market Price of and Dividends on VFSC Common Stock" and "BUSINESS OF WEST MASS -- Market Price of and Dividends on West Mass Common Stock."

     The FDIC has authority to prevent VNB and USB from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce their respective Bank's capital below safe and sound levels. In addition, recently enacted federal legislation prohibits FDIC-insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements. See "-- Recent Banking Legislation -- Prompt Corrective Action" below.

     AFFILIATE TRANSACTIONS. VNB and USB are subject to restrictions imposed by federal law on extensions of credit to, purchases of assets from, and certain other transactions with, affiliates, and on investments in stock or other securities issued by affiliates. Such restrictions prevent VNB and USB from making loans to affiliates unless the loans are secured by collateral in specified amounts and have terms at least as favorable to the bank as the terms of comparable transactions between the bank and non-affiliates. Further, federal and Massachusetts laws significantly restrict extensions of credit by VNB and USB to their respective directors, executive officers and principal stockholders and related interests of such persons.

     DEPOSIT INSURANCE. VNB's and USB's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Deposit Insurance Act provides that the FDIC shall set deposit insurance assessment rates on a semi-annual basis at a level sufficient to increase the ratio of BIF reserves to BIF-insured deposits to at least 1.25% over a 15-year period commencing in 1991. The FDIC has recently established a framework of risk-based insurance assessments to accomplish this increase. See "-- Recent Banking Legislation -- Risk-Based Deposit Insurance Assessments" below. The BIF insurance assessments may be increased further in the future if necessary to restore and maintain BIF reserves.

     FEDERAL RESERVE BOARD POLICIES. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Federal Reserve Board Policies affect the levels of bank earnings on loans and investments and the levels of interest paid on bank deposits through the Federal Reserve System's open-market operations in United States government securities, regulation of the discount rate on bank borrowings from Federal Reserve Banks and regulation of non-earning reserve requirements applicable to bank deposit account balances.

     CONSUMER PROTECTION REGULATION; BANK SECRECY ACT. Other aspects of the lending and deposit business of VNB and USB that are subject to regulation by the FDIC, the Commissioner and the OCC include disclosure requirements with respect to interest, payment and other terms of consumer and residential mortgage loans and disclosure of interest and fees and other terms of and the availability of funds for withdrawal from consumer deposit accounts. In addition, VNB and USB are subject to federal and state laws and regulations prohibiting certain forms of discrimination in credit transactions, and imposing certain record keeping, reporting and disclosure requirements with respect to residential mortgage loan applications. In addition, VNB and USB are subject to federal laws establishing certain record keeping, customer identification, and reporting requirements with respect to certain large cash transaction, sales of travelers checks or other monetary instruments and the international transportation of cash or monetary instruments.

CAPITAL REQUIREMENTS

     GENERAL. The FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by FDIC-insured banks. The Federal Reserve Board has established substantially identical guidelines with respect to the maintenance of appropriate levels of capital, on a consolidated basis, by bank holding companies. If a banking organization's capital levels fall below the minimum requirements established by such guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC or the Federal Reserve Board, respectively, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until such capital levels are achieved. Recently enacted Federal legislation requires federal bank regulators to take "prompt corrective action" with respect to insured depository institutions that fail to satisfy minimum capital requirements and imposes significant restrictions on such institutions. See "-- Recent Banking Legislation -- Prompt Corrective Action" below.


     LEVERAGE CAPITAL RATIO. The regulations of the FDIC require FDIC-insured banks to maintain a minimum "Leverage Capital Ratio" or "Tier 1 Capital" (as defined in the Risk-Based Capital Guidelines discussed in the following paragraphs) to Total Assets of 3.0%. The regulations of the FDIC state that only banks with the highest federal bank regulatory examination rating will be permitted to operate at or near such minimum level of capital. All other banks, including USB and VNB, are expected to maintain an additional margin of capital, equal to at least 1% to 2% of Total Assets, above the minimum ratio. Any bank experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. The Federal Reserve Board's guidelines impose substantially similar leverage capital requirements on bank holding companies on a consolidated basis.


     RISK-BASED CAPITAL REQUIREMENTS. The regulations of the FDIC also require FDIC-insured banks to maintain minimum capital levels measured as a percentage of such banks' risk-adjusted assets. A bank's capital for this purpose may include two components -- "Core" (Tier 1) Capital and "Supplementary" (Tier 2) Capital. Core Capital consists primarily of common stockholders' equity, which generally includes common stock, related surplus and retained earnings, certain non-cumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries, less intangible assets, primarily goodwill. Supplementary Capital elements include, subject to certain limitations, a portion of the allowance for losses on loans and leases, perpetual preferred stock that does not qualify for inclusion in Tier 1 capital, long-term preferred stock with an original maturity of at least 20 years for issuance and related surplus, certain forms of perpetual debt and mandatory convertible securities, and certain forms of subordinated debt and intermediate-term preferred stock.

     The risk-based capital rules of the FDIC and the Federal Reserve Board assign a bank's balance sheet assets and the credit equivalent amounts of the bank's off-balance sheet obligations to one of four risk categories, weighted at 0%, 20%, 50% or 100%, respectively. Applying these risk-weights to each category of the bank's balance sheet assets and to the credit equivalent amounts of the bank's off-balance sheet obligations and summing the totals results in the amount of the bank's total Risk-Adjusted Assets for purposes of the risk-based capital requirements. Risk-Adjusted Assets can either exceed or be less than reported balance sheet assets, depending on the risk profile of the banking organization. Risk-Adjusted Assets for institutions such as USB and VNB will generally be less than reported balance sheet assets because their respective retail banking activities include proportionally more residential mortgage loans with a lower risk weighing and relatively smaller off-balance sheet obligations.

     Effective as of December 31, 1992, the risk-based capital regulations require all banks to maintain a minimum ratio of Total Capital to Risk-Adjusted Assets of 8.0%, of which at least one-half (4.0%) must be Core (Tier 1) Capital. For the purpose of calculating these ratios: (i) a banking organization's Supplementary Capital eligible for inclusion in Total Capital is limited to no more than 100% of Core Capital; and (ii) the aggregate amount of certain types of Supplementary Capital eligible for inclusion in Total Capital is further limited. The regulations limit the portion of the allowance for loan losses eligible for inclusion in Total

Capital to 1.25% of Risk-Adjusted Assets. The Federal Reserve Board has established substantially identical risk-based capital requirements to be applied to bank holding companies on a consolidated basis.


     At December 31, 1992, VFSC's consolidated Total and Tier 1 Risk-Based Capital Ratios were 10.77% and 9.51%, respectively. As of September 30, 1993, VFSC's consolidated Total and Tier 1 Risk-Based Capital Ratios were 11.25% and 9.8%, respectively. These ratios exceeded applicable regulatory requirements. VFSC's comparable ratios at December 31, 1991 were 10.37% and 9.10%, respectively.



     At December 31, 1992, West Mass' consolidated Total and Tier 1 Risk-Based Capital Ratios were 12.62% and 11.40%, respectively. As of September 30, 1993, West Mass' consolidated Total and Tier 1 Risk-Based Capital Ratios were 15.43% and 14.16%, respectively. These ratios exceeded applicable regulatory requirements. West Mass' comparable ratios at December 31, 1991 were 12.88% and 11.65%, respectively.



     Based on the above figures and accompanying discussion, both VFSC and West Mass meet all regulatory capital requirements on an historical as well as on a pro forma basis.


     REGULATORY AGREEMENTS. Following an examination in November 1992, USB entered into a Memorandum of Understanding with the FDIC and the Massachusetts Commissioner of Banks as of February 15, 1993. Among other things, such Memorandum of Understanding requires USB to maintain a minimum Tier 1 Leverage Capital Ratio of 6% and prohibits payment of dividends unless, after payment of such dividends, USB's Tier 1 Leverage Capital Ratio is not less than 6% and its reserves for loan losses is adequate. At June 30, 1993, USB's Tier 1 Leverage Capital Ratio was 6.94%, while on a consolidated basis, West Mass' Tier 1 Leverage Capital Ratio was 8.32%.

     Following an OCC examination of VNB, on December 12, 1990 the Board of Directors of VNB entered into a commitment letter with the OCC whereby the Board committed to the following programs and actions: (i) to appoint a Board Compliance Committee; (ii) to develop and implement plans and processes designed to improve asset quality; (iii) to initiate a review of all policies related to the bank's lending activities; (iv) to review and enhance the internal loan review function; (v) to initiate a review of the bank's credit files; (vi) to review the adequacy of the allowance for loan and lease losses; (vii) to establish plans to improve earnings performance and maintain capital sufficient to meet regulatory risk-based capital requirements; (viii) to review policies and other means to monitor and maintain an adequate liquidity position; and (ix) to submit periodic status reports on the bank's progress in implementing the programs and actions enumerated in the commitment letter. An OCC examination report as of April 30, 1993 indicated achievement of the programs set forth in articles (i), (iii), (iv), (vi), (vii) and (ix) of the commitment letter and partial achievement of the programs set forth in articles (ii), (v) and (viii). The Board of Directors of VNB continues to provide the OCC with quarterly reports outlining the bank's progress under the commitment letter.

RECENT BANKING LEGISLATION

     GENERAL. On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. The FDICIA extensively revised the regulatory and funding provisions of the FDI Act and made revisions to several federal banking statutes. Certain of these changes are summarized below.

     PROMPT CORRECTIVE ACTION. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" with respect to, and imposes significant restrictions on, any bank that fails to satisfy its applicable minimum capital requirements. FDICIA establishes five capital categories consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, a bank that has a Total Risk-Based Capital Ratio of 10.0% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater and a Leverage Capital Ratio of 5.0% or greater, and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure is deemed to be "well capitalized." A bank that has a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater and a Leverage Capital Ratio of 4.0% or greater and does not meet the definition of a well capitalized bank is considered to be "adequately capitalized." A bank that has a Total Risk-Based Capital Ratio of less than 8.0% or has a Tier 1 Risk-Based Capital Ratio that is less than 4.0% [or a Leverage Capital Ratio of less than 4.0%] is considered "undercapitalized." A bank that has a Total Risk-Based Capital Ratio of less than 6.0%, or a Tier 1 Risk-Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0% is considered to be "significantly undercapitalized", and a bank that has a ratio of tangible equity to total assets equal to or less than 2% is deemed to be "critically undercapitalized." A bank may be deemed to be in a capital category lower than is indicated by its actual capital position if it is determined to be in an unsafe or unsound condition or receives an unsatisfactory examination rating. At September 30, 1993, VNB's and USB's ratios of tangible equity to assets as calculated under the prompt corrective action rule were 6.90% and 7.36%, respectively. FDICIA generally prohibits a bank from making capital distributions (including payment of dividends) or paying management fees to controlling stockholders or their affiliates if, after such payment, the bank would be undercapitalized.

     Under FDICIA and the applicable implementing regulations, an undercapitalized bank will be (i) subject to increased monitoring by the FDIC;
(ii) required to submit to the FDIC an acceptable capital restoration plan within 45 days; (iii) subject to strict asset growth limitations; and (iv) required to obtain prior regulatory approval for certain acquisitions, transactions not in the ordinary course of business, and entry into new lines of business. In addition to the foregoing, the FDIC may issue a "prompt corrective action directive" to any undercapitalized institution. Such a directive may require sale or recapitalization of the bank, impose additional restrictions on transactions between the bank and its affiliates, limit interest rates paid by the bank on deposits, limit asset growth and other activities, require divestiture of the subsidiaries, require replacement of directors and officers, and restrict capital distributions by the bank's parent holding company.

     In addition to the foregoing, a significantly undercapitalized institution may not award bonuses or increases in compensation to its senior executive officers until it has submitted an acceptable capital restoration plan and received approval from the FDIC.

     Not later than 90 days after an institution becomes critically undercapitalized, the appropriate federal banking agency for the institution must appoint a receiver or, with the concurrence of the FDIC, a conservator, unless the agency, with the concurrence of the FDIC, determines that the purposes of the prompt corrective action provisions would be better served by another course of action. FDICIA requires that any alternative determination be "documented" and reassessed on a periodic basis. Notwithstanding the foregoing, a receiver must be appointed after 270 days unless the appropriate federal banking agency and the FDIC certify that the institution is viable and not expected to fail.

     RISK-BASED DEPOSIT INSURANCE ASSESSMENTS. Effective January 1, 1993, a transitional risk-based structure was implemented by the FDIC pursuant to the FDICIA and the average assessment rate paid by Savings Association Insurance Fund-insured and BIF-insured institutions was increased. Under the rule implementing the transitional system, the FDIC assigns an institution to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three supervisory categories. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the transitional system, there are nine assessment risk classifications (i.e., combinations of capital categories and supervisory subgroups within each capital group) to which differing assessment rates are applied. Assessment rates will range from 0.23% of deposits for an institution in the highest category (i.e., well-capitalized and healthy from a supervisory standpoint) to .31% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The risk classification to which an institution is assigned by the FDIC is confidential and may not be disclosed.

     On June 17, 1993, the FDIC adopted a final rule establishing a new risk-based system that will be implemented beginning with the semi-annual assessment period commencing on January 1, 1994, as required under FDICIA. Except for limited changes, the structure of the new risk-based system will be substantially the same as the structure of the transitional system it will replace. Under the FDIC rule implementing the new risk-based system, an institution's deposit insurance assessment rate will be determined by assigning the institution to a capital category and a supervisory subgroup to determine which one of the nine risk classification categories is applicable, in substantially the same manner as for the transitional system discussed above. The FDIC is authorized to raise the assessment rates in certain circumstances. If the FDIC determines to increase the assessment rates for all institutions, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and may raise BIF insurance premiums again in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the VFSC and West Mass, the extent of which is not currently quantifiable.

     BROKERED DEPOSITS AND PASS-THROUGH DEPOSIT INSURANCE LIMITATIONS. Under FDICIA, a bank cannot accept brokered deposits unless it either (i) is "Well Capitalized" or (ii) is "Adequately Capitalized" and has received a written waiver from the FDIC. For this purpose, "Well Capitalized" and "Adequately Capitalized" are defined the same as under the Prompt Corrective Action regulations. See "-- Prompt Corrective Action" above. Banks that are not in the "Well Capitalized" category are prohibited from offering rates of interests on deposits that are more than 75 basis points above prevailing deposits. Pass-through insurance coverage is not available for deposits of certain employee benefits plans in banks that do not satisfy the requirements for acceptance of brokered deposits, except that pass-through insurance coverage will be provided for employee benefit plan deposits in institutions which at the time of acceptance of the deposit meet all applicable regulatory requirements and send written notice to their depositors that their funds are eligible for pass-through deposit insurance.

     CONSERVATORSHIP AND RECEIVERSHIP AMENDMENTS. FDICIA authorizes the FDIC to appoint itself conservator or receiver for a state-chartered bank under certain circumstances and expands the grounds for appointment of a conservator or receiver for an insured depository institution to include (i) consent to such action by the board of directors of the institution; (ii) cessation of the institution's status as an insured depository institution; (iii) the institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, or fails to become adequately capitalized when required to do so, or fails to timely submit an acceptable capital plan, or materially fails to implement an acceptable capital plan; and (iv) the institution is critically undercapitalized or otherwise has substantially insufficient capital. FDICIA provides that an institution's directors shall not be liable to its stockholders or creditors for acquiescing in or consenting to the appointment of the FDIC as receiver or conservator for, or as a supervisor in the acquisition of, the institution.

     REAL ESTATE LENDING STANDARDS. FDICIA requires the federal bank regulatory agencies to adopt uniform real estate lending standards. The FDIC recently adopted implementing regulations which establish supervisory limitations on Loan-to-Value ("LTV") ratios in real estate loans by FDIC-insured banks. The regulations require FDIC-insured banks to establish LTV ratio limitations within or below the prescribed uniform range of supervisory limits.

     STANDARDS FOR SAFETY AND SOUNDNESS. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure;
(v) asset growth; and (vi) compensation, fees and benefits. The compensation standards would prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide "excessive" compensation, fees or benefits, or that could lead to material financial loss. In addition, the federal bank regulatory agencies are required by FDICIA to prescribe standards specifying;
(i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly-traded shares of depository institutions and depository institution holding companies.

     ACTIVITIES AND INVESTMENTS OF INSURED STATE BANKS. FDIC provides that an insured state bank such as USB may not engage as a principal, directly or through a subsidiary, in any activity that is not permissible for a national bank unless the FDIC determines that the activity does not pose a significant risk to the BIF, and the bank is in compliance with its applicable capital standards. In addition, an insured state bank may not acquire or retain, directly or through a subsidiary, any equity investment of a type, or in an amount, that is not permissible for a national bank.

     Subject to certain limited exceptions, the foregoing provisions of FDICIA prohibits insured state banks such as USB or any subsidiary of such insured state banks from retaining or acquiring equity investments. However, under an exception in the statute, an insured state bank such as USB that (i) is located in a state such as Massachusetts which authorized, as of September 30, 1991, state banks to invest in common or preferred stock listed on a national securities exchange ("listed stock") or shares of an investment company registered under the Investment Company Act of 1940 ("registered shares") and (ii) during the period beginning September 30, 1990 and ending on November 26, 1991 made or maintained investments in listed stocks and registered shares, may retain whatever listed stock or registered shares it lawfully acquired or held prior to December 19, 1991 and may continue to acquire listed stock and registered shares, provided that the maximum permissible investment in either listed stock or registered shares may not exceed, taken together in the aggregate, 100% of the bank's Tier I Capital. In order to acquire or retain any listed stock or registered shares under this exception, the bank must file a one-time notice with the FDIC containing specified information, and the FDIC must determine that acquiring or retaining the listed stock or registered shares will not pose a significant risk to BIF. Any such approval may be subject to whatever conditions or restrictions the FDIC determines to be necessary or appropriate and will terminate with respect to further acquisitions of listed stock or registered shares if the bank or its holding company experiences a change in control and in certain other circumstances.

     Insured state banks are required to divest any equity investments made impermissible by FDICIA including any listed stock and registered shares for which FDIC approval is not obtained, as quickly as prudently possible but in no event later than December 19, 1996, and to submit a plan for such divestiture to the FDIC.

     CONSUMER PROTECTION PROVISIONS. FDICIA also includes provisions requiring advance notice to regulators and customers for any proposed branch closing and authorizing (subject to future appropriation of the necessary funds) reduced insurance assessments for institutions offering "lifeline" banking accounts or engaged in lending in distressed communities. FDICIA also includes provisions requiring depository institutions to make additional and uniform disclosures to depositors with respect to the rates of interest, fees and other terms applicable to consumer deposit accounts.

     The United States Congress has periodically considered and adopted legislation which has resulted in and could result in further regulation or deregulation of both banks and other financial institutions. Such legislation could place in more direct competition with other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be enacted or as to the effect of such legislation on the business of USB or VNB.

                       PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial statements have been prepared to reflect the Merger of West Mass with and into VFSC on a pooling-of-interests basis. Under pooling-of-interests accounting treatment for the Merger, the recorded assets and liabilities of VFSC and West Mass are carried forward to the combined company at their recorded amounts. See "THE MERGER -- Accounting Treatment." The following pro forma financial statements reflect the exchange of West Mass shares of Common Stock for VFSC Common Stock in connection with the Merger at the maximum Exchange Ratio of 0.9861. This unaudited pro forma combined financial data should be read in conjunction with the consolidated historical financial statements of West Mass and VFSC, including the respective notes thereto, which are delivered with and incorporated by reference in this Joint Proxy Statement and Prospectus, and with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement and Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE," "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA."

     The pro forma combined financial data included within is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated. Moreover, the pro forma combined consolidated statement of condition reflects preliminary pro forma adjustments made to combine West Mass with VFSC utilizing pooling-of-interests accounting treatment. The actual adjustments to the surviving corporation's accounts will be made as of the Effective Time of the Merger and may differ from those reflected in the within pro forma financial statements.

         VERMONT FINANCIAL SERVICES CORP. -- WEST MASS BANKSHARES, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                               SEPTEMBER 30, 1993
                             (Dollars in thousands)
                                  (Unaudited)

                                                  VFSC             WMBS          PRO FORMA      NEW VFSC
                                              (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS     PRO FORMA
                                              ------------     ------------     -----------     ---------
ASSETS
Cash and Due from Banks....................     $ 46,193         $  5,398                       $  51,591
Interest Bearing Balances with Banks.......           50              204                             254
Securities Available for Sale..............      143,722                          $19,008  (1)    162,730
Investment Securities......................                        19,008         (19,008) (1)          0
Federal Funds Sold.........................            0            3,637                           3,637
Loans......................................      696,385          183,504                         879,889
     Allowance for Loan Losses.............      (15,511)          (3,361)                        (18,872)
                                              ------------     ------------                     ---------
          Net Loans........................      680,874          180,143                         861,017
Premises and Equipment.....................       19,152            3,360                          22,512
Other Real Estate Owned....................       12,643            2,289                          14,932
Other Assets...............................       24,998            6,132                          31,130
                                              ------------     ------------                     ---------
          Total Assets.....................     $927,632         $220,171                       $1,147,803
                                              ------------     ------------                     ---------
                                              ------------     ------------                     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Total Deposits........................     $781,778         $191,145                       $ 972,923
     Federal Funds Purchased and Securities
       Sold with Agreements to
       Repurchase..........................       57,756                                           57,756
     Borrowed Money........................       15,734            5,587                          21,321
     ESOP Obligation.......................                            72                              72
     Other Liabilities.....................        6,042            1,265                           7,307
                                              ------------     ------------                     ---------
          Total Liabilities................      861,310          198,069                       1,059,379
Stockholders' Equity:
     Common Stock..........................        3,518              138         $ 1,227  (2)      4,883
     Capital Surplus.......................       41,178            9,393          (2,470) (2)     48,101
     Undivided Profits.....................       23,731           13,886                          37,617
     Security Valuation Allowance..........          (46)                                             (46)
     Treasury Stock, at Cost...............       (2,059)          (1,243)          1,243  (2)     (2,059)
     ESOP Shares...........................                           (72)                            (72)
                                              ------------     ------------     -----------     ---------
          Total Stockholders' Equity.......       66,322           22,102                          88,424
                                              ------------     ------------                     ---------
          Total Liabilities and
            Stockholders' Equity...........     $927,632         $220,171                      $1,147,803
                                              ------------     ------------                     ---------
                                              ------------     ------------                     ---------

         VERMONT FINANCIAL SERVICES CORP. -- WEST MASS BANKSHARES, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
               (Dollars in thousands, except for per share data)
                                  (Unaudited)

                                                    VFSC          WMBS       PRO FORMA      NEW VFSC
                                                (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS    PRO FORMA
                                                ------------  ------------  ------------  ------------
Interest Income:
     Interest and fees on loans................   $ 43,384      $ 10,750                    $ 54,134
     Interest on Securities Available for
       Sale....................................      7,015                       $740  (3)     7,755
     Other.....................................         17           831         (740) (3)       108
                                                ------------  ------------  ------------  ------------
          Total Interest Income................     50,416        11,581                      61,997
Interest Expense:
     Deposits..................................     16,661         4,584                      21,245
     Other.....................................      2,233           173                       2,406
                                                ------------  ------------                ------------
          Total Interest Expense...............     18,894         4,757                      23,651
                                                ------------  ------------                ------------
Net Interest Income............................     31,522         6,824                      38,346
Provision for possible loan losses.............      3,900           153                       4,053
                                                ------------  ------------                ------------
                                                    27,622         6,671                      34,293
Other Income...................................     12,336         1,021                      13,357
Other Expenses.................................     35,249         4,504                      39,753
                                                ------------  ------------                ------------
Income Before Income Taxes.....................      4,709         3,188                       7,897
Applicable Income Taxes........................      1,286         1,294                       2,580
                                                ------------  ------------                ------------
     Net Income................................   $  3,423      $  1,894                    $  5,317
                                                ------------  ------------                ------------
                                                ------------  ------------                ------------
Weighted average common shares outstanding.....  3,410,232     1,277,515                   4,669,990
Earnings per share(4)..........................      $1.00         $1.48                       $1.14

         VERMONT FINANCIAL SERVICES CORP. -- WEST MASS BANKSHARES, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                                                            NEW
                                                                              PRO          VFSC
                                                    VFSC         WMBS        FORMA          PRO
                                                   (HISTORICAL) (HISTORICAL) ADJUSTMENTS   FORMA
                                                   -------      -------      ------       -------
Interest Income:
     Interest and fees on loans...............     $60,602      $14,748                   $75,350
     Interest on Securities Available for
       Sale...................................      11,004                   $1,740  (3)   12,744
     Other....................................          40        1,900      (1,740) (3)      200
                                                   -------      -------      ------       -------
          Total Interest Income...............      71,646       16,648                    88,294
Interest Expense:
     Deposits.................................      30,869        7,968                    38,837
     Other....................................       2,247           81                     2,328
                                                   -------      -------                   -------
          Total Interest Expense..............      33,116        8,049                    41,165
                                                   -------      -------                   -------
Net Interest Income...........................      38,530        8,599                    47,129
Provision for possible loan losses............       7,500        1,930                     9,430
                                                   -------      -------                   -------
                                                    31,030        6,669                    37,699
Other Income..................................      13,912        1,580                    15,492
Other Expenses................................      39,882        5,799                    45,681
                                                   -------      -------                   -------
Income Before Income Taxes....................       5,060        2,450                     7,510
Applicable Income Taxes.......................       1,304        1,132                     2,436
                                                   -------      -------                   -------
     Net Income...............................     $ 3,756      $ 1,318                   $ 5,074
                                                   -------      -------                   -------
                                                   -------      -------                   -------
Weighted average common shares outstanding....   3,399,343    1,235,550                 4,617,719
Earnings per share(4).........................       $1.10        $1.07                     $1.10

         VERMONT FINANCIAL SERVICES CORP. -- WEST MASS BANKSHARES, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1991
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                                                                 NEW VFSC
                                                   VFSC             WMBS          PRO FORMA        PRO
                                               (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS      FORMA
                                               ------------     ------------     -----------     --------
Interest Income:
     Interest and fees on loans.............     $ 71,340         $ 17,114                       $88,454
     Interest on Securities Available for
       Sale.................................       10,891                          $ 1,700 (3)    12,591
     Other..................................          636            2,031          (1,700)(3)       967
                                               ------------     ------------                     --------
          Total Interest Income.............       82,867           19,145                       102,012
Interest Expense:
     Deposits...............................       44,462           11,301                        55,763
     Other..................................        2,096               10                         2,106
                                               ------------     ------------                     --------
          Total Interest Expense............       46,558           11,311                        57,869
                                               ------------     ------------                     --------
Net Interest Income.........................       36,309            7,834                        44,143
Provision for possible loan losses..........       14,400            1,348                        15,748
                                               ------------     ------------                     --------
                                                   21,909            6,486                        28,395
Other Income................................       13,317            1,048                        14,365
Other Expenses..............................       35,652            5,679                        41,331
                                               ------------     ------------                     --------
Income (loss) Before Income Taxes...........         (426)           1,855                         1,429
Applicable Income Taxes (Benefit)...........         (610)           1,149                           539
                                               ------------     ------------                     --------
     Net Income.............................     $    184         $    706                       $   890
                                               ------------     ------------                     --------
                                               ------------     ------------                     --------
Weighted average common shares
  outstanding...............................    3,388,072        1,235,550                     4,606,448
Earnings per share(4).......................        $0.05            $0.57                         $0.19

         VERMONT FINANCIAL SERVICES CORP. -- WEST MASS BANKSHARES, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1990
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                                            PRO         NEW VFSC
                                                  VFSC         WMBS        FORMA          PRO
                                                 (HISTORICAL) (HISTORICAL) ADJUSTMENTS   FORMA
                                                 -------      -------      ------       --------
Interest Income:
     Interest and fees on loans.............     $77,499      $17,332                   $ 94,831
     Interest on Securities Available for
       Sale.................................       9,410                   $1,035 (3)     10,445
     Other..................................       1,170        1,288      (1,035)(3)      1,423
                                                 -------      -------      ------       --------
          Total Interest Income.............      88,079       18,620                    106,699
Interest Expense:
     Deposits...............................      49,504       12,012                     61,516
     Other..................................       3,788           28                      3,816
                                                 -------      -------                   --------
          Total Interest Expense............      53,292       12,040                     65,332
                                                 -------      -------                   --------
Net Interest Income.........................      34,787        6,580                     41,367
Provision for possible loan losses..........      13,565          455                     14,020
                                                 -------      -------                   --------
                                                  21,222        6,125                     27,347
Other Income................................      10,105          629                     10,734
Other Expenses..............................      32,264        4,918                     37,182
                                                 -------      -------                   --------
Income (loss) Before Income Taxes...........        (937)       1,836                        899
Applicable Income Taxes (Benefit)...........      (1,235)         967                       (268)
                                                 -------      -------                   --------
     Net Income.............................     $   298      $   869                   $  1,167
                                                 -------      -------                   --------
                                                 -------      -------                   --------
Weighted average common shares
  outstanding...............................   3,372,413    1,235,550                  4,590,789
Earnings per share(4).......................       $0.09        $0.70                      $0.25

            VERMONT FINANCIAL SERVICES -- WEST MASS BANKSHARES, INC. NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1.

     To reclassify West Mass' investment securities to conform to VFSC's presentation and accounting policies.

Note 2.

     To reflect the issuance of 1,227,000 shares of VFSC Common Stock in exchange for the shares of West Mass Common Stock outstanding based upon the maximum Exchange Ratio of 0.9861.

Note 3.

     To reclassify West Mass' investment earnings to conform to VFSC's presentation.

Note 4.

     Pro forma earnings per share have been computed after giving effect to the maximum Exchange Ratio of 0.9861 on the weighted average shares of common stock outstanding.

                                    EXPERTS

     The consolidated financial statements of West Mass Bankshares, Inc. and subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. Representatives of KPMG Peat Marwick are expected to be present at the West Mass Special Meeting, will have an opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

     The consolidated financial statements of VFSC and subsidiaries appearing in VFSC's 1992 Annual Report to Stockholders delivered herewith have been certified by Coopers & Lybrand, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Representatives of Coopers & Lybrand are expected to be present at the VFSC Special Meeting, will have an opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

                         VALIDITY OF VFSC COMMON STOCK


     The validity of the VFSC Common Stock offered in connection with the Merger will be passed upon by Sullivan & Worcester, Boston, Massachusetts, counsel to VFSC. Certain federal income tax consequences of the Merger and other legal matters in connection with the Merger will be passed upon by Luse, Lehman, Gorman, Pomerenk & Schick, special counsel to West Mass and USB.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of August 24, 1993, between VERMONT FINANCIAL SERVICES CORP., a Delaware corporation ("VT"), and WEST MASS BANKSHARES, INC., a Massachusetts corporation ("MA").

     WHEREAS, the respective Boards of Directors of VT and MA are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Plan of Merger (as hereinafter defined), the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.   THE MERGER.

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger"), MA shall be merged with and into VT (the "Merger") and VT shall be the surviving corporation in the Merger. The Plan of Merger provides for the terms of the Merger and the mode of carrying the same into effect. At the Effective Time, the terms and conditions set forth in the Plan of Merger shall be implemented. Such terms and conditions are incorporated by reference herein and made a part hereof.

     1.2 MANNER OF EXCHANGING SHARES. The method of exchanging outstanding shares of the capital stock of MA for shares of the capital stock of VT pursuant to the Merger is set forth in the Plan of Merger.

     1.3 EFFECTIVE TIME. The term "Effective Time" shall mean the date and time at which the Merger shall have become effective pursuant to the laws of the Commonwealth of Massachusetts and the laws of the State of Delaware, respectively.

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF MA

2.   REPRESENTATIONS AND WARRANTIES OF MA.

     MA hereby represents and warrants to VT as follows:

     2.1 CORPORATE ORGANIZATION.

          A. MA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. MA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on MA and its subsidiaries taken as a whole. MA is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The terms "subsidiary" and "subsidiaries" when used with reference to MA shall mean any corporation or corporations which are consolidated with MA for financial reporting purposes.

          B. Each subsidiary of MA is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each subsidiary of MA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a material adverse effect on MA and its subsidiaries taken as a whole.

          C. The minute books of MA and its subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1989 of its stockholders and Board of Directors (including committees of its Board of Directors).

     2.2 CAPITALIZATION.

          A. The authorized capital stock of MA consists of 12,500,000 shares of common stock, par value $0.10 per share ("MA Common Stock") and 7,500,000 shares of serial preferred stock, par value $0.10 per share ("MA Preferred Stock"). As of the date hereof, there were 1,235,550 shares of MA Common Stock issued and outstanding, and 148,590 shares of MA Common Stock held in MA's treasury. As of the date hereof, there are no shares of MA Preferred Stock issued and outstanding and no such shares held in MA's treasury. In addition, as of the date of this Agreement, there are 124,860 shares of MA Common Stock reserved for issuance upon exercise of outstanding stock options, and 306,960 shares of MA Common Stock reserved for issuance upon exercise of the option (the "MA Option") issued to VT pursuant to the Stock Option Agreement of even date herewith between VT and MA (the "Stock Option Agreement"). All issued and outstanding shares of MA Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights, with no personal liability attaching to the ownership thereof. Except as referred to in this Section 2.2 or reflected in the disclosure schedule which is being delivered by MA to VT herewith (the "MA Disclosure Schedule"), MA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MA Common Stock or any other equity security of MA or any securities representing the right to purchase or otherwise receive any shares of MA Common Stock or any other equity security of MA.

          B. The MA Disclosure Schedule lists all of the subsidiaries of MA as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation. United Savings Bank ("MA Bank") is a state chartered savings bank under the laws of the Commonwealth of Massachusetts and is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No subsidiary of MA has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any equity security of a MA subsidiary or any securities representing the right to purchase or otherwise receive any such equity security. All of the shares of capital stock of each of the MA subsidiaries are fully paid and nonassessable and are owned by MA or a MA subsidiary free and clear of any claim, lien, encumbrance or rights of third parties.

     2.3 AUTHORITY; NO VIOLATION.

          A. MA has full corporate power and authority to execute and deliver this Agreement, the Plan of Merger and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of MA. The Board of Directors of MA has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to the MA stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement and the Plan of Merger by the stockholders of MA, no other corporate proceedings on the part of MA are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by MA and constitutes the valid and binding obligation of MA, enforceable against MA in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors and the application of general principles of equity whether considered in a proceeding in equity or at law).

          B. Except as set forth in the MA Disclosure Schedule, neither the execution and delivery of this Agreement and the Plan of Merger by MA nor the consummation by MA of the transactions contemplated hereby and thereby, nor compliance by MA with any of the terms or provisions hereof or thereof, will (a) assuming that the consents and approvals referred to in Section
     2.4 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MA or any of its subsidiaries or any of their respective properties or assets, or
     (b) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of MA or any of its subsidiaries under, any of the terms, conditions or provisions of (i) the Articles of Organization or By-Laws or similar organization documents of MA or any of its subsidiaries, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MA or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a material adverse effect on the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole.

     2.4 CONSENTS AND APPROVALS. Except for consents and approvals of or filings or registrations with the Federal Reserve Board, the Massachusetts Board of Bank Incorporation, the Securities and Exchange Commission (the "SEC"), the Secretary of State of the Commonwealth of Massachusetts, the Secretary of State of the State of Delaware, certain state "Blue Sky" or securities commissioners, and the stockholders of MA and VT, or as may be set forth in the MA Disclosure Schedule, no consents or approvals of or filings or registration with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (a) the execution and delivery by MA of this Agreement and the Plan of Merger, or (b) the consummation by MA of the Merger.

     2.5 FINANCIAL STATEMENTS. MA has previously delivered to VT copies of (a) the consolidated balance sheets of MA and its subsidiaries as of December 31 for the fiscal years 1990 through 1992, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal years 1989 through 1992, inclusive, as reported in MA's Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 and December 31, 1992 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick, independent public accountants with respect to MA, and (b) the unaudited consolidated balance sheets of MA and its subsidiaries as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the six-month periods then ended as reported in MA's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act. The December 31, 1992 consolidated balance sheet (the "MA Balance Sheet") of MA (including the related notes, where applicable) fairly presents the consolidated financial position of MA and its subsidiaries as of the date thereof, and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in the Forms 10-Q and 10-K to be filed by MA with the SEC after the date hereof will fairly present, the consolidated income, changes in stockholders' equity and cash flow of MA and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with generally accepted accounting principles consistently applied during the period involved, except as otherwise set forth in the notes thereto (subject, in the case of interim statements, to normal year-end audit adjustments). The books and records of MA and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     2.6 INVESTMENT BANKERS. Neither MA nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that MA has engaged, and will pay a fee or commission to, M.A. Schapiro & Co., Inc. in accordance with the terms of a letter agreement between such firm and MA, a copy of which has been previously delivered by MA to VT. Said investment banking firm has orally advised MA's Board of Directors that the Merger is fair to MA's stockholders from a financial point of view and it has undertaken to deliver a written fairness opinion for inclusion in the Proxy Statement (as defined in Section 4.4 below).

     2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the MA Disclosure Schedule or as disclosed in MA's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1993, there has not been any material adverse change in the business, operations, properties, assets or financial condition of MA and its subsidiaries taken as a whole from that described in MA's Annual Report on Form 10-K filed with the SEC under the Exchange Act for the fiscal year ended December 31, 1992 and, to the best of MA's knowledge, no fact or condition now exists which MA believes will cause such a material adverse change in the future.

     2.8 LEGAL PROCEEDINGS. Except as set forth in the MA Disclosure Schedule, neither MA nor any of its subsidiaries is a party to any, and there are no pending or, to the best of MA's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against MA or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger and, to the best of MA's knowledge, there is no reasonable basis for any other material proceeding, claim, action or governmental investigation against MA. Neither MA nor any of its subsidiaries is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, results of operations, financial condition or prospects of MA or its subsidiaries taken as a whole, except as set forth in the MA Disclosure Schedule.

     2.9 TAXES AND TAX RETURNS. Each of MA and its subsidiaries has duly filed and will file in correct form all federal, state and local information returns and tax returns required to be filed by it on or prior to the Effective Time (all such returns being accurate and complete in all material respects) and, has duly paid or will pay, or made or will make provisions for the payment of, all material taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state or local taxing authorities on or prior to the Effective Time (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than taxes or other charges which (a) (i) are not delinquent, or (ii) are being contested in good faith through appropriate proceedings (and set forth in the MA Disclosure Schedule), and (b) have not been finally determined. Except as may be set forth in the MA Disclosure Schedule, the amounts set up as reserves for taxes on the MA Balance Sheet are sufficient in the aggregate for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1992 or for any year or period prior thereto, and for which MA or any of its subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of MA and its subsidiaries have not been examined by the Internal Revenue Service (the "IRS") for at least ten (10) years. Except as may be set forth in the MA Disclosure Schedule, there are no material disputes pending, or claims asserted for, taxes or assessments upon MA or any of its subsidiaries, nor has MA or any of its subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local income tax return for any period. Neither MA nor any subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). MA and each subsidiary have at all times been taxable as Subchapter C corporations under the Code. Neither MA nor any subsidiary has ever been a member of any consolidated group (other than with MA and its subsidiaries) for federal tax purposes. There are no liens or encumbrances on any of the assets of MA or any subsidiary that arose in connection with any failure (or alleged failure) to pay any tax. Neither MA nor any subsidiary (a) is a party to any tax allocation or sharing agreement, or (b) has any liability or obligation for the taxes of any person, firm, corporation, partnership or other entity (other than MA or any subsidiary) under Treas. Reg. sec.1.1502-6 (or any similar provision of any applicable law), as a transferee or successor, by contract, or otherwise. In addition, (a) proper and accurate amounts have been withheld by MA and its subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, (b) federal, state and local returns which are accurate and complete in all material respects have been filed by MA and its subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by MA in the MA Balance Sheet.

     2.10 EMPLOYEES.

          A. Except as set forth in the MA Disclosure Schedule, neither MA nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "MA Pension Plans"), "employee welfare benefit plan" (the "MA Welfare Plans") (as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any stock option plan, stock purchase plan, deferred compensation plan, or other similar employee benefit plan.

          B. MA has delivered to VT a complete and accurate copy of each of the following with respect to each of the MA Pension Plans and MA Welfare Plans as and to the extent requested by VT: (a) plan documents (including without limitation all Summary Plan Descriptions); (b) trust agreement or insurance contract, if any; (c) most recent IRS determination letter; (d) most recent actuarial report, if any; and (e) most recent annual report on Form 5500.

          C. The present value of all accrued benefits under each of the MA Pension Plans subject to Title IV of ERISA did not, as of the latest valuation date, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial assumptions currently utilized for such Plans.

          D. Except as set forth in the MA Disclosure Schedule, to the best knowledge of MA, each of the MA Pension Plans and each of the MA Welfare Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws.

          E. There has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of
     Section 412(d)(3) (or any predecessor section) of the Code with respect to any MA Pension Plan.

          F. MA and its subsidiaries have made or provided for all contributions to the MA Pension Plans required thereunder.

          G. Neither MA nor any of its subsidiaries has contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          H. Other than as may be described in the MA Balance Sheet, and other than claims for benefits, contributions, and premiums to the Pension Benefit Guaranty Corporation (the "PBGC") not yet due, neither MA nor any of its subsidiaries has incurred any material liability under any provision of ERISA or other applicable statute or rule of law relating to any of the MA Pension Plans or MA Welfare Plans, or any employee benefit plan or employee welfare benefit plan, within the meaning of Section 3 of ERISA, maintained by any organization that has transferred to MA or any of its subsidiaries any material business, whether through sale of assets, statutory merger or otherwise.

          I. Each of the MA Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and MA is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          J. Except as set forth in the MA Disclosure Schedule, neither MA nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind.

     2.11 AGREEMENTS WITH BANKING AUTHORITIES. Except as set forth in the MA Disclosure Schedule, neither MA nor any of its subsidiaries is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which in any manner restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

     2.12 MATERIAL AGREEMENTS. Except as set forth in the MA Disclosure Schedule, and except for this Agreement and the agreements specifically referred to herein, as of the date of this Agreement neither MA nor any of its subsidiaries is a party to or is bound by (a) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of MA and its subsidiaries taken as a whole, except those entered into in the ordinary course of business; (b) any agreement, arrangement or commitment relating to the employment or consultancy of any person providing for payments in excess of $80,000 per annum; (c) any contract, agreement or understanding with any labor union; or (d) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K by MA as of the date hereof that has not been filed as an exhibit to the Form 10-K filed by MA for the fiscal year ended December 31, 1992.

     2.13 OWNERSHIP OF PROPERTY. MA and its subsidiaries have good and, as to real property, marketable title to all assets and properties, whether real or personal, tangible or intangible, including, without limitation, the capital stock of MA's subsidiaries and all other assets and properties reflected in MA's consolidated balance sheet as of June 30, 1993, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1993) subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (c) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to the assets and properties of MA and its subsidiaries taken as a whole. MA and its subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by MA and its subsidiaries as presently occupied, used, possessed and controlled by MA and its subsidiaries.

     2.14 REPORTS. Since January 1, 1990, MA and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, 10-Q, 8-K and proxy statements (and all such Forms and proxy statements have been or will be delivered by MA to VT), (b) the Federal Reserve Board, (c) the Comptroller of the Currency of the United States (the "Comptroller"), (d) the Federal Deposit Insurance Corporation (the "FDIC"),
(e) the Massachusetts Board of Bank Incorporation, and (f) any applicable state securities or banking authorities (subject, in the case of state securities authorities, to filings which are material) (all such reports and statements are collectively referred to herein as the "MA Reports"). As of their respective dates, the MA Reports complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

     2.15 COMPLIANCE WITH APPLICABLE LAW. Each of MA and its subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of, or agreement with, any federal, state or local governmental authority relating to MA or any of its subsidiaries (other than where such default or non-compliance is not likely to result in a material limitation on the conduct of the business of MA or any of its subsidiaries, is not likely to cause MA or any of its subsidiaries to incur substantial financial penalty, and is not likely to otherwise have a material adverse effect on MA and its subsidiaries taken as a whole) and neither MA nor any of its subsidiaries has received notice of violation of, and does not know of any violations of, any of the above.

     2.16 MA INFORMATION. The information relating to MA to be contained in the VT Registration Statement and the Proxy Statement (defined in Section 4.4 hereof), and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is approved by MA, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

     2.17 AFFILIATES. Except as set forth in the MA Disclosure Schedule, there is no person who, as of the date hereof, may be deemed to be an "affiliate" of MA as that term is used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder and who will become a beneficial owner of VT Common Stock pursuant to the Merger (the "MA Affiliates"). The MA Affiliates have executed and delivered to VT written agreements in or substantially in the form of Exhibit B hereto.

     2.18 NO PROHIBITED INTERLOCKS. No officer of director of MA or MA Bank who is to be an officer or director of VT, MA Bank or VT Bank from and after the Effective Time is subject to disqualification to serve in such capacity on account of an interlocking relationship which is prohibited by the Clayton Act, the Depository Institution Management Interlocks Act, Federal Reserve Regulation L (including, without limitation, subsection 2(i) thereof) or other applicable federal of state law or regulation.

     2.19 ENVIRONMENTAL MATTERS.

          A. Except as set forth in the MA Disclosure Schedule, MA and each of its subsidiaries, including, without limitation, MA Bank and Hayburne, Inc., the Participation Facilities and, to the best of MA's knowledge, the Loan Properties (each as hereinafter defined) are and have been in compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment, and none of any such violations will result in a material adverse effect on the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole.

          B. Except as set forth in the MA Disclosure Schedule, there is no suit, claim, action or proceeding now pending, or known to MA to be threatened, before any court, governmental agency or board or other forum in which MA, its subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (a) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation, or (b) relating to the release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by Seller or any Participation Facility, and none of such suits, claims, actions or proceedings will result in a material adverse effect on the business, results of operations, financing condition or prospects of MA and its subsidiaries taken as a whole.

          C. To the best of MA's knowledge and except as set forth in the MA Disclosure Schedule, there is no suit, claim, action or proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant or involved (a) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation, or (b) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased, operated or involving a Loan Property, and none of any such suits, claims, actions or proceedings will or is reasonably likely to result in a material adverse effect on the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole.

          D. The following definitions apply for purposes of this Section 2.19:

             "Loan Property" means any property in which MA or any subsidiary holds a security interest or mortgage, and, where required by the context, said term means the owner or operator of such property.

             "Participation Facility" means any facility in which MA or any subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property.

             "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., or any similar state law, and specifically includes oil and any other petroleum derived products.

     2.20 CHAPTERS 110D AND 110F NOT APPLICABLE. The provisions of Chapters 110D and 110F of the Massachusetts General Laws will not, prior to the termination of this Agreement, apply to this Agreement, the Plan of Merger or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

     2.21 OWNERSHIP OF VT COMMON STOCK. As of the date hereof, neither MA nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of VT, which in the aggregate represent 5% or more of the outstanding shares of capital stock of VT entitled to vote generally in the election of directors (other than shares held in a fiduciary capacity).

     2.22 INSURANCE. MA and each of is subsidiaries is presently insured, and since January 1, 1989 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured.

     2.23 LABOR. No work stoppage involving MA or any of its subsidiaries is pending or, to the best knowledge of MA's management, threatened. Neither MA nor any of its subsidiaries is involved in, or threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a material adverse effect on the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole. No employees of MA or any of its subsidiaries are represented by any labor union, and, to the best knowledge of MA's management, no labor union is attempting to organize employees of MA or any of its subsidiaries.

     2.24 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in MA's proxy statement for its 1993 annual meeting of stockholders, no officer or director of MA, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of MA or any of its subsidiaries.

     2.25 ABSENCE OF REGISTRATION OBLIGATIONS. Neither MA nor any of its subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act which will survive the Merger.

     2.26 LOANS. All currently outstanding loans of, or current extensions of credit by MA, MA Bank and MA's other subsidiaries, if any, (individually, a "Loan", and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the applicable records of MA or its subsidiaries, and no claims of defense as to the enforcement of any Loan has been asserted, and MA is aware of no acts of omissions which would give rise to any claim or right of

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rescission, set-off, counterclaim or defense, except where such would not have, either individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole. MA currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to MA or any of its subsidiaries. Except as set forth on the MA Disclosure Schedule, none of the Loans is presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing.

     2.27 ABSENCE OF UNDISCLOSED LIABILITIES. Neither MA nor any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material to MA and its subsidiaries on a consolidated basis, or that when combined with all similar obligations or liabilities would be material to MA and its subsidiaries on a consolidated basis, except as disclosed or reflected in the MA Balance Sheet or any of the other financial statements described in
Section 2.5 above or in the MA Disclosure Schedule.

                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF VT

3.   REPRESENTATIONS AND WARRANTIES OF VT.

     VT hereby represents and warrants to MA as follows:

     3.1 CORPORATE ORGANIZATION.

          A. VT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. VT has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on VT and its subsidiaries taken as a whole. VT is a bank holding company registered with the Federal Reserve Board under the BHCA. The term "subsidiaries" when used with reference to VT shall mean the corporations which are consolidated with VT for financial reporting purposes.

          B. Each subsidiary of VT is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each subsidiary of VT has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, would not, either individually or in the aggregate, have a material adverse effect on VT and its subsidiaries taken as a whole.

          C. The minute books of VT contain complete and accurate records of all meetings and other corporate actions held or taken since December 31, 1989 of its stockholders and Board of Directors (including committees of its Board of Directors).

     3.2 CAPITALIZATION.

          A. The authorized capital stock of VT consists of 20,000,000 shares of common stock, par value $1.00 per share ("VT Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("VT Preferred Stock"). As of July 28, 1993, there were 3,515,467 shares of VT Common Stock and no shares of VT Preferred Stock issued and outstanding and 105,249 shares of VT Common Stock held in VT's treasury. As of the date hereof, there were no shares of VT Preferred Stock issued and outstanding and no such shares were held in VT's treasury. As of the date of this Agreement, there are 105,100 shares of VT Common Stock reserved for issuance (from treasury or new issuance) upon the exercise of outstanding stock options, 91,850 shares of VT Common Stock reserved for issuance pursuant to VT's Employee Stock Purchase Plan, and 63,954 shares of VT Common Stock reserved for issuance pursuant to VT's Dividend Reinvestment Plan. All issued and outstanding shares of VT Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to in this Section
     3.2 or reflected in the disclosure schedule which is being delivered by VT to MA herewith (the "VT Disclosure Schedule"), VT does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of VT Common Stock or VT Preferred Stock or any other equity security of VT or any securities representing the right to purchase or otherwise receive any shares of VT Common Stock or VT Preferred Stock or any other equity security of VT.

          B. The VT Disclosure Schedule lists all of its subsidiaries as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation. Vermont National Bank ("VT Bank") is a member in good standing of the Federal Reserve System and is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No subsidiary of VT has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any equity security of a VT subsidiary or any securities representing the right to purchase or otherwise receive any such equity security. Except as provided in Section 55 of the National Bank Act in the case of VT Bank, all of the shares of capital stock of each of the subsidiaries held by it are fully paid and nonassessable and, except for directors' qualifying shares, are owned by VT or a VT subsidiary free and clear of any claim, lien, encumbrance or rights of third parties.

     3.3 AUTHORITY; NO VIOLATION.

          A. VT has full corporate power and authority to execute and deliver this Agreement, the Stock Option Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Stock Option Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of VT. The Board of Directors of VT has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to the stockholders of VT for approval at a meeting of such stockholders and, except for the adoption of this Agreement and the Plan of Merger by its stockholders, no other corporate proceedings on the part of VT are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by VT and constitutes the valid and binding obligations of VT, enforceable against VT in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors and the application of general principles of equity whether considered in a proceeding in equity or at law).

          B. Neither the execution and delivery of this Agreement and the Plan of Merger by VT nor the consummation by VT of the transactions contemplated hereby and thereby, nor compliance by VT with any of the terms or provisions hereof or thereof, will (a) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree of injunction applicable to VT or any of its subsidiaries or any of their respective properties or assets, or (b) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of VT or any of its subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws or similar organization documents of VT or any of its subsidiaries, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which VT or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a material adverse effect on the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole.

     3.4 CONSENTS AND APPROVALS. Except for consents and approvals of or filings or registrations with the Federal Reserve Board, Massachusetts Board of Bank Incorporation, the SEC, the Secretary of State of the Commonwealth of Massachusetts, the Secretary of State of the State of Delaware, certain state "Blue Sky" or securities commissioners, and the stockholders of VT and MA, no consents or approvals of or filings or registration with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (a) the execution and delivery by VT of this Agreement and the Plan of Merger, or (b) the consummation by VT of the Merger.

     3.5 FINANCIAL STATEMENTS. VT has previously delivered to MA copies of (a) the consolidated statements of condition of VT and its subsidiaries as of December 31 for the fiscal years 1990 through 1992, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1989 through 1992, inclusive, as reported in VT's Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 and December 31, 1992 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Coopers & Lybrand, independent public accountants with respect to VT, and (b) the unaudited consolidated statements of condition of VT and its subsidiaries as of June 30, 1993 and June 30, 1992 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six-month periods then ended as reported in VT's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act. The December 31, 1992 consolidated statements of condition (the "VT Balance Sheet") of VT (including the related notes, where applicable) fairly presents the consolidated financial position of VT and its subsidiaries as of the date thereof, and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in the Forms 10-Q and 10-K to be filed by VT with the SEC after the date hereof will fairly present, the consolidated income, in stockholders' equity and cash flows of VT and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). The books and records of VT and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     3.6 INVESTMENT BANKERS. Neither VT nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that VT has engaged, and will pay a fee or commission to, McConnell, Budd & Downes, Inc. in accordance with the terms of a letter agreement between such firm and VT, a copy of which has been previously delivered by VT to MA. Said investment banking firm has orally advised VT's Board of Directors that the Merger is fair to VT's stockholders from a financial point of view and it has undertaken to deliver a written fairness opinion for inclusion in the Proxy Statement (as defined in Section 4.4 below).

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the VT Disclosure Schedule or as disclosed in VT's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1993, there has not been any material adverse change in the business, operations, properties, assets or financial condition of VT and its subsidiaries taken as a whole from that described in VT's Annual Report on Form 10-K filed with the SEC under the Exchange Act for the fiscal year ended December 31, 1992 and, to the best of VT's knowledge, no fact or condition now exists which VT believes will cause such a material adverse change in the future.

     3.8 LEGAL PROCEEDINGS. Neither VT nor any of is subsidiaries is a party to any and there are no pending or, to the best of VT's knowledge, threatened material legal, administrative, arbitral or other proceedings,

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

claims, actions or governmental investigations of any nature against VT or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger and, to the best of VT's knowledge, there is no reasonable basis for any other material proceeding, claim, action or governmental investigation against VT. Neither VT nor any of its subsidiaries is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole.

     3.9 TAXES AND TAX RETURNS. Each of VT and its subsidiaries has duly filed and will file in correct form all federal, state and local information returns and tax returns required to be filed by it on or prior to the Effective Time (all such returns being accurate and complete in all material respects) and has duly paid or will pay, or made or will make provisions for the payment of, all material taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state or local taxing authorities on or prior to the Effective Time (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than taxes or other charges which (a) (i) are not delinquent, or (ii) are being contested in good faith (and set forth in the VT Disclosure Schedule), and (b) have not been finally determined. The amounts set up as reserves for taxes on the VT Balance Sheet are sufficient in the aggregate for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1992 or for any year or period prior thereto, and for which VT or any of its subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of VT and its subsidiaries have been examined by the Internal Revenue Service and any liability with respect thereto has been satisfied, or the statute of limitations has expired, in each case for all years to and including 1980, and any deficiencies asserted as a result of such examinations have been satisfied. Except as may be set forth in the VT Disclosure Schedule, there are no material disputes pending, or claims asserted for, taxes or assessments upon VT or any of its subsidiaries nor has VT or any of its subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by VT and its subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, (b) federal, state and local returns which are accurate and complete in all material respects have been filed by VT and its subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by VT in the VT Balance Sheet.

     3.10 EMPLOYEES.

          A. Except as set forth in the VT Disclosure Schedule, neither VT nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "VT Pension Plans"), "employee welfare benefit plan" (the "VT Welfare Plans") (as such terms are defined in Section 3 ERISA), or any stock option plan, stock purchase plan, deferred compensation plan, or other similar employee benefit plan.

          B. VT has delivered to MA a complete and accurate copy of each of the following with respect to each of the VT Pension Plans and VT Welfare Plans as and to the extent requested by MA: (a) plan document; (b) trust agreement or insurance contract, if any; (c) most recent IRS determination letter; (d) most recent actuarial report, if any; and (e) most recent annual report on Form 5500.

          C. The present value of all accrued benefits under each of the VT Pension Plans subject to Title IV of ERISA did not, as of the latest valuation date, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial assumptions currently utilized for such Plans.

          D. To the best knowledge of VT, each of the VT Pension Plans and each of the VT Welfare Plans has been administered in compliance with its terms in all materials respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

          E. There has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of
     Section 412(d)(3) (or any predecessor section) of the Code with respect to any VT Pension Plan.

          F. VT and its subsidiaries have made or provided for all contributions to the VT Pension Plans required thereunder.

          G. Neither VT nor any of its subsidiaries has contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          H. Other than as may be described in the VT Balance Sheet, and other than claims for benefits, contributions, and premiums to the PBGC not yet due, neither VT nor any of its subsidiaries has incurred any material liability under any provision of ERISA or other applicable statute or rule of law relating to any of the VT Pension Plans or VT Welfare Plans or any employee benefit plan or employee welfare benefit plan, within the meaning of Section 3 of ERISA, maintained by any organization that has transferred to VT and its subsidiaries any material business, whether through sale of assets, statutory merger or otherwise.

          I. Each of the VT Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and VT is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          J. Except as set forth in the VT Disclosure Schedule, neither VT nor any of its subsidiaries is party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stockequivalent payments or post-employment benefits of any kind.

     3.11 AGREEMENTS WITH BANKING AUTHORITIES. Except as set forth in the VT Disclosure Schedule, neither VT nor any of its subsidiaries is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which in any manner restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

     3.12 MATERIAL AGREEMENTS. Except for this Agreement and the agreements specifically referred to herein, as of the date of this Agreement, neither VT nor any of its subsidiaries is a party to or is bound by (a) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of VT and its subsidiaries taken as a whole, except those entered into in the ordinary course of business; (b) any agreement, arrangement, or commitment relating to the employment or consultancy of any person providing for payments in excess of $80,000 per annum other than those entered into in the ordinary course of business; (c) any contract, agreement, or understanding with any labor union; or (d) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K by VT as of the date hereof that has not been filed as an exhibit to the Form 10-K filed by VT for the fiscal year ended December 31, 1992.

     3.13 OWNERSHIP OF PROPERTY. VT and its subsidiaries have good and, as to real property, marketable title to all assets and properties, whether real or personal, tangible or intangible, including, without limitation, the capital stock of VT's subsidiaries and all other assets and properties reflected in VT's consolidated balance sheet as of June 30, 1993, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1993) subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) such encumbrances, liens, mortgages, security interests and pledges that are not in the aggregate material to the assets and properties of VT and its subsidiaries taken as a whole. VT and its subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all

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

property leased by VT and its subsidiaries as presently occupied, used, possessed and controlled by VT and its subsidiaries.

     3.14 REPORTS. Since January 1, 1990, VT and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, 10-Q, 8-K and proxy statements (and all such Forms and proxy statements have been or will be delivered by VT to MA), (ii) the Federal Reserve Board, (iii) the Comptroller, (iv) the FDIC, and (v) any applicable state securities or banking authorities (subject, in the case of state securities authorities, to filings which are material) (all such reports and statements are collectively referred to herein as the "VT Reports"). As of their respective dates, the VT Reports complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

     3.15 COMPLIANCE WITH APPLICABLE LAW. Each of VT and its subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to VT or any of its subsidiaries (other than where such default or non-compliance is not likely to result in a material limitation on the conduct of the business of VT or any of its subsidiaries, is not likely to cause VT or any of its subsidiaries to incur a substantial financial penalty, and is not likely to otherwise have a material adverse effect on VT and its subsidiaries taken as a whole) and neither VT nor any of its subsidiaries has received notice of violation of, and does not know of any violations of, any of the above.

     3.16 VT INFORMATION. The information relating to VT and its subsidiaries to be contained in the registration statement and proxy statement contemplated by Section 4.4 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is approved by VT, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

     3.17 NO PROHIBITED INTERLOCKS. No officer or director of VT or VT Bank who is to be an officer or director of VT, MA Bank or VT Bank from and after the Effective Time is subject to disqualification to serve in such capacity on account of an interlocking relationship which is prohibited by the Clayton Act, the Depository Institution Management Interlocks Act, Federal Reserve Regulation L (including, without limitation, subsection 2(k) thereof) or other applicable federal or state law or regulation.

     3.18 OWNERSHIP OF MA COMMON STOCK. As of the date hereof, neither VT nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of MA, which in the aggregate represent 5% or more of the outstanding shares of capital stock of MA entitled to vote generally in the election of directors (other than shares held in a fiduciary capacity).

     3.19 ABSENCE OF UNDISCLOSED LIABILITIES. Neither VT nor any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material to VT and its subsidiaries on a consolidated basis, or that when combined with all similar obligations or liabilities would be material to VT and its subsidiaries on a consolidated basis, except as disclosed or reflected in the VT Balance Sheet or any of the other financial statements described in
Section 3.5 above or in the VT Disclosure Schedule.

     3.20 ENVIRONMENTAL MATTERS.

          A. Except as set forth in the VT Disclosure Schedule, VT and each of its subsidiaries, including, without limitation, VT Bank, the Participation Facilities and, to the best of VT's knowledge, the Loan Properties (each as hereinafter defined) are and have been in compliance with all applicable laws, rules,

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

     regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment, and none of any such violations will result in a material adverse effect on the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole.

          B. Except as set forth in the VT Disclosure Schedule, there is no suit, claim, action or proceeding now pending, or known to VT to be threatened, before any court, governmental agency or board or other forum in which VT, its subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (a) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation, or (b) relating to the release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by Seller or any Participation Facility, and none of such suits, claims, actions or proceedings will result in a material adverse effect on the business, results of operations, financing condition or prospects of VT and its subsidiaries taken as a whole.

          C. To the best of VT's knowledge and except as set forth in the VT Disclosure Schedule, there is no suit, claim, action or proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant or involved (a) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation, or (b) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased, operated or involving a Loan Property, and none of any such suits, claims, actions or proceedings will or is reasonably likely to result in a material adverse effect on the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole.

          D. The following definitions apply for purposes of this Section 3.20:

             "Loan Property" means any property in which VT or any subsidiary holds a security interest or mortgage, and, where required by the context, said term means the owner or operator of such property.

             "Participation Facility" means any facility in which VT or any subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property.

             "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., or any similar state law, and specifically includes oil and any other petroleum derived products.

     3.21 INSURANCE. VT and each of is subsidiaries is presently insured, and since January 1, 1989 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured.

     3.22 LABOR. No work stoppage involving VT or any of its subsidiaries is pending or, to the best knowledge of VT's management, threatened. Neither VT nor any of its subsidiaries is involved in, or threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a material adverse effect on the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole. No employees of VT or any of its subsidiaries are represented by any labor union, and, to the best knowledge of VT's management, no labor union is attempting to organize employees of VT or any of its subsidiaries.

     3.23 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in VT's proxy statement for its 1993 annual meeting of stockholders, no officer or director of VT, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of VT or any of its subsidiaries.

     3.24 LOANS. All currently outstanding loans of, or current extensions of credit by VT, VT Bank and VT's other subsidiaries, if any, (individually, a "Loan", and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the applicable records of VT or its subsidiaries, and no claims of defense as to the enforcement of any Loan has been asserted, and VT is aware of no acts of omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where such would not have, either individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition or prospects of VT and its subsidiaries taken as a whole. VT currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to VT or any of its subsidiaries. None of the Loans is presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

4.   COVENANTS OF THE PARTIES.

     4.1 CONDUCT OF THE BUSINESS OF MA. During the period from the date of this Agreement to the Effective Time, and except as may be required pursuant to this Agreement, MA:

          (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall mean (i) conducting its banking and other business in the ordinary and usual course, (ii) refraining from any of the activities described in Section 4.1(b) below and
     (iii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices;

          (b) shall not and shall not permit any of its subsidiaries to, without the prior written consent of VT:

             (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its businesses consistent with past practices;

             (ii) offer an interest rate with respect to any deposit that would constitute such deposit a "brokered deposit" under 12 C.F.R. sec. 337.6(a)(1)(ii);

             (iii) except in the ordinary, regular and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

             (iv) file any application to relocate any branch office;

             (v) terminate, or give any notice (written or verbal) to customers or governmental authorities or agencies to terminate the operations of any branch office;

             (vi) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice; or

             (vii) terminate any employee involuntarily so as to give rise to any claim by such employee for any lump-sum severance or other termination benefits under the provisions of Massachusetts General Laws Chapter 149, Section 183.

          (c) shall use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

          (d) shall, at VT's request, use its best efforts to cooperate with VT with respect to preparation for the combination and integration of the businesses, systems and operations of VT and MA, and shall confer on a regular and frequent basis with one or more representatives of VT to report as requested on operational and related matters;

          (e) shall, subject to any restrictions under applicable law or regulation, promptly notify VT of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the business, results of operations, financial condition or prospects of MA and its subsidiaries taken as a whole;

          (f) shall not declare or pay any dividends on or make any other distributions in respect of MA Common Stock other than MA's regular quarterly dividend not to exceed $0.07 per share;

          (g) shall not adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it or its subsidiaries) in any material respect any pension plan, employee benefit plan, deferred compensation plan, option arrangement or equity incentive arrangement or enter (or permit any of its subsidiaries to enter) into any employment severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to its or its subsidiaries' employees as a class or pay any bonus except in the ordinary course of business consistent with past practices or as otherwise expressly consented to by VT in writing;

          (h) shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices;

          (i) shall not propose or adopt amendments to its articles of organization (or other charter document) or by-laws or those of any of its subsidiaries;

          (j) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock) except upon exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, dividend reinvestment plans, or the terms of convertible securities, all to the extent outstanding or in existence on the date hereof, and except as pursuant to the Stock Option Agreement, as applicable, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it existed on June 30, 1993;

          (k) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

          (l) shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity or in connection with any dividend reinvestment plan in existence on the date hereof;

          (m) shall not impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge or encumbrance, or permit any such lien, charge, or encumbrance to exist;

          (n) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements or other similar arrangements commonly employed by banks;

          (o) shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, and, in all cases, MA agrees to consult with VT with respect to capital expenditures that individually exceed $25,000 or cumulatively exceed $75,000; except in respect of MA's plans for the purchase of certain teller equipment and an executive automobile, concerning which MA has heretofore consulted with VT;

          (p) shall not change its methods of accounting in effect at December 31, 1992, except as may be required by changes in GAAP as concurred in by MA's independent auditors, and MA shall not change its fiscal year;

          (q) shall file all reports, applications and other documents required to be filed by it with the SEC or any other governmental entity between the date of this Agreement and the Effective Time and shall make available to VT copies of all such reports promptly after the same are filed;

          (r) shall cooperate with VT with the objective of seeking appropriate modification or rescission of all formal and informal supervisory enforcement actions, if any, undertaken to date by state and/or federal bank regulatory authorities with respect to MA and/or any of its subsidiaries, and which are presently in effect, in connection with the Merger; and

          (s) shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any of its representations or warranties contained herein untrue or incorrect in any material respect.

     4.2 ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

          A. Each party hereto hereby shall permit the other party reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock, ownership, properties, operations, obligations and liabilities of it and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which such other party may have a reasonable interest in light of the transactions contemplated hereby. MA shall make arrangements with each third party provider of services to MA to permit VT reasonable access to all of MA's records held by each such third party. Neither MA nor VT nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          B. All information furnished by each party hereto to the other shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information, or any of its affiliates or representatives, shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information for the period hereinafter referred to, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date this Agreement is terminated and shall not apply to (a) any information which (i) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (ii) was then generally known to the public; (iii) became known to the public through no fault of the party receiving the information; or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (b) disclosures in accordance with an order of a court or governmental authority of competent jurisdiction. In the event that either party or its affiliates or representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any confidential information concerning the other party, the party or its affiliate or its representatives so requested or required will directly or through such affiliate or representative, if practicable and legally permitted, prior to providing such information, and as promptly as practicable after receiving such request, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or representative so requested or required is, in the written opinion of its counsel, legally required to disclose confidential information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or representative so required may disclose that portion of the confidential information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and representatives will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

     4.3 NO SOLICITATION. Unless and until this Agreement shall have been terminated by either party pursuant to Section 7.1, MA and each of its subsidiaries shall not (and MA and each of its subsidiaries shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to investment bankers, attorneys and accountants, not
to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, subject to the fiduciary obligations of MA's Board of Directors (as advised in writing by outside counsel), provide any information to, any corporation, partnership, person or other entity or group (other than VT and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving MA or any of its subsidiaries (an "Acquisition Transaction"). Notwithstanding the foregoing, nothing contained in this Section 4.3 shall prohibit MA or its Board of Directors from making such disclosure to MA's stockholders which, in the judgment of the Board of Directors with the written advice of outside counsel, may be required under applicable law. MA will immediately communicate to VT the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of MA's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, the United States Department of Justice, or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

     4.4 REGULATORY MATTERS; CONSENTS.

          A. The parties will cooperate in connection with (a) the preparation and filing by VT with the SEC under the Securities Act of a registration statement on Form S-4 relating to the shares of VT Common Stock to be issued pursuant to this Agreement and in accordance with the terms and conditions of the Plan of Merger (the "VT Registration Statement"), (b) the preparation and filing by MA of a joint proxy statement (the "Proxy Statement") with the SEC under the Exchange Act as shall be necessary or desirable in order to consummate the transactions contemplated by this Agreement, each to be undertaken as promptly as practicable, and MA and VT will use their respective best efforts to have the VT Registration Statement declared effective by the SEC and to mail the Proxy Statement to their respective stockholders. The parties shall also take any reasonable action required to be taken under any state "Blue Sky" laws in connection with the Merger. Neither party shall take or permit any of its subsidiaries to take any action that materially adversely affects its ability to consummate the transactions contemplated under this Agreement in a reasonably timely manner.

          B. Each of VT and MA will cooperate with the other and use its best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of it and its subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In exercising the foregoing right, the parties hereto shall act as promptly as practicable. VT and MA, as the case may be, will promptly furnish the other with copies of written communications to, or received by it or by any subsidiary from, any regulatory authority in respect of the transactions contemplated hereby.

     4.5 APPROVALS OF STOCKHOLDERS.  Each of MA and VT will:

          (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby and for such other purposes as may be necessary or desirable;

          (b) subject to the fiduciary duties of its Board of Directors under applicable law, as determined by the Board of Directors after consultation with legal counsel, recommend to its stockholders the approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby and such other matters as may be submitted to its stockholders in connection with this Agreement and the Plan of Merger; and

          (c) cooperate and consult with each other with respect to each of the foregoing matters.

Each of MA and VT will use its best efforts to obtain the necessary approvals of its stockholders of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

     4.6 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     4.7 DUE DILIGENCE PERIOD AND DISCLOSURE SUPPLEMENTS.

          A. Each party will undertake a due diligence investigation and review of the books, records and facilities of the other and its subsidiaries as soon as practicable following the date of this Agreement and will complete such due diligence investigation and review not later than thirty (30) days following the date of this Agreement. At the conclusion of the parties' due diligence periods, each party shall notify the other of all matters then known to it which it shall in good faith determine to be either (a) inconsistent in any material and adverse respect with any of the representations and warranties of the other contained in this Agreement, as qualified by the Disclosure Schedules, or (b) in the good faith judgment of its Board of Directors, of such significance as to have or possibly have a material adverse effect on the business results of operations, financial condition or prospects of the other party and its subsidiaries taken as a whole. If either party so notifies the other, then this Agreement shall forthwith terminate in accordance with the provisions of Article VII hereof.

          B. From time to time prior to the Effective Time, and in any event immediately prior thereto, each party will promptly supplement or amend its Disclosure Schedule delivered in connection with this Agreement with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has become inaccurate. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of any of the conditions set forth in Article V hereof.

     4.8 PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of NASD, VT and MA will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

     4.9 EMPLOYEE BENEFIT PLANS. The life insurance, vacation pay, sick leave, executive incentive, short-term disability, long-term disability, medical, pension, profit sharing, deferred compensation, supplemental executive retirement, and other employee benefit plans of VT and MA initially shall be unaffected by the Merger and the other transactions contemplated by this Agreement except as may be required by law or required to maintain the tax-qualified classification of a plan. As soon as practicable after the Effective Time, the Board of Directors of VT shall cause a study to be made of the respective employee benefit plans maintained by VT and MA and all of their respective direct and indirect subsidiaries with a view to the possible combination of such plans and unification of the benefits thereunder, to the extent practicable and to the extent deemed desirable by the Board of Directors. Subject to the foregoing, the Board of Directors may discontinue or amend any particular plan of either VT or MA after the Effective Time. In implementing such review of employee benefit and welfare plans, the Board of Directors shall attempt to assure that the employees of MA and MA's subsidiaries receive, in the aggregate, benefits no less favorable than those received by the employees of VT and VT Bank, and, to the extent practicable, the Board of Directors shall provide that MA employees will be credited for prior years' services with MA or a MA subsidiary to the extent that any plans of MA are combined with those of VT.

     4.10 BOARD OF DIRECTORS OF VT AND VT BANK. At the Effective Time, Francis Lemay shall be appointed to fill a vacancy currently existing in Class III of VT's Board of Directors, the term of which Class III expires at the 1996 annual meeting of VT's stockholders and another person (currently a member of MA's Board of Directors) to be designated by MA prior to the Closing shall be appointed to fill a vacancy currently existing in Class II of VT's Board of Directors, the term of which Class II expires at the 1995 annual meeting of VT's stockholders. At the Effective Time, VT shall cause such aforesaid Francis Lemay and such other person to be elected as directors of VT Bank. Such persons shall serve in such directorships in accordance with the respective charters and by-laws of VT and VT Bank.

     4.11 POOLING. Each party agrees to use its best efforts to avoid actions that would prevent treatment of the Merger on a pooling of interests basis.

     4.12 TAX-FREE REORGANIZATION TREATMENT. Neither VT nor MA shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; provided, however, that nothing herein shall limit the ability of VT to exercise its rights under the Stock Option Agreement.

     4.13 ACCOUNTANTS' LETTERS. MA shall use all reasonable efforts to cause to be delivered to VT letters from its independent public accountants (KPMG Peat Marwick), dated the date on which the VT Registration Statement (or last pre-effective amendment thereto) shall become effective and dated the date of the Closing, relating to the transactions contemplated by this Agreement, and addressed to VT, in form and substance which is reasonably satisfactory to VT and customary in transactions of the nature contemplated hereby.

     4.14 INDEMNIFICATION. From and after the Effective Time, VT shall agree to indemnify, defend and hold harmless former and then existing directors of MA or any subsidiary of MA against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement on or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of MA or any subsidiary, but only to the extent that such person is or would be entitled to such indemnification under MA's Articles of Organization and By-Laws in effect on the date hereof or under Massachusetts law.

     4.15 FINANCIAL RESULTS. VT shall publish unaudited financial results covering at least 30 days of combined operations of VT and MA as soon as practicable but in no event later than twenty-five (25) days after the last day of the first full calendar month following the Effective Time and VT shall file a Form 8-K for this purpose if necessary.

                                   ARTICLE V

                               CLOSING CONDITIONS

5.   CLOSING CONDITIONS.

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

          A. This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of MA Common Stock and by the affirmative vote of the holders of at least two-thirds of the outstanding shares of VT Common Stock, in accordance with applicable law.

          B. All authorizations, consents orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency (all of the foregoing being referred to as "Consents") which are necessary in the opinion of counsel to each of the parties for the consummation of the Merger shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. In addition, VT shall have received all state securities or blue sky permits and other authorizations necessary to issue the VT Common Stock pursuant to the Merger in accordance with all applicable state securities or blue sky laws.

          C. The VT Registration Statement relating to the shares of VT Common Stock to be issued pursuant to the Merger shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

          D. Neither VT nor MA shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     5.2 ADDITIONAL CONDITIONS OF VT'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of VT under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions, any one or more of which may be waived by VT:

          A. There shall not have occurred any change in the business, assets, financial condition, results of operations or prospects of MA or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition or prospects of MA.

          B. Each of the obligations of MA required to be performed by MA at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of MA contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except as to any representation or warranty which specifically relates to an earlier date and except where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material or adverse change in the assets, business, financial condition or results of operation of MA and its subsidiaries taken as a whole, and VT shall have received a certificate to that effect signed by the president and chief financial officer of MA.

          C. All action required to be taken by, or on the part of, MA to authorize the execution, delivery and performance of this Agreement and the consummation by MA of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of MA, and VT shall have received certified copies of the resolutions evidencing such authorizations of MA.

          D. VT shall have received certificates (dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the legal existence and good standing of MA and MA Bank.

          E. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by MA, shall have been obtained by MA, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in any material adverse effect with respect to the business, results of operations, financial condition or prospects of VT (on a consolidated basis with MA).

          F. VT shall have received an opinion or opinions, dated the date of the Closing, from Muldoon, Murphy & Faucette, counsel to MA, covering the matters set forth in Exhibit C hereto.

          G. MA shall have caused to be delivered to VT letters from independent public accountants (KPMG Peat Marwick) with respect to MA, dated the date on which the VT Registration Statement (or last amendment thereto), relating to the transactions contemplated by this Agreement shall become effective, and dated the date of the Closing, and addressed to VT, in form and substance which is customary in transactions of the nature contemplated hereby.

          H. VT shall have received a letter from Coopers & Lybrand, dated the date of the Closing, substantially to the effect that, on the basis of a review of this Agreement and the transactions contemplated hereby (and taking into account the facts and circumstances existing at the time of such letter, including without limitation, the number of shares of VT Common Stock and MA Common Stock with respect to which all actions required to be taken under the Delaware General Corporation Law and the Massachusetts Business Corporation Law prior to such date to perfect dissenters' appraisal rights have been taken) in its opinion Accounting Principles Board Opinion No. 16 requires that the Merger be accounted for as a pooling of interests. In rendering such opinion, such accounting firm may rely on the representations of the respective managements of VT and MA.

          I. VT shall have received an opinion, dated the date of the Closing, from Sullivan & Worcester, counsel to VT, substantially to the effect that, on the basis of facts and representations set forth in, or set forth in writing elsewhere and referred to in, such opinion that are consistent with the state of facts existing at the Effective Time, for federal income tax purposes the Merger constitutes a tax-free transaction under the Code (it being understood that such opinion will not extend to cash received by dissenters, if any, or paid in lieu of fractional shares) and in respect of such other substantial federal income tax effects of the Merger as VT may reasonably require. In rendering any such opinion, such counsel may rely, to the extent they deem necessary or appropriate, upon opinions of other counsel and upon representations of the managements and affiliates of VT.

          J. All necessary consents or permits from or filings with state securities commissions shall have been obtained or made.

          K. No suit, action or other proceeding involving any governmental authority shall be pending in which such authority seeks to restrain or prohibit the Merger.

          L. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or VT after the Effective Time, by any federal or state governmental agency or authority which, in connection with the granting of any Consent or Requisite Regulatory Approval necessary to consummate the Merger or otherwise, imposes any condition or restriction upon VT, any VT subsidiary or MA or any MA subsidiary after the Merger (including, without limitation, requirements relating to the disposition of assets or limitations on interest rates), which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of VT the consummation of the Merger.

          M. VT shall have received the written opinion of McConnell, Budd & Downes, Inc., dated at or prior to the time of the mailing of the Proxy Statement to VT's stockholders, to the effect that the Merger is fair to VT's stockholders from a financial point of view.

     5.3 ADDITIONAL CONDITIONS TO MA'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of MA under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions, any one or more of which may be waived by MA:

          A. There shall not have occurred any change in the business, assets, financial conditions, results of operations or prospects of VT or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate a material adverse effect on the business, results of operations, financial condition or prospects of VT. Without limiting the foregoing, if the average of VT's Nonperforming Assets (as defined below) for the two month-end periods ending immediately prior to the fifth trading date before the Effective Time represents an increase of not less than 22.5% over the amount of such Nonperforming Assets at June 30, 1993, such increase shall be deemed a material adverse effect for purposes of this Section 5.3(A). An increase in such Nonperforming Assets of less than 22.5% over such period will not be deemed to have such a material adverse effect. "Nonperforming Assets" shall mean for any period the total of non-accrual loans, troubled debt, restructured loans, other real estate owned, and in-substance foreclosures, all determined according to generally accepted accounting principles applied consistently with the VT financial statements described in Section 3.5 hereof.

          B. Each of the obligations of VT required to be performed by VT at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of VT contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date) and MA shall have received a certificate to that effect signed by the president and the chief financial officer of VT.

          C. All action required to be taken by, or on the part of, VT to authorize the execution, delivery and performance of this Agreement and the consummation by VT of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of VT, and MA shall have received certified copies of the resolutions evidencing such authorizations of VT.

          D. MA shall have received certificates (dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the legal existence and good standing of VT and VT Bank.

          E. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by VT, shall have been obtained by VT, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in a material adverse effect on the business, results of operations, financial condition or prospects of VT (on a consolidated basis with MA) after the Merger.

          F. MA shall have received opinions, dated the date of the Closing, from Sullivan & Worcester, counsel to VT, such opinions to cover the matters set forth in Exhibit D hereto.

          G. MA shall have received an opinion, dated the date of the Closing, from Muldoon, Murphy & Faucette, counsel to MA, substantially to the effect that, on the basis of facts and representations set forth in, or set forth in writing elsewhere and referred to in, such opinion that are consistent with the state of facts existing at the Effective Time, for federal income tax purposes the Merger constitutes a tax-free transaction under the Code in that no gain or loss will be recognized by stockholders of MA upon the receipt, pursuant to this Agreement, of stock in VT in exchange for stock of VT (it being understood that such opinion will not extend to cash received by dissenters, if any, or paid in lieu of fractional shares) and in respect of such other substantial federal income tax effects of the Merger as such party may reasonably require. In rendering any such opinion, such counsel may rely, to the extent they deem necessary or appropriate, upon opinions of other counsel and upon representations of the managements and affiliates of MA.

          H. No suit, action or other proceeding involving any governmental authority shall be pending in which such authority seeks to restrain or prohibit the Merger.

          I. MA shall have received the written opinion of M.A. Schapiro & Co., Inc., dated at or prior to the time of mailing the Proxy Statement to MA's stockholders, to the effect that the Merger is fair to MA's stockholders from a financial point of view.

                                   ARTICLE VI

                                    CLOSING

6.   CLOSING.

     6.1 TIME AND PLACE. Subject to the provisions of Articles V and VII hereof, the Closing of the transactions contemplated hereby shall take place at a location to be agreed upon by the parties, at 10:00 a.m., local time, on the first business day after the date on which all of the conditions contained in
Article V, to the extent not waived, are satisfied; or at such other place, at such other time, or on such other date as VT and MA may mutually agree upon for the Closing to take place. The parties shall use their respective best efforts to cause the Closing to occur within thirty (30) days after the receipt of all Consents in respect of the Requisite Regulatory Approvals.

     6.2 DELIVERIES AT CLOSING. Subject to the provisions of Articles V and VII hereof, at the Closing there shall be delivered to VT and MA the opinions, certificates and other documents and instruments required to be delivered under
Article V hereof.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

7.   TERMINATION, AMENDMENT AND WAVIER.

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the VT and MA stockholders:

          A. By mutual written consent of VT and MA properly duly authorized by their respective Boards of Directors.

          B. By VT or MA if the Effective Time shall not have occurred on or prior to September 30, 1994, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party at or before the Effective Time.

          C. By VT or MA if this Agreement and the transactions contemplated hereby are not approved by the legally required affirmative vote of the stockholders of VT or MA at meetings held for such purpose or at any adjournments thereof or if there has been a denial of any Requisite Regulatory Approval required to consummate the Merger, unless such failure to obtain stockholder approval or regulatory denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein.

          D. By VT, if there shall have been any material breach of any obligation of MA hereunder and any such breach shall not have been remedied within 30 days after receipt by MA of notice in writing from VT specifying the nature of such breach and requesting that it be remedied.

          E. By MA, if there shall have been any material breach of any obligation of VT hereunder and such breach shall not have been remedied within 30 days after receipt by VT of notice in writing from MA specifying the nature of such breach and requesting that it be remedied.

          F. By MA, by action of its Board of Directors after approval of the Merger by the stockholders of MA, by giving written notice of such election to VT, in the event that the "market value of the VT Common Stock during the determination period" as defined in and calculated pursuant to Section
     2.1 of the Plan of Merger (the "VT Market Price") is less than $14.875; provided, however, that MA shall have no termination rights under this
     Section 7.1(F) if the average of the Comparable Index Price (as defined below) for the thirty (30) trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time represents a decline from the Comparable Index Price as determined on the date on which MA's stockholders shall have voted to approve the Plan of Merger (the "MA Meeting Date") and such decline is equal to or greater than 90% of the percentage decline between (i) the mid-point of the daily closing "inside" bid and asked per-share price (in thousandths and in dollars) of the VT Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the MA Meeting Date, and (ii) $14.875. For purposes of this Section 7.1(F), the "Comparable Index Price" shall mean on any date the average of the mid-point of the closing "inside" bid and asked prices per share as reported on NASDAQ of the common stock of the following issuers: Chittenden Corporation (NASDAQ symbol -- CNDN), BankNorth Group, Inc. (NASDAQ symbol -- BKNG), NBT Bancorp, Inc. (NASDAQ symbol -- NBTB), Bank of New Hampshire Corporation (NASDAQ symbol -- BNHC), and Community Bank Systems, Inc. (NASDAQ symbol -- CBSI). If the common stock of any one or more of the above-mentioned issuers should cease to be traded on the over-the-counter market managed by the NASD and reported by NASDAQ or listed on a national securities exchange during the Measuring Period, then the Comparable Index Price shall be recalculated for all dates applicable to this Section 7.1(F) to consist of the remaining issuers; provided that the Comparable Index Price shall not consist of less than three issuers. If the common stock of more than two of the above-mentioned issuers should cease to be traded on the over-the-counter market managed by the NASD and reported by NASDAQ or listed on a national securities exchange during the Measuring Period, then MA and VT shall in good faith select a mutually acceptable replacement issuer from among banks or bank holding companies whose voting stock is publicly traded and reported by NASDAQ or listed on a national securities exchange, which are located in the Northeast, and whose most recent fiscal year-end total assets were not more than $1.5 billion.

          G. By VT or MA, as the case may be, as and to the extent provided in
     Section 4.7 of this Agreement.

          H. By VT if the following officers of MA or MA Bank shall not have entered into employment agreements in form and substance satisfactory to VT, such agreements to modify as of the Effective Time existing agreements between such officers and MA and MA Bank and to survive the Merger: Francis
     L. Lemay, Kenneth R. Cole, James A. Neill, Matthew W. Noska, and Robert W. Phillips; provided, however, that VT's rights of termination under this Section 7.1(H) shall expire automatically if not exercised by written notice to MA on or before thirty (30) days from the date hereof.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either VT or MA as provided above, this Agreement shall forthwith become void (other than Sections 4.2(B) and 8.1 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of VT or MA or their respective officers or directors to the other except for (a) the liability of VT and MA under such Sections and (b) liability arising out of a breach of this Agreement, and provided further that the Stock Option Agreement shall be governed by its own terms as to termination. In the event any party shall default in its obligations hereunder, any non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages (except consequential damages), costs and expenses, including legal, accounting, investment banking, printing and mailing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

     7.3 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, whether before or after approval thereof by the stockholders of MA and VT, MA and VT may

          (a) amend this Agreement;

          (b) extend the time for the performance of any of the obligations or other acts of any other party hereto;

          (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

          (d) waive compliance with any of the agreements or conditions contained in Articles IV and V (other than Section 5.1) hereof;

provided, however, that after any approval of the transactions contemplated by this Agreement by either the MA or VT stockholders, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of consideration to be delivered to such stockholders hereunder other than as contemplated in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.   MISCELLANEOUS.

     8.1 EXPENSES. Except as provided in Section 7.2 hereof, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided that the costs and expenses of printing and mailing the Proxy Statement and VT Registration Statement shall be shared equally by VT and MA.

     8.2 SURVIVAL. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the covenants contained herein which by their terms are applicable after the Effective Time, which covenants shall survive the Effective Time.

     8.3 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

     If to VT, to:

           Vermont Financial Services Corp.
           100 Main Street
           Brattleboro, Vermont 05301
           Attention: John D. Hashagen, Jr., President

     With a copy to:

           Sullivan & Worcester
           One Post Office Square
           Boston, Massachusetts 02109
           Attention: Christopher Cabot, Esquire

     If to MA, to:

           West Mass Bankshares, Inc.
           45 Federal Street
           Greenfield, Massachusetts 01301
           Attention: Francis L. Lemay, President

     With a copy to:

           Muldoon, Murphy & Faucette
           5101 Wisconsin Avenue, N.W.
           Washington, D.C. 20016
           Attention: John J. Gorman, Esquire

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     8.4 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     8.5 COMPLETE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in the Plan of Merger and the Stock Option Agreement and the related MA Option, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements (including the previously executed confidentiality agreements) and the understandings between the parties, both written and oral, with respect to its subject matter.

     8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware.

     8.8 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.9 EFFECT OF INVESTIGATIONS. No investigation by the parties hereby made heretofore or hereafter, whether pursuant to this Agreement or otherwise, shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Section 8.2 hereof.

     8.10 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

     8.11 SPECIFIC ENFORCEABILITY. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

     IN WITNESS WHEREOF, VT and MA have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    VERMONT FINANCIAL SERVICES CORP.

                                        /S/  JOHN D. HASHAGEN, JR.
                                    By: ................................
                                        Title: President and Chief
                                               Executive Officer

                                    WEST MASS BANKSHARES, INC.

                                        /S/  FRANCIS L. LEMAY
                                    By: ................................
                                        Title: Chairman and Chief
                                               Executive Officer

                                                                       EXHIBIT A

                                 PLAN OF MERGER

     PLAN OF MERGER, dated as of           , 199  (the "Plan of Merger"), by and
between Vermont Financial Services Corp., a Delaware corporation ("VT") and West Mass Bankshares, Inc., a Massachusetts corporation ("MA"). VT and MA are hereinafter sometimes collectively referred to as the "Constituent Corporations".

     This Plan of Merger is being entered into pursuant to an Agreement and Plan of Reorganization, dated as of August 24, 1993 (the "Reorganization Agreement"), between VT and MA.

     In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

1.   THE MERGER.

     1.1 SURVIVING CORPORATION. In accordance with the provisions of this Plan of Merger, the General Corporation Law of the State of Delaware (the "Delaware GCL") and the Massachusetts Business Corporation Law (the "Massachusetts BCL"), at the Effective Time (as defined in Section 1.6 hereof), MA shall be merged with and into VT (the "Merger") and the separate corporate existence of MA shall cease. VT shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be unchanged.

     1.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, as well of a public as of a private nature, of the Constituent Corporations and all of the debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Constituent Corporations, all as more fully set forth in Section 259(a) of the Delaware GCL and Section 80 of the Massachusetts BCL.

     1.3 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MA acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

     1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-Laws of VT, as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and shall thereafter continue to be its Certificate of Incorporation and By-Laws until amended as provided therein or by law.

     1.5 EFFECTIVE TIME; CONDITIONS. If the Reorganization Agreement and this Plan of Merger are duly adopted by the stockholders of each of the Constituent Corporations, the other conditions precedent set forth in the Reorganization Agreement have been satisfied or waived (where permitted), and this Plan of Merger is not terminated under Section 4.1 hereof, a Certificate of Merger with respect to the Merger shall be filed and recorded under the Delaware GCL (the "Delaware Certificate") and Articles of Merger with respect to the

Merger shall be filed with the Secretary of State of the Commonwealth of Massachusetts. The Merger shall become effective at the time and date which is the later of (i) the issuance by the Secretary of State of the Commonwealth of Massachusetts of a certificate of merger with respect to the Merger, and (ii) the issuance by the Secretary of State of the State of Delaware of a certificate of merger with respect to the Merger (such time and date is herein referred to as the "Effective Time").

                                   ARTICLE II

2.   CONVERSION OF SHARES.

     2.1 MANNER OF CONVERTING SHARES. The manner of converting shares of capital stock of MA into shares of capital stock of VT upon the Effective Time shall be as follows: Except as provided in this Plan of Merger, each share of the Common Stock of MA, $0.10 par value, (the "MA Common Stock"), which is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, upon the Effective Time, automatically and without any action on the part of the holder thereof, become and be converted (subject to the provisions hereof regarding fractional shares) into that number of shares of the common stock of VT, $1.00 par value, (the "VT Common Stock"), as shall equal the quotient (rounded to the nearest thousandth) (the "Exchange Ratio") of $17.75 divided by the market value of VT Common Stock during the determination period expressed in dollars; provided, however, that in no event shall the Exchange Ratio be less than 0.8875 nor more than 0.9861 (except as a consequence of adjustments made pursuant to Section 2.5 hereof). For the purposes of this Agreement, the term "market value of VT Common Stock during the determination period" shall mean the average of the mid-point of the daily "inside" closing bid and asked per-share prices (in thousandths) of VT Common Stock as reported by the National Association of Securities Dealers' Automatic Quotation System ("NASDAQ") for the 30 trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time. The parties agree that for purposes hereof the Bloomberg "Composite/Close/Price" Table may be used, if available, for determination of the market value of VT Common Stock during the determination period, and, if unavailable, the parties shall obtain the requisite information from NASDAQ. No fractional shares of VT Common Stock will be issued, but in lieu thereof, there shall be a cash payment as provided in
Section 2.6 hereof. Until surrendered as provided in Section 2.2, certificates representing MA Common Stock shall be deemed for all corporate purposes, including voting and payment of dividends, to evidence ownership of the number of full shares of VT Common Stock to be delivered in exchange therefor as provided above. Shares of MA Common Stock held in MA's treasury (and certificates representing the same), if any, shall be cancelled, and no shares of VT Common Stock shall be issued therefor.

     2.2 EXCHANGE OF SHARES. As soon as practicable after the Effective Time, a bank to be selected by VT and reasonably satisfactory to MA (it being agreed that a bank subsidiary of VT shall be satisfactory to MA), acting as exchange agent (the "Exchange Agent") shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MA Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of VT Common Stock as provided in this Article II.

     2.3 SHARES OF DISSENTING HOLDERS. No conversion under Section 2.1 hereof shall be made with respect to the shares of MA Common Stock held by a Dissenting Holder (as such term is defined below); provided, however, that each share of MA Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the Massachusetts BCL, shall be deemed to be converted, as of the Effective Time, into shares of VT Common Stock as specified in Section
2.1 hereof. The term "Dissenting Holder" shall mean a holder of MA Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the Massachusetts BCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's shares of MA Common Stock.

     2.4 DISSENTER'S RIGHTS. Any Dissenting Holder (i) who files with MA an objection to the Merger in writing before the approval of this Plan of Merger by the shareholders of MA and who states in such objection that he intends to demand payment for his shares if the Merger is concluded, and (ii) whose shares are not voted in favor of the Merger shall be entitled to demand payment for his shares of MA Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the Massachusetts BCL.

     2.5 ANTI-DILUTION. In the event that, subsequent to the date of this Plan of Merger but prior to the Effective Time, the outstanding shares of VT Common Stock or MA Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in VT's or MA's capitalization, other than pursuant to the Agreement, as the case may be (a "Recapitalization"), then an appropriate and proportionate adjustment shall be made to the Exchange Ratio so that each holder of MA Common Stock shall receive under Section 2.1 hereof the number of shares of VT Common Stock (except for fractional shares) that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable.

     2.6 FRACTIONAL SHARES. In lieu of the issuance of fractional shares of VT Common Stock pursuant to Section 2.1 of this Plan of Merger, cash adjustments, without interest, will be paid to the holders of MA Common Stock in respect of any fractional share interest that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the "market value of VT Common Stock during the determination period" as defined in Section 2.1 above. For purposes of determining whether, and in what amounts, a particular holder of MA Common Stock would be entitled to receive cash adjustments under this Section 2.6, shares of record held by such holder and represented by two or more certificates shall be aggregated.

                                  ARTICLE III

3.   EMPLOYEE STOCK PLANS; STOCK OPTIONS.

     3.1 EMPLOYEE STOCK PLANS. From and after the Effective Time, all of the duties and obligations of MA pursuant to MA's Stock Option Plan and Employees Stock Ownership Plan (collectively, the "MA Stock Plans") with respect to unexercised options and restricted stock outstanding at the Effective Time shall be assumed by the Surviving Corporation and no further grants of options or awards of restricted stock shall be made pursuant to the MA Stock Plans. Each option granted under the MA Option Plans that remains unexercised immediately prior to the Effective Time shall thereafter represent the right to acquire, on the same terms and conditions as such option (except that all references to MA shall be deemed to refer to VT), at and after the Effective Time, a number of shares of VT Common Stock issuable upon exercise of such option equal to the number of shares of MA Common Stock issuable upon exercise of the option immediately prior to the Effective Time; and the option exercise price per share of VT Common Stock at which such option is exercisable shall be the option exercise price per share of MA Common Stock at which such option is exercisable immediately prior to the Effective Time.

                                   ARTICLE IV

4.   AMENDMENT AND TERMINATION.

     4.1 TERMINATION. Notwithstanding the approval and adoption of this Plan of Merger by the stockholders of MA, this Plan of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Reorganization Agreement.

     4.2 AMENDMENT. This Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto pursuant to an amendment to the Reorganization Agreement approved in the manner therein provided. If any such amendment to the Reorganization Agreement is so approved, any amendment to this Plan of Merger required by such amendment to the Reorganization Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors or Executive Committees.

                                   ARTICLE V

5.   MISCELLANEOUS.

     5.1 COUNTERPARTS. This Plan of Merger shall be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     5.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Attest                           VERMONT FINANCIAL SERVICES CORP.


- --------------------

                                 By: ------------------------------
                                      Title:


Attest                           WEST MASS BANKSHARES, INC.


- --------------------             By: ------------------------------
                                      Title:

                                                                       EXHIBIT B

                                                                 August 24, 1993

Vermont Financial Services Corp.
100 Main Street
Brattleboro, Vermont 05301

Gentlemen:

     I have been advised that I may be deemed to be an "affiliate" of West Mass Bankshares, Inc. ("MA"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of today (the "Agreement"), by and between MA and Vermont Financial Services Corp., a Delaware corporation ("VT"), MA shall be merged with and into VT (the "Merger") and each of the shares of common stock, par value $0.10 per share, of MA ("MA Common Stock"), owned by me as of the Effective Time (as defined in the Agreement) may be converted into and exchangeable for shares of common stock, par value $1.00 per share, of VT (the "VT Common Stock").

     A. In connection therewith, I represent and warrant to VT and agree that:

          1. I shall not make any sale, transfer or other disposition of the shares of VT Common Stock I receive pursuant to the Merger (the "Shares") in violation of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

          2. I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered with the Commission under the Securities Act. However, I have also been advised that, because at the time the Agreement was submitted to the shareholders of MA, I may be deemed to have been an "affiliate" of MA and that, because any distribution by me of the Shares I receive as aforesaid has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of such Shares unless
     (i) the distribution of such Shares has been registered under the Securities Act, (ii) a sale of such Shares is made in conformity with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to VT, some other exemption from registration requirements is available with respect to any such proposed distribution, sale, transfer or other disposition of such shares.

     B. I understand and agree that:

          1. I will not sell, transfer or otherwise dispose of any shares of MA Common Stock or shares of common stock, par value $1.00 per share, of VT within the 30-day period immediately preceding the Effective Time (as defined in the Agreement) of the Merger.

          2. I will not sell, transfer or otherwise dispose of any of the Shares, or reduce any interest in or my risk relating to such Shares, until after such time as financial results covering at least 30 days of post-Merger operations of VT have been published by VT in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Forms 10-K, 10-Q or 8-K, or any other public issuance which includes such combined results of operations.

          3. VT is under no obligation to register the sale, transfer or other disposition of the Shares to be received by me in the Merger or to take any other action necessary for the purpose of making an exemption from the registration requirements available.

          4. Stop transfer instructions will be issued with respect to the Shares I will receive as aforesaid, and there will be placed on the certificates representing such Shares, or any certificates delivered in substitution therefor, a legend stating in substance:

             "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in
        accordance with the terms of a letter agreement dated           , 1993
        between the registered holder and VT, a copy of which agreement is on file at the principal offices of Vermont Financial Services Corp."

          5. Unless the transfer by me of the Shares is a sale made in conformity with the provisions of Rule 145(d) or made pursuant to a registration statement under the Securities Act, VT reserves the right to put the following legend on the certificates issued to my transferee:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth in paragraphs 4 and 5 above shall be removed by delivery of substitute certificates without such legend if I shall have delivered to VT a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to VT, to the effect that such legend is not required for the purpose of the Securities Act.

     I have carefully read this letter and the Agreement and have discussed its requirements of each and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares to the extent I felt necessary with my counsel or counsel for MA.

                                            Very truly yours,

                                            ------------------------------------
                                            Print Name

                                            ------------------------------------
                                            Signature

Accepted this      day of
          , 1993

VERMONT FINANCIAL SERVICES CORP.


By: -----------------------------
    Title:

                                                                       EXHIBIT C

     The opinions required to be delivered to VT pursuant to Section 5.2(F) of the Agreement, to the effect specified below, may include qualifications as may be reasonably acceptable by VT.

          A. MA is a corporation organized, existing and in good standing under the laws of the Commonwealth of Massachusetts.

          B. MA Bank is duly organized, validly existing and in good standing as a savings bank under the laws of the Commonwealth of Massachusetts. The deposit accounts of MA Bank are insured by the Federal Deposit Insurance Corporation up to the maximum allowable limit, and, to the knowledge of such counsel, there are no pending or threatened proceedings for the termination of such insurance.

          C. MA has the corporate power and authority to carry on its business as described in MA's Annual Report on Form 10-K for the year ended December 31, 1992 and to own and operate its properties in connection therewith.

          D. The authorized capital stock of MA consists of 12,500,000 shares of common stock, par value $0.10 per share ("MA Common Stock"), and 7,500,000 shares of serial preferred stock, par value $0.10 per share ("MA Preferred
     Stock"), of which (as of           1993)           shares of MA Common
     Stock are validly issued, fully paid and nonassessable, and of which shares of MA Common Stock are held in MA's treasury, and of which no shares of MA Preferred Stock are issued.

          E. MA has the corporate power and corporate authority to enter into the Agreement and the Plan of Merger and to consummate the transactions provided for therein and the execution and delivery of the Agreement and the Plan of Merger by MA, and the consummation by MA of the transactions provided for therein, have been duly authorized by requisite corporate action on the part of MA. The Agreement and the Plan of Merger have been executed and delivered by MA, and (assuming the valid execution and delivery of the Agreement and the Plan of Merger by VT) are valid and binding obligations of MA, enforceable against MA in accordance with their terms.

          F. No consent or approval of, or other action by, or notice to or filing with any court or administrative or governmental body which has not been obtained, taken or made is required for MA to execute and deliver the Agreement and the Plan of Merger and to consummate the Merger as contemplated therein.

          G. The execution, delivery and performance of the Agreement and the Plan of Merger by MA will not result in or constitute a violation of or a default under (i) the Articles of Organization, and amendments thereto, or By-Laws of MA, or (ii) any agreement, instrument, order, judgment or decree to which MA is subject and which has been specifically identified to you by MA as one of such documents which is material to the business or financial condition of MA and its subsidiaries taken as a whole.

          H. To the best of such counsel's knowledge, there are no material legal or governmental actions or proceedings pending or threatened to which MA is a party that would adversely affect the ability of MA to perform its obligations under the Agreement or the Plan of Merger.

          I. The joint proxy statement and the registration statement filed pursuant to Section 4.4 of the Agreement comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively (except as to any financial statements and other financial and statistical data included or incorporated by reference therein and the information included or incorporated by reference therein which relates to VT and its subsidiaries, as to which such counsel expresses no opinion).

     In addition, such counsel shall state that it has participated in conferences with officers and other representatives of MA and representatives of VT, at which the contents of the joint proxy statement and the registration statement referred to above and related matters were discussed and, although such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the joint proxy statement or the registration statement or for any verification thereof, on the basis of the foregoing, no facts have come to such counsel's attention that leads it to believe that the registration statement, as of the time it became effective, or the joint proxy statement, as of the date of the special meeting of stockholders of MA to which it relates, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel expresses no view with respect to the financial statements, schedules and other financial and statistical data included in the registration statement or the joint proxy statement.

                                                                       EXHIBIT D

     The opinions required to be delivered to MA pursuant to Section 5.3(F) of the Agreement, to the effect specified below, may include qualifications as may be reasonably acceptable to MA.

          A. VT is a corporation organized, existing and in good standing under the laws of the State of Delaware.

          B. VT Bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. The deposit accounts of VT Bank are insured by the Federal Deposit Insurance Corporation up to the maximum allowable limit, and, to the knowledge of such counsel, there are no pending or threatened proceedings for the termination of such insurance.

          C. VT has the corporate power and authority to carry on its business as described in VT's Annual Report on Form 10-K for the year ended December 31, 1992 and to own and operate its properties in connection therewith.

          D. The authorized capital stock of VT consists of 20,000,000 shares of common stock, par value $1.00 per share ("VT Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share ("VT Preferred
     Stock"), of which (as of           , 1993)           shares of VT Common
     Stock are validly issued, fully paid and nonassessable, and of which shares of VT Common Stock are held in VT's treasury, and of which no shares of VT Preferred Stock are issued.

          E. VT has the corporate power and corporate authority to enter into the Agreement and the Plan of Merger and to consummate the transactions provided for therein and the execution and delivery of the Agreement and the Plan of Merger by VT, and the consummation by VT of the transactions provided for therein, have been duly authorized by requisite corporate action on the part of VT. The Agreement and the Plan of Merger have been executed and delivered by MA, and (assuming the valid execution and delivery of the Agreement and the Plan of Merger by MA) are valid and binding obligations of VT, enforceable against MA in accordance with their terms.

          F. No consent or approval of, or other action by, or notice to or filing with any court or administrative or governmental body which has not been obtained, taken or made is required for VT to execute and deliver the Agreement and the Plan of Merger and to consummate the Merger as contemplated therein.

          G. The execution, delivery and performance of the Agreement and the Plan of Merger by VT will not result in or constitute a violation of or a default under (i) the Certificate of Incorporation, and amendments thereto, or By-Laws of VT, or (ii) any agreement, instrument, order, judgment or decree to which VT is subject and which has been specifically identified to you by VT as one of such documents which is material to the business or financial condition of VT and its subsidiaries taken as a whole.

          H. To the best of such counsel's knowledge, there are no material legal or governmental actions or proceedings pending or threatened to which VT is a party that would adversely affect the ability of VT to perform its obligations under the Agreement or the Plan of Merger.

          I. The joint proxy statement and the registration statement filed pursuant to Section 4.4 of the Agreement comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively (except as to any financial statements and other financial and statistical data included or incorporated by reference therein and the information included or incorporated by reference therein which relates to MA and its subsidiaries, as to which such counsel expresses no opinion).

     In addition, such counsel shall state that it has participated in conferences with officers and other representatives of VT and representatives of MA, at which the contents of the joint proxy statement and the registration statement referred to above and related matters were discussed and, although such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the joint proxy statement or the registration statement or for any verification thereof, on the basis of the foregoing, no facts have come to such counsel's attention that leads it to believe that the registration statement, as of the time it became effective, or the joint proxy statement, as of the date of the special meeting of stockholders of VT to which it relates, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel expresses no view with respect to the financial statements, schedules and other financial and statistical data included in the registration statement or the joint proxy statement.

                                FIRST AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     This FIRST AMENDMENT to that certain Agreement and Plan of Reorganization by and between VERMONT FINANCIAL SERVICES CORP. and WEST MASS BANKSHARES, INC. dated as of August 24, 1993 (the "Agreement") is made as of this 21st day of September, 1993. Unless otherwise defined herein, terms defined in the Agreement shall have the same meanings when used in this First Amendment.

     WHEREAS, Section 7.1(H) of the Agreement provides that VT may terminate the Agreement if certain officers of MA and MA Bank have not entered into employment agreements satisfactory to VT within a certain number of days after August 24, 1993; and

     WHEREAS, VT and MA wish to extend the date on which VT may exercise the above-referenced termination provision so as to provide additional time for the finalization of the terms of such above-referenced agreements.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, VT and MA hereby agree that Section 7.1(H) of the Agreement is hereby amended and restated in its entirety to read as follows:

     "H. By VT if the following officers of MA or MA Bank shall not have entered into employment agreements in form and substance satisfactory to VT, such agreements to modify as of the Effective Time existing agreements between such officers and MA and MA Bank and to survive the
          Merger: Francis L. Lemay, Kenneth R. Cole, James A. Neill, Matthew W. Noska, and Robert W. Phillips; provided, however, that VT's rights of termination under this Section 7.1(H) shall expire automatically if not exercised by written notice to MA on or before 5:00 p.m. (Eastern time) on Friday, October 8, 1993."

     All other provisions of the Agreement remain unchanged.

     IN WITNESS WHEREOF, MA and VT have caused this First Amendment to be executed as of the day and date first above written.

                                            VERMONT FINANCIAL SERVICES CORP.

                                                   /S/  RICHARD O. MADDEN
                                            By: ................................

                                                Title: EVP/Treasurer/Secretary

                                            WEST MASS BANKSHARES, INC.

                                                   /S/  FRANCIS L. LEMAY
                                            By: ................................

                                                Title: President

                                SECOND AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     This SECOND AMENDMENT to that certain Agreement and Plan of Reorganization by and between VERMONT FINANCIAL SERVICES CORP. and WEST MASS BANKSHARES, INC. dated as of August 24, 1993 as amended by a First Amendment dated as of September 21, 1993 (as so amended, the "Agreement") is made as of this 7th day of October, 1993. Unless otherwise defined herein, terms defined in the Agreement shall have the same meanings when used in this Second Amendment.

     WHEREAS, Section 7.1(H) of the Agreement provides that VT may terminate the Agreement if certain officers of MA and MA Bank have not entered into employment agreements satisfactory to VT within a certain number of days after August 24, 1993; and

     WHEREAS, VT and MA wish to extend the date on which VT may exercise the above-referenced termination provision so as to provide additional time for the finalization of the terms of such above-referenced agreements.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, VT and MA hereby agree that Section 7.1(H) of the Agreement is hereby amended and restated in its entirety to read as follows:

     "H. By VT if the following officers of MA or MA Bank shall not have entered into employment agreements in form and substance satisfactory to VT, such agreements to modify as of the Effective Time existing agreements between such officers and MA and MA Bank and to survive the
          Merger: Francis L. Lemay, Kenneth R. Cole, James A. Neill, Matthew W. Noska, and Robert W. Phillips; provided, however, that VT's rights of termination under this Section 7.1(H) shall expire automatically if not exercised by written notice to MA on or before 5:00 p.m. (Eastern time) on Monday, October 18, 1993."

     All other provisions of the Agreement remain unchanged.

     IN WITNESS WHEREOF, MA and VT have caused this Second Amendment to be executed as of the day and date first above written.

VERMONT FINANCIAL SERVICES CORP.           WEST MASS BANKSHARES, INC.

   /S/  JOHN D. HASHAGEN, JR.                 /S/  FRANCIS L. LEMAY
By: ..........................             By: .......................
    Title: President                                 Title: Chairman

                        VERMONT FINANCIAL SERVICES CORP.
                                100 MAIN STREET
                           BRATTLEBORO, VERMONT 05301



                                                                February 3, 1994



West Mass Bankshares, Inc.
45 Federal Street
Greenfield, Massachusetts 01301



Attn:  Francis L. Lemay, President



     Re: Agreement and Plan of Reorganization by and between West Mass Bankshares, Inc. and Vermont Financial Services Corp.



Gentlemen:



     Reference is hereby made to an Agreement and Plan of Reorganization by and between Vermont Financial Services Corp. and West Mass Bankshares, Inc. dated August 24, 1993, as amended by amendments dated September 21, 1993 and October 7, 1993 and a related Plan of Merger (together, the "Merger Agreement"). This is to confirm that all references in the Merger Agreement to the counsel to West Mass Bankshares, Inc. shall be deleted and replaced with Luse, Lehman, Gorman, Pomerenk & Schick, the address of which is:



              1300 I Street, N.W.
              Washington, DC 20005
                Attn:  John J. Gorman, Esquire



     Except as expressly modified hereby, the Merger Agreement shall remain in full force and effect.



     If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter.



                                          VERMONT FINANCIAL SERVICES CORP.



                                              /S/  JOHN D. HASHAGEN, JR.
                                          By:
                                             Name:  John D. Hashagen, Jr.
                                             Title:  President



Consented and agreed to as of the
date first above indicated:



WEST MASS BANKSHARES, INC.



     /S/  FRANCIS L. LEMAY
By:
     Name:  Francis L. Lemay
     Title:  President

                                                                      APPENDIX B

                           M.A. SCHAPIRO & CO., INC.

                                  [LETTERHEAD]

                                     DRAFT

                                                                           ,1993

Board of Directors
West Mass Bankshares, Inc.
45 Federal Street
Greenfield, MA 01301

Dear Sirs:

     You have asked us to advise you with respect to the fairness to the stockholders of West Mass Bankshares, Inc. (the "Company"), from a financial point of view, of the consideration to be paid by Vermont Financial Services, Corp. ("VFSC") pursuant to the terms of an Agreement and Plan of Reorganization, dated August 24, 1993, (the "Agreement") and Plan of Merger, dated August 24, 1993 (the "Plan"), each between the Company and VFSC. It is our understanding that pursuant to the Agreement and the Plan, the Company will be merged with and into VFSC with VFSC continuing as the surviving corporation (the "Merger"). Each outstanding share of common stock, par value $0.10 per share, of the Company ("Common Stock") will be converted into the right to receive that number of shares of VFSC's common stock, par value $1.00 per share, equal to the quotient of $17.75 dividend by the market value of VFSC's common stock during the determination period defined in the Plan (the "Exchange Ratio"), provided that the Exchange Ratio will be no less than 0.8875 nor more than 0.9861 as set forth in the Agreement and the Plan. The terms and conditions of the Merger are more fully set forth in the Agreement.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and VFSC. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and VFSC and have met with the management and representatives of VFSC to discuss the business and prospects of VFSC.

     We have also considered certain financial and stock market data of the Company and VFSC and we have compared that data with similar data for other publicly held companies in businesses similar to that of the Company and VFSC, and we have considered the financial terms of certain other business combinations which have recently been effected. We have discussed with the management and representatives of VFSC their estimates of the prospects and plans for continued reduction in non-performing assets of VFSC. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not independently verified any of the foregoing information and have relied on it being complete and accurate in all material respects.

     With respect to the financial forecasts, we have assumed (and have not independently verified) that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of VFSC's management and representatives as to the future financial performance of VFSC. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or VFSC, nor have we been furnished with any such evaluations or appraisals. We were not authorized to solicit, nor did we solicit third party indications of interest with respect to the acquisition of all or part of the Company. Our opinion herein is based upon circumstances existing and disclosed to us as of the date hereof.

     M.A. Schapiro & Co., Inc., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services. In the past, we have provided financial advisory services for the Company.

     It is understood that this letter is for the information of the Board of Directors only and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities nor shall this letter be used for any other purposes, without M.A. Schapiro's prior written consent; provided however that this letter may be quoted in, referred to and filed as an exhibit to the joint Prospectus/Proxy Statement to be used in connection with the approval of the Agreement by the stockholders of the Company and VFSC. The opinion expressed herein is not intended to confer rights or remedies upon the Company, any stockholder of the Company, or any other person.

     Based upon the foregoing and subject to the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Company and its stockholders.

                                            Very truly yours,

                                            M.A. SCHAPIRO & CO., INC.

                                                                      APPENDIX C

                         MCCONNELL BUDD & DOWNES, INC.
                                  [LETTERHEAD]
                                                                          , 1993

                                     DRAFT

The Board of Directors
Vermont Financial Services Corp.
100 Main Street
Brattleboro, Vermont 05301

Dear Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, $1.00 par value, of Vermont Financial Services Corp. ("VFSC") of the Exchange Ratio, (within the maximum and minimum limits defined hereinbelow) by which the consideration to be paid to the holders of the common stock, $0.10 par value, of West Mass Bankshares, Inc. ("WMBS") is to be determined, in accordance with the terms of the Agreement and Plan of Reorganization dated as of August 24, 1993, as amended, and the related Plan of Merger between VFSC and WMBS (together, the "Merger Agreement"), which agreement provides for WMBS to be merged with and into VFSC, with VFSC to be the surviving corporation (the "Merger"). Under the terms of the Merger Agreement, each outstanding share of WMBS common stock, other than shares already held by VFSC, shares held by WMBS as treasury stock and shares of WMBS as to which dissenters' rights have been perfected, will be converted into that number of shares of VFSC common stock as shall equal the quotient (rounded to the nearest thousandth) (the "Exchange Ratio") of $17.75 divided by the per share market value of VFSC common stock during the determination period (the "Market Value of VFSC Common Stock") but in no event shall the Exchange Ratio be less than 0.8875 nor more than 0.9861. For purposes of the Merger Agreement, the Market Value of VFSC Common Stock means the average of the mid-point of the daily interdealer or "inside" closing bid and asked per share prices (in thousandths) of VFSC Common Stock as reported by NASDAQ-NMS for the 30 trading days immediately preceding the fifth trading day prior to (but not including) the Effective Time of the Merger. The terms of the transaction are set forth in detail in the Joint Proxy Statement and Prospectus and we refer the reader to this document to ensure a more complete understanding of the proposed transaction. Terms not otherwise defined in this letter shall have the same meanings given them in the Merger Agreement.

     McConnell, Budd & Downes, Inc., as part of its investment banking business is continually engaged in the valuation of Bank Holding Companies, Banks, Thrift Holding Companies and Thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, market making as a NASD market maker, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. We are familiar with VFSC having acted as financial advisor to VFSC since April 1, 1992 on a contractual basis, including in the negotiations leading up to the transaction with WMBS. In the course of our acting as financial advisor to VFSC in conjunction with this transaction we have received fees for our services and will receive additional fees contingent on certain occurrences. We will receive a fee for rendering this opinion. In the ordinary course of our business, we actively trade the equity securities of VFSC and trade the equity securities of WMBS, for our own account, for the accounts of our customers and for the accounts of individual employees of MB&D. Accordingly we may from time to time hold a long or short position in the equity securities of either or both VFSC and WMBS. McConnell, Budd & Downes, Inc. also covers VFSC and WMBS in certain of its equity research products.

     In arriving at our opinion, we have reviewed publicly available business and financial information relating to WMBS and its subsidiary, United Savings Bank, and publicly available business and financial information relating to VFSC and its subsidiary Vermont National Bank. We have also reviewed the Merger Agreement and the related Stock Option Agreement as well as the Registration Statement on Form S-4 of VFSC which includes the Joint Proxy Statement and Prospectus relating to the special meetings of stockholders of VFSC and WMBS. The special meetings are to be held in connection with the Merger and in the referenced Joint Proxy Statement and Prospectus, a copy of this letter is discussed and appears as an appendix. We have also reviewed certain other information including internal reports and documents of VFSC as well as both of WMBS and United Savings Bank and other internal, management-prepared financial information provided to us by both WMBS and VFSC. We have also met with and had discussions with members of the senior management of each of VFSC and WMBS and their respective banking subsidiaries regarding their respective past and current business operations, financial condition, future prospects and projections for future periods. We have also held discussions with the respective independent auditors of VFSC and of WMBS regarding the financial and accounting affairs of the two companies. In addition we have reviewed with the senior management of VFSC the results of their conversations and discussions with the senior members of management of WMBS concerning the past and present business operations, financial condition and future prospects of both WMBS and United Savings Bank. In addition to the foregoing, we have reviewed the annual reports to stockholders and annual reports on form 10-K of each of WMBS and VFSC for the years ended December 31, 1990, 1991 and 1992. In addition we have reviewed certain interim reports to stockholders for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993 as well as the quarterly reports on form 10-Q of each company for the same periods. We have studied the historical stock prices and trading volumes of the common stocks of both VFSC and WMBS. We have reviewed and studied the publicly available financial data and stock market performance of a number of publicly traded bank holding companies and thrifts which we believe are respectively comparable to VFSC and WMBS. In addition we have reviewed the terms and conditions of recent acquisitions of publicly traded thrifts which we deem to be comparable to the acquisition of WMBS by VFSC. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this transaction.


     In the course of our review and analysis we considered, among other things, such topics as relative capitalization, capital adequacy, relative asset quality, loan loss reserve adequacy, the composition of the loan portfolio, the respective asset and liability compositions of the parties to the transaction and the relations of each parent entity to its respective primary regulator and of each subsidiary bank to its primary regulator. In the process of our review and analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of both VFSC and WMBS. In reaching our opinion, we have not performed or obtained from any other source, any independent appraisals of the assets of VFSC or of WMBS. We have also relied on the management of each of VFSC and WMBS and their respective subsidiary banks as to the reasonableness of the financial and operating forecasts and of the assumptions on which they are based, which were provided to us.

     In the course of rendering this opinion, which is being rendered prior to receipt of all required regulatory approvals necessary for the consummation of the transaction, we are assuming that no conditions will be imposed by any regulatory agency in connection with its approval of the transaction that will have a material adverse effect on the results of operations or the financial condition or the prospects of VFSC. Finally we have assumed, with your consent, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio, (including the maximum and minimum ratios permitted) provided for in the Merger Agreement is fair to the holders of VFSC common stock, $1.00 par value, from a financial point of view.

                                          Sincerely yours,

                                          McConnell, Budd & Downes, Inc.

                                          By:
                                              David A. Budd
                                              Managing Director

                                                                      APPENDIX D

           MASSACHUSETTS CORPORATION LAW CHAPTER 156B, SECTIONS 85-98

Section 85  Dissenting stockholder; right to demand payment for stock; exception

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

Section 86  Sections applicable for appraisal; prerequisites

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

Section 87 Statement of rights of objecting stockholders in notice of meeting; form

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

          "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

Section 88  Notice of effectiveness of action objected to

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

Section 89  Demand for payment; time for payment

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

Section 90  Demand for determination of value: bill in equity; venue

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

Section 91  Parties to suit to determine value; service

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

Section 92  Decree determining value and ordering payment; valuation date

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

Section 93  Reference to special master

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

Section 94  Notation on stock certificates of pendency of bill

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

Section 95  Costs; interest

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

Section 96  Dividends and voting rights after demand for payment

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

          (1) A bill shall not be filed within the time provided in section ninety;

          (2) A bill, if filed, shall be dismissed as to such stockholder; or

          (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

Section 97  Status of shares paid for

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

Section 98  Exclusive remedy; exception

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      APPENDIX E

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of August 24, 1993, between West Mass Bankshares, Inc., a Massachusetts corporation ("MA"), and Vermont Financial Services, Corp., a Delaware corporation ("VT").

     WHEREAS, VT and MA have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement"), which agreement is being executed by the parties hereto simultaneously with this Agreement; and

     WHEREAS, as a condition to VT's entry into the Merger Agreement and in consideration for such entry, MA has agreed to grant VT the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. GRANT OF OPTION. On the terms and conditions contained in this Agreement, MA hereby grants to VT an unconditional, irrevocable option (the "Option") to purchase up to 306,960 shares (the "Option Shares") of the common stock, par value $0.10 per share (the "Common Shares"), of MA, representing 19.9 percent (19.9%) of the aggregate of the issued and outstanding Common Shares including the Option Shares as of the date hereof, at a price of $17.75 per share (the "Option Price").

     2. EXERCISE OF OPTION. The Option may not be exercised or transferred except upon and after the occurrence of any of the events set forth in this paragraph 2. VT may exercise or transfer the Option, in whole or in part, at any time or from time to time after (a) any person or group (as such terms are defined in the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than VT or a wholly-owned subsidiary of VT, acquires after the date hereof beneficial ownership of or the right to acquire such beneficial ownership or to vote at least 15 percent (15%) of the then outstanding Common Shares, other than any person acquiring such beneficial ownership by will or operation of law; or (b) there shall be publicly announced any proposal by such a person or group relating to (i) any merger, consolidation or acquisition of all or substantially all of the assets of MA or other business combination involving MA prior to the meeting of MA's stockholders contemplated by Section 4.5 of the Merger Agreement and MA's stockholders fail to adopt the Merger Agreement at such meeting, or
(ii) a change in the composition of 20 percent (20%) or more of the Common Shares then outstanding. MA shall notify VT promptly in writing of the occurrence of any of the events set forth in the preceding sentence, it being understood that the giving of such notice by MA shall not be a condition to the right of VT to transfer or exercise the Option. MA will not take any action which would have the effect of preventing or disabling MA from delivering the Option Shares to VT upon exercise of the Option or otherwise performing its obligations under this Agreement. In the event VT wishes to exercise the Option, VT shall send a written notice to MA specifying the total number of Option Shares it wishes to purchase and a place and date between one and ten business days inclusive from the date such notice is given for the closing of such purchase (a "Closing"), provided, however, that a Closing shall not occur prior to the receipt of all necessary regulatory approvals therefor.

     3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder VT will make payment to MA of the aggregate price for the Option Shares so purchased by delivery of immediately available funds and MA will deliver to VT a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of VT or its designee in such denominations as were specified by VT in its notice of exercise. In connection with any partial exercise of the Option, VT (or any direct or indirect assignee or transferee of VT) shall be entitled to surrender this Stock Option Agreement to MA in exchange for two or more Stock Option Agreements entitling the holders thereof to purchase in the aggregate the same number of Common Shares as may be purchasable hereunder.

     4. REPRESENTATIONS AND WARRANTIES OF MA. MA hereby represents and warrants to VT as follows:

             A. Authority Relative to this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MA and no other corporate proceedings on the part of MA are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by MA.

             B. Option Shares. MA has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, 306,960 Common Shares, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid, nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     5. REGISTRATION RIGHTS.

          A. On or after the occurrence of an event permitting exercise of the Option pursuant to paragraph 2 hereof, MA shall, at the request of VT (whether on its own behalf or on the behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act of 1933 (the "Securities Act") governing this Option and any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any Option Shares issued upon total or partial exercise of this Option in accordance with any plan of disposition adopted by VT, except that MA shall not be required to maintain the effectiveness of such registration statement for more than 90 days. VT shall have the right to demand two such registrations. In connection with each such registration, MA shall use its best efforts to cause to be delivered to VT (and any other holder whose Option or Options Shares are the subject of such registration) such certificates, opinions, accountants' letters and other documents as VT (or such subsequent holder) shall reasonably request. All expenses incurred by MA in complying with the provisions of this paragraph 5, including without limitation, all registration and filing fees, printing fees and disbursements of counsel for MA and blue sky fees and expenses shall be paid by MA, except that all underwriting discounts and selling commissions applicable to the sales and all fees and disbursements for counsel for VT shall be paid by VT and/or the holder whose Option or Option Shares are the subject of such registration.

          B. On or after the occurrence of any event permitting exercise of the Option pursuant to paragraph 2 hereof, each time MA shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option or similar plan or a registration statement on Form S-4) by it or any of its security holders, MA will give written notice of its determination to VT. Upon the written request of VT given within 10 days after receipt of any such notice from MA, MA will cause all securities which VT shall request to be included in such registration statement contemplated by this subparagraph B to be included in such registration statement; provided, however, that nothing herein shall prevent MA from, at any time, abandoning or delaying any such registration; provided further, however, that if MA determines not to proceed with a registration after the registration statement has been filed with the Securities and Exchange Commission, MA shall promptly complete the registration for the benefit of VT if VT agrees to bear all incremental expenses incurred by MA as the result of such registration after MA has decided not to proceed. If any registration pursuant to this subparagraph B shall be underwritten in whole or in part, VT may require that any securities requested for inclusion pursuant to this subparagraph B be included in the underwriting on the same terms and conditions as the securities otherwise being sold through underwriters.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

             A. In the event that any additional Common Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by subparagraph 6(B) of this Agreement), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of Common Shares subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of Common Shares then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option.

             B. In the event of any change in the Common Shares by reason of stock dividend, split-up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of Option Shares, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so VT shall receive upon exercise of the Option the number and class of shares or other securities or property that VT would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. Whenever the number of Option Shares (or other securities) purchasable upon exercise hereof is adjusted as provided in this subparagraph 6(B), the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares prior to the Adjustment and the denominator of which is equal to the number of Option Shares (or other securities) purchasable after the adjustment.

     7. FILINGS AND CONSENTS. VT and MA each will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     8. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that it would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement were not performed by the other party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which each of the parties hereto may be entitled, at law or in equity.

     9. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (together with the documents designated in Section 8.5 thereof) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     10. ASSIGNMENT. At any time or from time to time upon or after the occurrence of any event set forth in the second sentence of paragraph 2 hereof, VT may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons, subject only to compliance with applicable law. In order to effectuate the foregoing, VT (or any direct or indirect assignee or transferee of VT) shall be entitled to surrender this Stock Option Agreement to MA in exchange for two or more Stock Option Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder.

     11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     12. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows):

     If to VT:

          Vermont Financial Services Corp.
          100 Main Street
          Brattleboro, Vermont 05301

          Attention: John D. Hashagen, Jr., President

     With a copy to:

          Sullivan & Worcester
          One Post Office Square
          Boston, Massachusetts 02109

          Attention: Christopher Cabot, Esquire

     If to MA:

          West Mass Bankshares, Inc.
          45 Federal Street
          Greenfield, Massachusetts 01301

     Attention: Francis Lemay, President

     With a copy to:

          Muldoon, Murphy & Faucette
          5101 Wisconsin Avenue, N.W.
          Washington, DC 20016

          Attention: John J. Gorman, Esquire

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     14. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     15. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (other than an assignee or transferee of VT pursuant to paragraph 10 hereof) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     17. EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     18. TERMINATION. The Option granted hereby, to the extent not previously exercised, shall terminate upon the earliest of (i) one year after the occurrence of any event set forth in paragraph 2 hereof, (ii) immediately after the Effective Time (as defined in the Merger Agreement), (iii) the termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of any event set forth in paragraph 2 hereof (other than as provided in subparagraph iv below), or (iv) 180 days after the termination of the Merger Agreement in accordance with the terms of Section 7.1(D) thereof.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          VERMONT FINANCIAL SERVICES CORP.

                                             By:  /S/  JOHN D. HASHAGEN, JR.
                                                            President

                                          WEST MASS BANKSHARES, INC.

                                             By:  /S/  FRANCIS L. LEMAY
                                                            President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of any action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Delaware General Corporation Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The Certificate of Incorporation and By-Laws of Registrant provide, in general, that, under the circumstances permitted by the General Corporation Law of the State of Delaware, and to the fullest extent thereof, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The Registrant carries Directors and Officers Liability Insurance in connection with the foregoing.

ITEM 21. EXHIBITS & FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits


    NUMBER                                     DESCRIPTION
    ------   --------------------------------------------------------------------------------
        2.1  Agreement and Plan of Reorganization dated as of August 24, 1993 (included as
             Appendix A to the Joint Proxy Statement and Prospectus).
        2.2  Stock Option Agreement dated as of August 24, 1993 (included as Appendix E to the Joint Proxy Statement and Prospectus).
        3.1  Certificate of Incorporation of VFSC (incorporated by reference to Exhibit 3.1 of VFSC's Report on Form 8-K dated April 23, 1990).


        3.2  Bylaws of VFSC (incorporated by reference to Exhibit 3.2 of VFSC's Report on
             Form 8-K dated April 23, 1990).
        4    Form of certificate for VFSC Common Stock.***
        5    Opinion of Sullivan & Worcester as to legality.*
        8.1  Form of Opinion of Sullivan & Worcester as to tax matters.
        8.2  Form of Opinion of Luse, Lehman, Gorman, Pomerenk & Schick as to tax matters.

    NUMBER                                     DESCRIPTION
    ------   --------------------------------------------------------------------------------
       10.1  Management Continuity Agreements dated February 9, 1990 between VFSC's predecessor and each of the following five executive officers:
             (a) John D. Hashagen, Jr.
             (b) Robert C. Wilcox
             (c) Richard O. Madden
             (d) W. Bruce Fenn
             (e) Robert G. Soucy
             (Incorporated by reference to Exhibit 3.2 of VFSC's Form 10-K for the fiscal year ended December 31, 1990).
       10.2  Executive Deferred Compensation Agreement dated July 19, 1988 by and between
             VFSC, as and for VNB, and W. Bruce Fenn.**
       10.3  Executive Deferred Compensation Agreement dated August 9, 1988 by and between
             VFSC, as and for VNB, and Robert G. Soucy.**
       10.4  Executive Deferred Compensation Agreement dated May 13, 1988 by and between VNB and William H. George.**
       10.5  Executive Deferred Compensation Agreement dated April 11, 1989 by and between
             VFSC, as and for VNB, and Richard O. Madden.**
       10.6  Executive Deferred Compensation Agreement dated August 1, 1988 by and between
             VFSC, as and for VNB, and John D. Hashagen, Jr.**
       10.7  Employment Agreement dated October 1, 1993 by and among USB, VFSC and Francis L.
             Lemay.
       10.8  Employment Agreement dated October 19, 1993 by and among USB, VFSC and Kenneth
             R. Cole.
       10.9  Employment Agreement dated October 19, 1993 by and among USB, VFSC and James
             Neill.
       10.10 Employment Agreement dated October 19, 1993 by and among USB, VFSC and Robert W.
             Phillips.
       10.11 Employment Agreement dated October 19, 1993 by and among USB, VFSC and Matthew
             W. Noska.
       22.1  Form of Proxy for West Mass Special Meeting.**
       22.2  Form of Proxy for VFSC Special Meeting.**
       22.3  Form of Opinion of M.A. Schapiro & Co., Inc. (included as Appendix B to the
             Joint Proxy Statement and Prospectus).
       22.4  Form of Opinion of McConnell, Budd & Downes, Inc. (included as Appendix C to the
             Joint Proxy Statement and Prospectus).
       23.1  Consent of Coopers & Lybrand with respect to VFSC.
       23.2  Consent of KPMG Peat Marwick with respect to West Mass.
       23.3  Consent of Sullivan & Worcester (included in Exhibit 5).*
       23.4  Consent of Luse, Lehman, Gorman, Pomerenk & Schick (included in Exhibit 8.2).
       23.5  Consent of M.A. Schapiro & Co., Inc.**
       23.6  Consent of McConnell, Budd & Downes, Inc.
       23.7  Consent of Francis L. Lemay.
       23.8  Consent of Allyn Coombs.*
       24    Power of Attorney of certain officers and directors of VFSC.**



     (b) Financial Statement Schedules -- Not applicable.


     (c) Not applicable.
- ---------------


       * To be filed by amendment.


      ** Previously filed.


     *** Not required to be filed under EDGAR.

ITEM 22. UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415(sec.230.415) of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



          (9) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security-holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brattleboro, State of Vermont, on February 10, 1994.


                                          VERMONT FINANCIAL SERVICES CORP.

                                          By: /S/ JOHN D. HASHAGEN, JR.
                                               John D. Hashagen, Jr., President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              SIGNATURE                                TITLE                        DATE
- -------------------------------------  ------------------------------------- ------------------
      /s/ JOHN D. HASHAGEN, JR.        President and Director (Principal     February 10, 1994
- -------------------------------------  Executive Officer)
        John D. Hashagen, Jr.

        /s/ RICHARD O. MADDEN          Treasurer (Chief Financial and        February 10, 1994
- -------------------------------------  Accounting Officer)
          Richard O. Madden



        ANTHONY F. ABATIELL*           Director                              February 10, 1994
- -------------------------------------
         Anthony F. Abatiell

           ZANE V. AKINS*              Director                              February 10, 1994
- -------------------------------------
            Zane V. Akins

         CHARLES A. CAIRNS*            Director                              February 10, 1994
- -------------------------------------
          Charles A. Cairns

                                       Director                              February 10, 1994
- -------------------------------------
           Robert C. Cody

        BEVERLY G. DAVIDSON*           Director                              February 10, 1994
- -------------------------------------
         Beverly G. Davidson

          JAMES E. GRIFFIN*            Director                              February 10, 1994
- -------------------------------------
          James E. Griffin

          DANIEL C. LYONS*             Director                              February 10, 1994
- -------------------------------------
           Daniel C. Lyons

          KIMBALL E. MANN*             Director                              February 10, 1994
- -------------------------------------
           Kimball E. Mann

              SIGNATURE                                TITLE                        DATE
- -------------------------------------  ------------------------------------- ------------------
          STEPHEN A. MORSE*            Director                              February 10, 1994
- -------------------------------------
          Stephen A. Morse

         DONALD E. O'BRIEN*            Director                              February 10, 1994
- -------------------------------------
          Donald E. O'Brien

           ROGER M. PIKE*              Director                              February 10, 1994
- -------------------------------------
            Roger M. Pike

          MARK W. RICHARDS*            Director                              February 10, 1994
- -------------------------------------
          Mark W. Richards



         /S/ JOHN D. HASHAGEN, JR.


*By:


          John D. Hashagen, Jr.,


             Attorney-in-Fact

                                                                                       PAGE
    NUMBER                                 DESCRIPTION                                NUMBER
    ------   -----------------------------------------------------------------------  ------
      2.1    Agreement and Plan of Reorganization dated as of August 24, 1993
             (included as Appendix A to the Joint Proxy Statement and Prospectus).
      2.2    Stock Option Agreement dated as of August 24, 1993 (included as Exhibit
             E to the Joint Proxy Statement and Prospectus).
      3.1    Certificate of Incorporation of VFSC (incorporated by reference to
             Exhibit 3.1 of VFSC's Report on Form 8-K dated April 23, 1990).



      3.2    Bylaws of VFSC (incorporated by reference to Exhibit 3.2 of VFSC's
             Report on Form 8-K dated April 23, 1990).
      4      Form of Certificate for VFSC Common Stock.***
      5      Opinion of Sullivan & Worcester as to legality.*
      8.1    Form of Opinion of Sullivan & Worcester as to tax matters.
      8.2    Form of Opinion of Luse, Lehman, Gorman, Pomerenk & Schick.
     10.1    Management Continuity Agreements dated February 9, 1990 between VFSC's predecessor and each of the following five executive officers:
             (a) John D. Hashagen, Jr.
             (b) Robert C. Wilcox
             (c) Richard O. Madden
             (d) W. Bruce Fenn
             (e) Robert G. Soucy
             (Incorporated by reference to Exhibit 3.2 of VFSC's Form 10-K for the fiscal year ended December 31, 1990).
     10.2    Executive Deferred Compensation Agreement dated July 19, 1988 by and between VFSC, as and for VNB, and W. Bruce Fenn.**
     10.3    Executive Deferred Compensation Agreement dated August 9, 1988 by and between VFSC, as and for VNB, and Robert G. Soucy.**
     10.4    Executive Deferred Compensation Agreement dated May 13, 1988 by and between VNB and William H. George.**
     10.5    Executive Deferred Compensation Agreement dated April 11, 1989 by and between VFSC, as and for VNB, and Richard O. Madden.**
     10.6    Executive Deferred Compensation Agreement dated August 1, 1988 by and between VFSC, as and for VNB, and John D. Hashagen, Jr.**
     10.7    Employment Agreement dated October 1, 1993 by and among USB, VFSC and
             Francis L. Lemay.
     10.8    Employment Agreement dated October 19, 1993 by and among USB, VFSC and
             Kenneth R. Cole.
     10.9    Employment Agreement dated October 19, 1993 by and among USB, VFSC and
             James Neill.
     10.10   Employment Agreement dated October 19, 1993 by and among USB, VFSC and
             Robert W. Phillips.
     10.11   Employment Agreement dated October 19, 1993 by and among USB, VFSC and
             Matthew W. Noska.
     22.1    Form of Proxy for West Mass Special Meeting.**
     22.2    Form of Proxy for VFSC Special Meeting.**
     22.3    Form of Opinion of M.A. Schapiro & Co., Inc. (included as Appendix B to the Joint Proxy Statement and Prospectus).

                                                                                       PAGE
    NUMBER                                 DESCRIPTION                                NUMBER
    ------   -----------------------------------------------------------------------  ------
     22.4    Form of Opinion of McConnell, Budd & Downes, Inc. (included as Appendix
             C to the Joint Proxy Statement and Prospectus).
     23.1    Consent of Coopers & Lybrand with respect to VFSC.
     23.2    Consent of KPMG Peat Marwick with respect to West Mass.
     23.3    Consent of Sullivan & Worcester (included in Exhibit 5).*
     23.4    Consent of Luse, Lehman, Gorman, Pomerenk & Schick. (included in Exhibit 8.2)
     23.5    Consent of M.A. Schapiro & Co., Inc.**
     23.6    Consent of McConnell, Budd & Downes, Inc.
     23.7    Consent of Francis L. Lemay.
     23.8    Consent of Allyn Coombs.*
     24      Power of Attorney of certain officers and directors of VFSC.**


- ---------------

  * To be filed by amendment.


 ** Previously filed.



*** Not required to be filed under EDGAR.